Exhibit 10.31
Execution Copy

MASTER AGREEMENT AND PLAN OF MERGER

Dated as of November 15, 2005

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EXHIBITS

Exhibit A	Form of Share Purchase Agreements for Columbian Tiszai Carbon Limited
Exhibit B	Form of Share Purchase Agreement for Columbian Carbon Europa SRL
Exhibit C	Form of Share Purchase Agreement for Columbian Chemicals Canada Ltd
Exhibit D	Form of Share Purchase Agreement for Columbian Chemicals Brasil, Ltda
Exhibit E	Form of Share Purchase Agreement for Columbian Chemicals Europa GmbH and Columbian Carbon Deutschland GmbH
Exhibit F	Form of Share Purchase Agreement for Columbian (U.K.) Limited
Exhibit G	Form of Transition Services Agreement
SCHEDULES

Schedule 1.3	Foreign Subsidiaries
Schedule 4.1	Form of Closing Balance Sheet

Schedule 5.2(a)	Certain Conflicts
Schedule 5.2(b)	Certain Consents and Approvals (Shareholder or Joint Filings)
Schedule 5.3	Investments
Schedule 5.5	Subsidiaries
Schedule 5.6	Financial Statements
Schedule 5.8	Real Property; Certain Liens
Schedule 5.9	Contracts
Schedule 5.10.1	Employment Agreements, Collective Bargaining Agreements and Plans
Schedule 5.10.2(a)	ERISA Matters (Multiemployer Plans)
Schedule 5.10.2(b)	ERISA Matters (Unfunded Liabilities)
Schedule 5.10.2(c)	ERISA Matters (Non-Deductible Plans)
Schedule 5.10.2(d)	ERISA Matters (Contributions, Reserves and Plan Operations)
Schedule 5.10.2(e)	ERISA Matters (Termination of Post-Retirement Welfare Benefits)
Schedule 5.10.3	Tax Qualification of Plans
Schedule 5.10.4	Labor Matters
Schedule 5.11(a)	Company Intellectual Property
Schedule 5.11(b)	Exceptions to Company Intellectual Property
Schedule 5.11(c)	Intellectual Property Infringement
Schedule 5.12	Governmental Authorizations
Schedule 5.13	Litigation
Schedule 5.14	Taxes
Schedule 5.15	Absence of Changes
Schedule 5.16	Insurance
Schedule 5.17	Environmental Matters
Schedule 5.18	Certain Security Arrangements
Schedule 5.19(a)	Customer List
Schedule 5.19(b)	Certain Customer Actions
Schedule 5.20	Affiliate Transactions
Schedule 6.2(b)	Certain Consents and Approvals (Parent Filings)
Schedule 6.3	Commitment Letters
Schedule 7.2.1(a)(i)	Bahia Project Expenditures
Schedule 7.2.1(a)(ii)	North Bend Project Expenditures
Schedule 7.2.1(x)	Intercompany Liabilities
Schedule 7.2.1(y)	Intercompany Receivables
Schedule 7.7	Contact with Customers and Suppliers
Schedule 7.8	Credit Support Arrangements
Schedule 7.10	Appraisals
Schedule 8.1.1-A	Unfunded PBO of Pension Plans Retained by Parent
Schedule 8.1.1-B	Unfunded APBO of Post-Retirement Welfare Plans
Schedule 9.2.3(i)	Share Purchase Governmental Consents
Schedule 9.2.3(ii)	Share Purchase Third Party Consents
Schedule 10.2.3(i)	Merger Governmental Consents
Schedule 10.2.3(ii)	Merger Third Party Consents
Schedule 12	Shareholder Retained Litigation
Schedule 12.1	Capital Expenditures
Schedule 13.12	Knowledge Group

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     MASTER AGREEMENT AND PLAN OF MERGER, dated as of the 15th day of November, 2005, by and among Columbian Chemicals Acquisition LLC, a Delaware limited liability company (the “Parent”), Columbian Chemicals Merger Sub, Inc., a Delaware corporation wholly-owned by Parent (the “Merger Sub”), Columbian Chemicals Company, a Delaware corporation (the “Company”), and Phelps Dodge Corporation, a New York corporation (the “Shareholder”). Undefined capitalized terms in this Agreement are defined in Section 12.
     WHEREAS, the Company and the Subsidiaries of the Company listed on Schedule 5.5 hereto conduct an international carbon black business;
     WHEREAS, the Shareholder owns all of the issued and outstanding capital stock of the Company, which consists of 1,000 shares of common stock, par value $1.00 per share (the “Shares”);
     WHEREAS, among other things, the Shareholder and the Company wish to sell, or cause the sale of, and the Parent wishes to cause certain of its Subsidiaries to purchase, the outstanding shares or quotas, as the case may be (collectively the “Foreign Subsidiary Shares”, and such transactions are the “Share Purchases”), of the foreign subsidiaries identified on Schedule 1.3 hereto (the “Foreign Subsidiaries”), each Share Purchase to be consummated on the terms and conditions set forth in this Agreement and the applicable form of Share Purchase Agreement, which forms are attached hereto as Exhibits A-F (the “Share Purchase Agreements”); and
     WHEREAS, the respective Boards of Directors of the Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective companies and equity holders to consummate, and have approved, the business combination transaction provided for herein in which, following the consummation of the Share Purchases contemplated by the preceding WHEREAS clause, the Merger Sub would merge with and into the Company and the Company would be the surviving corporation (the “Merger”); and the Shareholder, as the sole shareholder of the Company, has approved the Merger.
     NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. The Share Purchases.
     1.1 Sale and Purchase of the Foreign Subsidiary Shares. Subject to the terms and conditions of this Agreement and the Share Purchase Agreements, the Shareholder and Company will sell or cause the sale of, and the Parent will purchase or cause the purchase of, the applicable Foreign Subsidiary Shares to the applicable Subsidiary of Parent as set forth on Schedule 1.3.
     1.2 Share Purchase Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 13.4, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Section 9, the closing of the Share Purchases (the “Share Purchase Closing”) will take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022 at 10:00 a.m., New York time, on December 15, 2005, or, if the conditions set forth in Section 9 have not been satisfied or waived on such date, three Business Days after the satisfaction or waiver of such conditions (the “Share Purchase Closing Date”), provided that the Share Purchase Closings with respect to (i) the sale of Columbian Chemicals Brasil Ltda. shall take place at the offices of Pinheiro Neto Advogados, Rua Boa Vista, 254, 9° Andar, São Paolo, Brazil 01014-907 at the equivalent São Paolo, Brazil time, (ii) the sale of Columbian Carbon Europa S.R.L. shall take place at the offices of Norton Rose, Via di Parione 12, 00186 Rome, Italy, at the equivalent Rome, Italy time, (iii) the sale of Columbian Chemicals Europa GmbH and certain shares of Columbian Carbon Deutschland GmbH shall take place at the offices of Debevoise & Plimpton LLP, Taubenstrasse 7-9, 60313 Frankfurt am Main, Germany, at the equivalent Frankfurt, Germany time, and (iv) the sale of Columbian Tiszai Carbon, LLC shall take place at the offices of Szecskay Ugyvedi Iroda, Kossuth ter 16-17., H-1055, Budapest Hungary, at the equivalent Budapest, Hungary time. At the Share Purchase Closing, except as otherwise provided in the applicable Share Purchase Agreement:
     (a) the Company will deliver, or cause to be delivered, to the relevant acquisition entity of the Parent certificates representing the Foreign Subsidiary Shares, endorsed in blank or accompanied by stock powers in favor of the applicable Subsidiary of Parent, accompanied by all requisite stock transfer stamps;
     (b) the Parent will deliver, or cause to be delivered, the Foreign Subsidiary Purchase Prices for the Foreign Subsidiary Shares to the applicable Subsidiary of the Company by wire transfer of immediately available funds to a previously designated account of the Company or the relevant Subsidiary of the Company; and
     (c) each of the parties hereto will deliver all other instruments, agreements, certificates and documents required to be delivered by such party on or prior to the Share Purchase Closing Date pursuant to this Agreement and the relevant Share Purchase Agreement.
     1.3 Purchase Prices for Foreign Subsidiary Shares. The aggregate purchase price for the Foreign Subsidiary Shares shall be an amount equal to $358,340,000 in cash, which reflects the sum of the purchase prices for the Foreign Subsidiaries as set forth in Schedule 1.3 (the “Foreign Subsidiary Purchase Prices”), subject to adjustment pursuant to Section 4.
     2. The Merger.
     2.1 The Merger. Following the consummation of the Share Purchases, upon the terms and subject to the conditions of this Agreement, the Merger Sub shall be merged with and into the Company and the separate existence of the Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, the outstanding shares of capital stock of the Merger Sub and the Company shall be converted or cancelled in the manner provided in Section 3.
     2.2 Merger Closing. Following the consummation of the Share Purchases, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Section 10, the closing of the Merger (the “Merger Closing”) will take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022 at 2:00 p.m., New York time, on the Share Purchase Closing Date or, if the parties shall have so agreed in writing, the first Business Day following the Share Purchase Closing Date (the “Merger Closing Date”). At the Merger Closing:
     (a) the Parent will deliver, or cause to be delivered, the Merger Consideration to the Shareholder by wire transfer of immediately available funds to a previously designated account of the Shareholder; and
     (b) each of the parties hereto will deliver all other instruments, agreements, certificates and documents required to be delivered by such party on or prior to the Merger Closing Date pursuant to this Agreement.
     2.3 Merger Consideration. The “Merger Consideration” for the Company and the Remaining Subsidiaries shall be an amount equal to $184,610,000 in cash, subject to adjustment pursuant to Section 4.
     2.4 Effective Time. At the Merger Closing, the Company and the Merger Sub shall file a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”), together with any required related certificates, with the Secretary of State of the State of Delaware (the “Secretary of State”), in such form as required by, and executed in accordance with, Section 251(c) of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State on the Merger Closing Date, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger. As used herein, the “Effective Time” shall mean the time on the Merger Closing Date at which the Merger shall become effective.
     2.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (i) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (ii) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation or such Bylaws.
     2.6 Directors and Officers of the Surviving Corporation. The directors of the Merger Sub and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.
     2.7 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     3. Conversion of Shares in the Merger.
     3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:
     (a) Capital Stock of the Merger Sub. Each issued and outstanding share of the common stock, par value $0.01 per share, of the Merger Sub (the “Merger Sub Stock”) will be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation (the “Surviving Corporation Stock”). Each certificate representing outstanding shares of the Merger Sub Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Stock.
     (b) Cancellation of Certain Shares of Company Common Stock. All shares of common stock of the Company, par value $1.00 per share, that are owned by the Company as treasury stock shall be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered in exchange therefor.
     (c) Conversion of the Shares. Each of the Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented the Shares shall thereafter cease to have any rights with respect thereto, except for the right to receive the Merger Consideration with respect to the Shares formerly represented thereby.
     3.2 Waiver of Appraisal Rights. The Shareholder hereby acknowledges that it has voted the Shares in favor of the Merger and has irrevocably waived, and will not seek to assert, any right to an appraisal of the Shares under the DGCL.
     4. Adjustments to Foreign Subsidiary Purchase Prices and Merger Consideration.
     4.1 Procedure for Determining Adjustments to each Foreign Subsidiary Purchase Price and the Merger Consideration. For the purpose of determining adjustments, if any, to each Foreign Subsidiary Purchase Price and the Merger Consideration, within 90 days following, in the case of Foreign Subsidiary Purchase Price adjustments, the Share Purchase Closing, and in the case of Merger Consideration adjustments, the Merger Closing, the Parent will deliver to the Shareholder: (i) a balance sheet of each Foreign Subsidiary and a consolidated balance sheet of the Company and the Remaining Subsidiaries as of the close of business on the Share Purchase Closing Date or Merger Closing Date, as applicable (each, a “Closing Balance Sheet”), each of which shall present fairly, in all material respects, the consolidated financial condition of the Persons subject thereof and be prepared (x) in accordance with GAAP, as applied in the preparation of the 2004 Balance Sheet (including the adjustments for GAAP presentation set forth in Schedule 4.1), and (y) using the line items set forth in the form of Closing Balance Sheet set forth in Schedule 4.1, and (ii) in the case of each Foreign Subsidiary Purchase Price adjustment, a statement showing the calculation of final Working Capital for the applicable Foreign Subsidiary (each a “Foreign Subsidiary Final Working Capital”), and in the case of the

Merger Consideration adjustment, a statement showing the calculation of final Working Capital for the Company and the Remaining Subsidiaries (the “Company Final Working Capital”) (each a “Closing Statement”) and (iii) customary Company management representation letters addressed to the Shareholder.
     (a) During the 30-day period following the Shareholder’s receipt of each Closing Balance Sheet and each Closing Statement, the Shareholder shall be given full access to the working papers of the Parent and the Company Group and their respective independent auditors as well as to the personnel, properties, books, records, schedules, analyses and working papers of the Company Group involved in or relating to the preparation of each Closing Balance Sheet and each Closing Statement. Each Closing Balance Sheet and each Closing Statement shall become final and binding upon the parties on the 31st day following the Shareholder’s receipt thereof unless the Shareholder gives written notice of its disagreement with any such Closing Balance Sheet and any such Closing Statement (the “Notice of Disagreement”) to the Parent prior to such date. The Notice of Disagreement shall specify in reasonable detail the nature of any such disagreement. If a Notice of Disagreement is received by the Parent in a timely manner, then each disputed Closing Balance Sheet and Closing Statement (each as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties upon the earlier of (x) the date on which the Shareholder and the Parent resolve in writing any applicable differences they have with respect to the matters specified in the Notice of Disagreement and (y) the date on which any applicable disputed matters are finally resolved in writing by the Accounting Firm.
     (b) During the 30-day period following the delivery of a Notice of Disagreement in compliance with clause (a) above, the Shareholder and the Parent shall seek in good faith to resolve any differences they may have with respect to the matters specified in the Notice of Disagreement. During such period, each of the Parent and its independent auditors and the Shareholder and its independent auditors shall have full access to the other’s working papers and to the personnel, properties, books, records, schedules, analyses and working papers of the Shareholder relating to the preparation of the Notice of Disagreement. If, at the end of such 30-day period, the Shareholder and the Parent shall not have resolved such differences, the Shareholder and the Parent shall submit to the national office of Deloitte & Touche LLP or, if such firm is unwilling or unable to serve, the national office of any other “big four” accounting firm selected by the Parent that has no material relationship with the Parent, the Shareholder or their respective Affiliates (the “Accounting Firm”) for review and resolution of any and all matters that remain in dispute and that were properly included in the Notice of Disagreement. The Shareholder and the Parent shall use their respective commercially reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Accounting Firm. The Shareholder and the Parent agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any review and resolution (including the fees and expenses of the Accounting Firm and reasonable fees and expenses of legal counsel of the parties) pursuant to this Section 4.1(b) shall be borne by the Shareholder and the Parent in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which inverse proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.
     4.2 Foreign Subsidiary Purchase Price and Merger Consideration Adjustment. As soon as practicable after each Foreign Subsidiary Final Working Capital and the Company Final Working Capital have been determined pursuant to Section 4.1 (but in any event within three Business Days after each such determination), the Parent, if any applicable Foreign Subsidiary Final Working Capital or the Company Final Working Capital, as the case may be, exceeds the applicable Foreign Subsidiary Target Working Capital or the Company Target Working Capital, respectively, or the Shareholder, if any applicable Foreign Subsidiary Final Working Capital or the Company Final Working Capital, as the case may be, is less than the applicable Foreign Subsidiary Target Working Capital or the Company Target Working Capital, respectively, shall deliver to such other party, by wire transfer of immediately available funds to the account specified by the recipient, an amount equal to the sum of (i) the amount of each such excess plus (ii) interest on the net amount of such excess from the applicable Closing Date through but excluding the date on which such net amount is paid at a rate per annum equal to the average over such period of the Federal funds discount rate as published in The Wall Street Journal. Notwithstanding the foregoing, with the consent of the parties, not to be unreasonably withheld, all such adjustments shall be aggregated such that one party shall make a single aggregated payment to the other party.
     5. Representations and Warranties of the Shareholder and the Company. Except as set forth in the Schedules hereto, the Shareholder and the Company, jointly and severally, represent and warrant to the Parent and Merger Sub as follows:
     5.1 Corporate Status and Authority. The Shareholder is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has the corporate power and authority to own the Shares and to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of the Shareholder, which approval constitutes all necessary corporate action on the part of the Shareholder for such authorization. This Agreement has been duly executed and delivered by the Shareholder and constitutes the valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).
     5.2 No Conflicts, Consents and Approvals.
     (a) Except as set forth in Schedule 5.2(a), neither the execution, delivery or performance of this Agreement by the Shareholder or the Company nor the consummation of the transactions contemplated hereby will result in (i) any conflict with the certificate of incorporation or by-laws of the Shareholder or any member of the Company Group, (ii) subject to obtaining the consents, approvals and authorizations and making the filings referred to in Section 5.2(b), any breach or violation of or default under any applicable statute, regulation, judgment, order or decree of any Governmental Authority or any mortgage, agreement, indenture or any other instrument to which the Shareholder or any member of the Company Group is a party or by which any of them or their respective properties or assets are bound, (iii) any Person being granted (with or without notice of lapse of time or both) any right of termination, cancellation, acceleration or modification in or with respect to, any Contract or other agreement to which the Shareholder or any member of the Company Group is a party or by which any of them or their respective properties or assets are bound, or (iv) the creation or imposition of any liens, security interests, adverse claims, charges or encumbrances (collectively, “Liens”) on the Shares or the assets of any member of the Company Group, except for Permitted Liens, except, in the case of clauses (ii) and (iii), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
     (b) Except as set forth in Schedule 5.2(b) and for filings, consents or approvals that are required with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require the Shareholder or any member of the Company Group to obtain any material consent, approval or authorization of or make any filing with any Governmental Authority or any other Person.
     5.3 Corporate Status of the Company; Authority.
     (a) The Company has all requisite corporate power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased. The Company is duly qualified and, where such concept is recognized, is in good standing as a foreign corporation duly authorized to do business in all jurisdictions, in each case, in all material respects. The Company does not have any equity interest or investment in any Person other than as set forth in Schedule 5.3 or Schedule 5.5.
     (b) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of the Company, which approvals constitute all necessary corporate action on the part of the Company for such authorization. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).
     5.4 The Shares. The authorized, issued and outstanding capital stock of the Company consists solely of the Shares. The Shares are owned by the Shareholder, free and clear of all Liens other than Permitted Liens. The Shares have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, conversion or preemptive or other rights or agreements of any kind (other than this Agreement) for the purchase or acquisition from, or the sale or issuance by, the Shareholder or the Company of any shares of capital stock, or any securities that are convertible into or exchangeable for shares of capital stock, of the Company, and no authorization therefor has been given.
     5.5 Subsidiaries. Schedule 5.5 sets forth a complete and correct list of the Subsidiaries of the Company. Where such concept is recognized, each Subsidiary of the Company is in good standing under the laws of the jurisdiction of its organization. Schedule 5.5 sets forth the number of issued and outstanding shares or quotas of each such Subsidiary and the Persons owning such issued and outstanding shares or quotas. Such issued and outstanding shares or quotas are owned, directly or indirectly, by the Company, free and clear of all Liens other than Permitted Liens. Except as set forth in Schedule 5.5, there are no outstanding options, warrants, conversion or preemptive or other rights or agreements of any kind for the purchase or acquisition from, or the sale or issuance by, any Subsidiary of the Company of any shares of capital stock or quotas of such Subsidiary, and no authorization therefor has been given.
     5.6 Financial Statements. The Company has delivered to the Parent: (i) (a) audited consolidated statements of operations, changes in shareholder’s equity and cash flows of the Company for the fiscal years ended December 31, 2002, 2003 and 2004 and (b) audited consolidated balance sheets of the Company as at such dates (collectively, the “Audited Financial Statements” and the audited consolidated balance sheet as at December 31, 2004, the “2004 Balance Sheet”) and (ii) (a) unaudited interim consolidated statements of operations, changes in shareholder’s equity and cash flows for the six months ended June 30, 2005 and (b) an unaudited interim consolidated balance sheet as at such date (collectively, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as set forth in Schedule 5.6, the Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated and present fairly in all material respects the financial condition of the Company on a consolidated basis as at the respective dates indicated and the results of operations and cash flows of the Company on a consolidated basis for the respective periods indicated, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to the absence of certain footnotes.
     5.7 Absence of Undisclosed Liabilities. Except for Liabilities and obligations (i) reflected or reserved against in the Financial Statements, (ii) reflected in the Schedules hereto, or (iii) incurred in the ordinary course of business since December 31, 2004, the Company has no material undisclosed Liabilities.
     5.8 Assets and Properties. Schedule 5.8 lists all material items of real property owned by the members of the Company Group (the “Owned Real Property”) and all material items of real property leased by the members of the Company Group (the “Leased Real Property”), in each case, as of the date hereof. Except as set forth in Schedule 5.8, the applicable member of the Company Group has (a) legal and beneficial ownership of each item of Owned Real Property and (b) a valid leasehold estate in each item of Leased Real Property, in each case free and clear of all Liens other than Permitted Liens. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the applicable member of the Company Group has legal and beneficial ownership of, or valid leasehold interests in, all of the tangible personal property and assets that are reasonably necessary for the continued conduct of the business of the Company Group, taken as a whole, as currently conducted, in each case free and clear of any Liens other than Permitted Liens. This Section 5.8 does not relate to contractual, intellectual property or insurance assets and properties, which are addressed solely in Sections 5.9, 5.11 and 5.16, respectively.
     5.9 Contracts. Schedule 5.9 lists all Contracts. For purposes of this Agreement, “Contracts” means all written agreements, contracts and commitments of the following types to which any member of the Company Group is a party as of the date hereof (other than real property leases, labor or employment-related agreements, intellectual property licenses, insurance policies and affiliate transactions, which are addressed solely in Sections 5.8, 5.10, 5.11, 5.16 and 5.20, respectively): (a) joint venture and limited partnership agreements, (b) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit in any case in excess of $1,000,000 per calendar year, (c) distribution, marketing, purchasing, energy or supply agreements involving in excess of $1,000,000 of product, raw materials or other items per calendar year, (d) other agreements, contracts and commitments that are not cancelable by any member of the Company Group on less than 120 days’ notice and that require payment by any member of the Company Group after the date hereof of more than $1,000,000 per calendar year, and (e) contracts prohibiting or restricting in any material respect the ability of the Company to operate in any geographic area. Except as set forth in Schedule 5.9, to the knowledge of the Shareholder and the Company, (x) the applicable member of the Company Group is in compliance with its obligations under the Contracts and (y) each of the Contracts is in full force and effect, valid and binding and enforceable against the applicable member of the Company Group in accordance with their respective terms, except, in the case of clauses (x) and (y), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. None of the Contracts require the Company to make any capital expenditure in excess of $1,000,000 per annum, other than in the ordinary course of business, consistent with past practice, after the Closings. Except as set forth in Schedule 5.9, there are no oral agreements or understandings that are material to the results of operation or financial condition of the Company.
     5.10 Employment Agreements and Benefits.
          5.10.1 Employment Agreements and Plans. Schedule 5.10.1 lists all (a) material employment and consulting agreements (including severance, retention and change of control agreements) to which any member of the Company Group is a party, other than agreements that by their terms may be terminated or canceled by any member of the Company Group with notice of not more than the greater of 60 days and the period of notice required under applicable law, in each case, without penalty or payment obligation, (b) collective bargaining agreements with any labor unions currently representing employees of any member of the Company Group, and (c) material “employee benefit plans,” as defined in section 3(3) of ERISA (whether or not subject to ERISA), profit sharing, pension, retirement, termination indemnity, early retirement bridge benefit or similar post-employment or post-retirement benefits, bonus, incentive compensation, stock option, restricted stock, equity-based, phantom equity, deferred compensation or other material fringe benefit plans, programs and arrangements under which (i) any Company Employee or Former Employee (in each case, including any beneficiaries and dependants thereof) is or may become eligible to participate or derive a benefit and that is or has been maintained, established or contributed to by the Shareholder, any member of the Company

Group, or any trade or business, whether or not incorporated that, together with any member of the Company Group, is, or would have been at any date of determination occurring within the preceding six years, treated as a single employer under section 414 of the Code for the benefit of Company Employees and Former Employees, or (ii) any member of the Company Group may have any material liability (collectively, items described in this clause (c), the “Plans”). Schedule 5.10.1 shall indicate those Plans that are or, as of the Closing Date, will be sponsored or maintained by any member of the Company Group (each such Plan, a “Stand-Alone Plan”), and shall indicate those Plans that are or, as of the Closing Date, will be sponsored or maintained by any member of the Company Group the domicile of which is a non-U.S. jurisdiction. With respect to each Plan and each other arrangement included on Schedule 5.10.1, the Shareholder has heretofore made available to the Parent a complete and correct copy of the Plan or other operative document and any amendments thereto, and with respect to each Plan subject to ERISA, each of the following documents, as applicable: (i) a copy of the most recent Summary Plan Description and all material modifications and (ii) with respect to each Stand-Alone Plan, (A) a copy of the trust or other funding agreement and any amendments thereto, (B) a copy of the most recent annual report, (C) a copy of the most recent actuarial report, and (D) the most recent determination letter from the IRS with respect to each Plan that is intended to be qualified under section 401 of the Code and all notices of reportable events received following receipt of such letter.
          5.10.2 ERISA; Employee Benefit Matters. Except as set forth in Schedule 5.10.2(a), no Plan (other than a “multiemployer plan” as defined in section 3(37) of ERISA) that is subject to section 302 of ERISA or section 412 of the Code has incurred an “accumulated funding deficiency” within the meaning of section 302 of ERISA or section 412 of the Code that remains unsatisfied on the date hereof. None of the Plans is a “multiemployer plan” as defined in Section 3(37) of ERISA. There are no outstanding liabilities under Title IV of ERISA with respect to which any member of the Company Group would reasonably be expected to have any material liability, and no such liabilities would reasonably be expected to arise as a result or in connection with the transactions contemplated by this Agreement. Except as set forth on Schedule 5.10.2(b), none of the Stand-Alone Plans has any material unfunded liabilities that are not reflected on the books and records of a member of the Company Group. No material disputes or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Shareholder’s knowledge, threatened with respect to any Plan. No material audits, inquiries, reviews, proceedings, claims or demands are pending with any Governmental Authority with respect to any Plan. Except as set forth on Schedule 5.10.2(c), no Plan or other arrangement, individually or collectively, provides for any payment by the Company Group to any employee thereof that is an “excess parachute payment” pursuant to Section 280G of the Code if paid as a result of or in connection with the transactions contemplated by this Agreement. No member of the Company Group has incurred any material liability for any tax or penalty imposed by section 4975 of the Code or section 502(i) of ERISA relating to any Plan. Except as set forth in Schedule 5.10.2(d), (i) all material contributions and other payments required under ERISA, the Code or other applicable law to have been made by the applicable member of the Company Group to each Plan have been timely made, (ii) all Plans are in compliance in all material respects with all applicable laws and have been administered in accordance with their terms, and (iii) with respect to each Plan that is subject to or governed by laws of any jurisdiction other than the United States, all material amounts required to be reserved on account of each such Plan have been so reserved in accordance with reasonable accounting practices prevailing in the country where such Plan is established. Except as set forth on Schedule 5.10.2(e), each Plan that provides post-retirement welfare coverage (other than any coverage required to be provided by applicable law or by any collective bargaining agreement or related document to which any member of the Company Group is party) may be amended, modified or terminated on and after the Share Purchase Closing Date or Merger Closing Date, as applicable, without material liability to any member of the Company Group (other than the payment of benefits incurred in the ordinary course prior to the date of such amendment, modification or termination).
          5.10.3 Tax Qualification. Except as set forth in Schedule 5.10.3, (i) each Plan intended to be qualified under section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and, to the knowledge of the Shareholder and the Company, nothing has occurred since the date of such determination letter that will adversely affect such qualification or tax-exempt status, and (ii) each other Plan intended to qualify for favorable tax treatment under the laws of any other jurisdiction have received all approvals or determinations necessary to obtain such favorable tax treatment and, to the knowledge of the Shareholder and the Company, nothing has occurred that will adversely affect the tax status of any such Plan. To the knowledge of the Shareholder and the Company, the Plan established pursuant to Section 8.1.12 meets all requirements for qualification for favorable tax treatment under Section 401(a) of the Code.
          5.10.4 Labor Matters. Except as set forth in Schedule 5.10.4, since January 1, 2004, there have been no material strikes, work stoppages, slowdowns, lockouts or grievances or other labor disputes pending or, to the knowledge of the Shareholder and the Company, threatened against any member of the Company Group. Except as set forth in Schedule 5.10.4, each member of the Company Group is in compliance with all applicable labor, employment, occupational safety and other similar laws except where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
     5.11 Intellectual Property.
     (a) Schedule 5.11(a) lists, as of the date hereof: (i) all material patents and applications therefor, trademarks and service marks and registrations and applications therefor, registered copyrights and trade names (collectively, “Intellectual Property”) owned by any member of the Company Group (“Owned Intellectual Property”) and (ii) all agreements granting material rights in Intellectual Property (“Licenses”) to any member of the Company Group (other than from any other member of the Company Group) (“Company Licenses” and, together with Owned Intellectual Property, “Company Intellectual Property”).
     (b) Except as set forth in Schedule 5.11(b), (i) members of the Company Group are the owners of, or have the right under the Company Licenses to use, the Company Intellectual Property listed in Schedule 5.11(a), free and clear of all Liens other than Permitted Liens, and (ii) there are no Licenses by any member of the Company Group granting to any third party (other than any other member of the Company Group or their joint venture partners) exclusive rights in the Company Intellectual Property listed in Schedule 5.11(a).

     (c) Except as set forth in Schedule 5.11(c), since October 15, 2003, no member of the Company Group has received any written notice or claim that it is infringing on or otherwise violating the rights of any Person in respect of the trademarks, registered copyrights, trade names, service marks or patents of such Person and, to the knowledge of the Shareholder and the Company, there has been no infringement by any Person of the Company Intellectual Property, in each case.
     5.12 Governmental Authorizations; Compliance with Law. Except as set forth in Schedule 5.12, the applicable members of the Company Group hold all material licenses, permits and other governmental authorizations necessary to conduct the business of the Company Group, taken as a whole, as currently conducted, and no member of the Company Group has received any written notice of any violation of any statute, rule, regulation, judgment, order, decree, permit, concession, franchise, or other governmental authorization or approval applicable to it or to any of its properties, except for violations that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. This Section 5.12 does not relate to employee benefits, Tax or environmental matters, which are addressed solely in Sections 5.10, 5.14 and 5.17, respectively.
     5.13 Litigation. Except as set forth in Schedule 5.13, there are no Actions or Proceedings pending or, to the knowledge of the Shareholder and the Company, threatened, against any member of the Company Group that (i) would reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or (ii) would reasonably be expected to result in (a) any injunction or other equitable relief against any member of the Company Group that would interfere in any material respect with the business or operations of the Company Group, taken as a whole, as currently conducted or (b) any Damages that would be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.
     5.14 Taxes. Except as set forth in Schedule 5.14, (a) all Tax Returns required to be filed by or with respect to each member of the Company Group on or prior to the Share Purchase Closing Date with respect to the Foreign Subsidiaries and on or prior to the Merger Closing Date with respect to the Company and the Remaining Subsidiaries have been filed (or will have been filed prior to the Share Purchase Closing Date or the Merger Closing Date, as applicable), (b) no written claim for assessment or collection of Taxes with respect to the business or assets of any member of the Company Group is being asserted against the Shareholder or any member of the Company Group, other than such claims that have been reserved against in the Financial Statements or fully resolved or settled, and (c) there are no tax allocation or tax sharing agreements between any member of the Company Group, on the one hand, and the Shareholder or any of its Affiliates (other than any member of the Company Group), on the other hand, that will be binding on the Parent or any member of the Company Group after the Share Purchase Closing Date or the Merger Closing Date, as applicable. Except as set forth in Schedule 5.14 or as reflected or reserved against in the Financial Statements, and except for Taxes the payment of which, or failure thereof to be paid, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, all Taxes shown as due on or before the Share Purchase Closing Date with respect to the Foreign Subsidiaries and on or prior to the Merger Closing Date with respect to the Company and the Remaining Subsidiaries on such Tax Returns have been paid (or will have been paid prior to the Share Purchase Closing Date or the Merger Closing Date, as applicable). Except as set forth in Schedule 5.14, no member of the Company Group is or since December 31, 1987 has been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355. Except as set forth in Schedule 5.14, no member of the Company Group is required to include in income any adjustment pursuant to Code section 481(a) by reason of a voluntary change in accounting method initiated by the Company (or any Subsidiary). Except as set forth in Schedule 5.14, no member of the Company Group has engaged in any reportable transactions that were required to be disclosed pursuant to Treasury Regulation section 1.6011-4. Except as set forth in Schedule 5.14, Schedule 5.14 also accurately and completely identifies the reversals of deferred tax accounts relating to depreciation or amortization of property of the members of the Company Group listed therein.
     5.15 Absence of Changes. Since June 30, 2005, except as otherwise contemplated by this Agreement or in Schedule 5.15, the business of the Company Group taken as a whole has been conducted in the ordinary course in substantially the same manner in which it has been previously conducted, there has been no Material Adverse Effect, and no member of the Company Group has:
     (a) issued, sold, granted, purchased or redeemed any shares of its capital stock or any securities convertible into or exchangeable for such shares of capital stock;
     (b) incurred any material liabilities or obligations, except liabilities and obligations incurred in the ordinary course of business and advances from the Shareholder or another member of the Company Group consistent with past practice;
     (c) mortgaged, pledged or subjected to any Lien any of its properties or assets, except for Permitted Liens;
     (d) increased the compensation of any officer or employee, other than (i) as required by any agreement in effect on the date hereof, (ii) to comply with applicable law or (iii) in the ordinary course of business;
     (e) established, entered into or amended any Plan or other contract or arrangement applicable to any Company Employee or Former Employee in a manner that increases actual or potential costs to any member of the Company Group;
     (f) disposed or agreed to dispose of any material properties or assets except in the ordinary course of business;
     (g) canceled or forgiven any material debts or claims except in the ordinary course of business; or
     (h) entered into any written agreement or arrangement to do any of the foregoing.

     5.16 Insurance. Schedule 5.16 sets forth a complete and correct list, as of the date hereof, of the material insurance policies currently maintained by the Shareholder and the Company Group with respect to the business of the Company Group.
     5.17 Environmental Matters. Except as set forth in Schedule 5.17:
     (a) each member of the Company Group is in compliance and has at all times complied with all applicable Environmental Laws;
     (b) each member of the Company Group has obtained, and is in compliance with, all permits and authorizations required under applicable Environmental Laws and no Actions or Proceedings are pending, or to the knowledge of the Shareholder or the Company, threatened, to revoke, terminate, cancel, appeal, challenge, amend or modify any such permits or authorizations;
     (c) none of the members of the Company Group has received from any Governmental Authority any oral or written notice of violation, non-compliance, liability or potential liability arising under any applicable Environmental Laws, other than matters that have been fully corrected and resolved and that are no longer outstanding, including the payment of any fines or penalties with respect thereto;
     (d) no judicial proceeding or governmental or administrative action or other action of any other Person is pending, or to the knowledge of the Shareholder or the Company, threatened under any applicable Environmental Law pursuant to which any member of the Company Group has been named as a party;
     (e) no member of the Company Group has (i) entered into any agreement with any Governmental Authority or any other Person pursuant to which any member of the Company Group has agreed to remediate any condition resulting from the release or threatened release of Hazardous Substances or (ii) assumed or retained any environmental liability or investigatory, corrective or remedial obligation of any other Person arising under contract or by operation of any Environmental Law;
     (f) no member of the Company Group has any liability under Environmental Laws for releasing Hazardous Substances at any property previously owned or leased by the Company Group; and
     (g) no member of the Company Group has (i) treated, stored, disposed, arranged or permitted the disposal of, transported, handled or released any Hazardous Substance at or from any of their current properties or facilities in a manner that has given rise to any damages or any investigatory, corrective or remedial obligation under any applicable Environmental Law, or (ii) been identified as a “Potentially Responsible Party” under CERCLA or any similar state law due to any of the foregoing activities or its ownership or operation of any of the current properties or facilities.
     Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, matters arising under Environmental Laws shall be governed exclusively by this Section 5.17.

     5.18 Accounts Receivable. Each of the accounts and notes receivable of the Company Group to be reflected on the Closing Balance Sheet (i) shall have arisen from a bona fide sales transaction in the ordinary course of business and is payable on ordinary trade terms, (ii) to the knowledge of the Shareholder and the Company, will be the legal, valid and binding obligation of the respective debtor, enforceable against such debtor in accordance with its respective terms, (iii) will not be subject to any valid set-off or counterclaim, (iv) will not represent an obligation for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (v) will be collectible within 180 days of its due date in the aggregate recorded amount thereof, net of any applicable reserve reflected in the Closing Balance Sheet, and (vi) will not be the subject of any pending Actions or Proceedings brought by or on behalf of any member of the Company Group. Except as set forth on Schedule 5.18, there are no security arrangements or collateral securing the repayment or other satisfaction of receivables of the Company or any member of the Company Group.
     5.19 Business Inventory; Customer List. As of the date hereof, (i) subject to reserves for quantities of obsolete, “off-spec”, and slow-moving inventory at levels customary with past practice, the inventories of the Company Group are of usable and salable quality in the ordinary course of business, and (ii) the Company Group has on hand such quantities of work in process and finished product as is reasonably required to timely fill current orders and to maintain the manufacture and shipment of products at their normal levels. Schedule 5.19(a) contains a list of the 10 largest customers of the Company Group in each of the tire, mechanical rubber goods and industrial blacks categories by revenue for the fiscal year ended December 31, 2004 and sets forth next to each such customer the approximate percentage of net sales represented by such customer for the fiscal year ended December 31, 2004. Except as otherwise set forth on Schedule 5.19(b), none of the customers listed on Schedule 5.19(a) have ceased doing business with the Company or any member of the Company Group, have materially diminished the amount of such business or have provided written or, to the knowledge of the Shareholder and the Company, oral notice of an intention to cease or materially decrease such business, since January 1, 2005.
     5.20 Affiliate Transactions. Except as disclosed in Schedule 5.20, (i) there are no written or material oral agreements, arrangements or understandings, between the Company or any member of the Company Group, on the one hand, and the Shareholder, any officer, director or Affiliate (other than any member of the Company Group) of the Shareholder, on the other hand, and (ii) no member of the Company Group provides or causes to be provided any assets, services or facilities to the Shareholder or any such officer, director or Affiliate. Except as disclosed in Schedule 5.20, each of the agreements, arrangements or understandings listed therein in accordance with clause (i) above was entered into on an arm’s-length basis.
     5.21 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Shareholder or any member of the Company Group in such manner as to give rise to any valid claim against the Parent or any member of the Company Group for any brokerage or finder’s commission, fee or similar compensation, except for Citigroup Global Markets, Inc., the fees of which shall be paid by the Shareholder.

     6. Representations and Warranties of the Parent and Merger Sub. The Parent and Merger Sub, jointly and severally, represent and warrant to the Shareholder and the Company as follows:
     6.1 Status and Authority.
     (a) The Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by the managing member(s) of the Parent, which approval constitutes all necessary action on the part of the Parent for such authorization. This Agreement has been duly executed and delivered by the Parent and constitutes the valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).
     (b) The Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by the board of directors of the Merger Sub, which approval constitutes all necessary action on the part of the Merger Sub for such authorization. This Agreement has been duly executed and delivered by the Merger Sub and constitutes the valid and binding obligation of the Merger Sub, enforceable against the Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity). The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
     6.2 No Conflicts, Consents and Approvals.
     (a) The execution, delivery and performance of this Agreement by the Parent and Merger Sub will not result in (i) any conflict with the limited liability company agreement, certificate of incorporation or by-laws of the Parent or Merger Sub, (ii) any breach or violation of or default under any applicable statute, regulation, judgment, order or decree of any Governmental Authority or any mortgage, agreement, indenture or any other instrument to which the Parent or Merger Sub is a party or by which the Parent, Merger Sub or any of their respective properties or assets are bound, or (iii) the creation or imposition of any Lien, except, in the case of clauses (ii) and (iii), where such breaches, violations or defaults and such Liens would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Parent or Merger Sub to perform their respective obligations under, or to consummate the transactions contemplated by, this Agreement.

     (b) Except as set forth in Schedule 6.2(b), no consent, approval or authorization of or filing with any Governmental Authority or Person is required on the part of the Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except filings, consents or approvals (i) that are required with respect to the HSR Act or (ii) others that, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Parent or Merger Sub to perform their respective obligations under, or to consummate the transactions contemplated by, this Agreement.
     6.3 Financial Ability to Perform. The Parent has received, and furnished to the Shareholder and Company a copy of, the commitment letters set forth on Schedule 6.3 (the “Commitment Letters”) with respect to an amount of financing (the “Financing Amount”) sufficient to pay the Foreign Subsidiary Purchase Prices and the Merger Consideration and all related fees and expenses. The Commitment Letters are valid and binding, in full force and effect and enforceable against the Parent and its Affiliates and, to the knowledge of the Parent, the financing sources party thereto, and the Parent knows of no facts or circumstances that are reasonably likely to result in any of the conditions set forth in the Commitment Letters not being satisfied. The Commitment Letters constitute, and upon execution of definitive financing agreements providing for the Financing Amount (the “Definitive Financing Agreements”), the Commitment Letters and the Definitive Financing Agreements will constitute, the entire and complete agreement between the parties thereto with respect to the financing contemplated thereby.
     6.4 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Parent, Merger Sub and each member of the Company Group shall (i) be able to pay its debts as they become due, (ii) own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (iii) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Parent, Merger Sub or of any member of the Company Group.
     6.5 Litigation. There are no Actions or Proceedings pending or, to the knowledge of the Parent, threatened, against the Parent or Merger Sub that would reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.
     6.6 Purchase for Investment. The Parent and Merger Sub are acquiring the Shares and Foreign Subsidiary Shares for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act of 1933, as amended (the “Securities Act”). The Parent and Merger Sub hereby acknowledge that the Shares and Foreign Subsidiary Shares have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration or an exemption therefrom under the Securities Act. The Parent and Merger Sub have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and Foreign Subsidiary Shares and is capable of bearing the economic risks of the transactions contemplated by this Agreement.

     6.7 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Parent or Merger Sub in such manner as to give rise to any valid claim against the Parent, Merger Sub, the Shareholder or any member of the Company Group for any brokerage or finder’s commission, fee or similar compensation.
     6.8 Insurance. The Parent and Merger Sub acknowledge that, as of the Closing Date, the members of the Company Group will cease to be entitled to the benefit of insurance arrangements that, prior to the Closing Date, were extended to them as Subsidiaries of the Shareholder.
     6.9 No Knowledge of Misrepresentations and Omissions. Other than as disclosed in the Phase I Environmental Site Assessments made available to Parent and its Affiliates in the online data room established by the Shareholder in connection with the transactions contemplated by this Agreement, the Parent and Merger Sub have no knowledge that any of the representations and warranties of the Shareholder and the Company is not true and correct in all material respects; provided that, neither the Parent nor the Merger Sub shall be deemed to have any knowledge of any misrepresentation or breach of any representation or warranty made by the Shareholder or the Company in this Agreement based upon any information contained in such Phase I Environmental Site Assessments.
     6.10 Sevalco. It is the present intention of the Parent to cause Sevalco Ltd to be operated in the ordinary course of business.
     7. Certain Covenants.
     7.1 Consents; Obligations of the Parties.
     (a) Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to cause each of the Closings to occur, including, without limitation, (i) taking such actions as are contemplated by Section 7.1(b), (ii) obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or any other Person required in connection with the consummation of the transactions contemplated hereby, and (iii) defending against any Actions or Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any temporary restraining order, preliminary injunction or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority and that is not yet final and non-appealable to be vacated or reversed; provided that neither the Shareholder, the Company nor any of their respective Affiliates shall be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or other proceeding or offer or grant any material accommodation (financial or otherwise) to any Person.
     (b) Each of the Shareholder and Parent or the appropriate Affiliate(s) of the Parent shall file as promptly as practicable with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), in each case pursuant to the HSR Act: (i) the notification and report form, if any, required for the transactions contemplated hereby, which form shall be filed not later than 10 Business Days following the execution and delivery of this Agreement, and (ii) any supplemental information requested in connection therewith, which information shall be filed as promptly as practicable and in no event later than five Business Days following the request therefor during the initial waiting period. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. The Shareholder, Company, Parent and Merger Sub shall comply as promptly as practicable with any other laws of any country or the European Union that are applicable to any of the transactions contemplated hereby and pursuant to which any consent, approval or authorization of, or filing with, any Governmental Authority or any other Person in connection with such transactions is necessary.
     (c) Each of the Shareholder, Company, Parent and Merger Sub shall furnish to the other parties hereto such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing that is necessary under the HSR Act or any other law. The Shareholder, Company, Parent and Merger Sub shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and any other Governmental Authority and shall comply promptly with any such inquiry or request. Each of the Shareholder, the Company, Parent and Merger Sub shall use its commercially reasonable efforts to obtain any clearance required under the HSR Act or any other consent, approval or authorization of any Governmental Authority necessary for the purchase and sale of the Foreign Subsidiary Shares and the Merger; provided that with respect to any consent, approval or authorization of any Governmental Authority in Korea, the Parent and Merger Sub shall take all actions necessary to obtain any such consent, approval or authorization, including without limitation holding separate or divesting any business or assets of any member of the Company Group or of the Parent or any of its Subsidiaries or Affiliates, including in response to a definitively required condition by the Korean Fair Trade Commission.
     (d) The Parent shall use commercially reasonable efforts to obtain the financing contemplated by Section 9.4.3, or alternative financing on substantially comparable or more favorable terms, as promptly as practicable. For purposes of this Section 7.1(d), the “commercially reasonable efforts” of the Parent shall include acceptance of any changes in the terms and conditions of such financing pursuant to any “market flex” provisions contained in the Commitment Letters or any other agreement or understanding entered into by the Parent in connection therewith. The Parent shall not, without the prior written consent of the Shareholder, such consent not to be unreasonably withheld or delayed, amend, modify or supplement any provision of the Commitment Letters (including, without limitation, the conditions precedent therein); provided, that except as otherwise set forth in this Agreement nothing contained herein shall restrict the Parent in its negotiations, execution or delivery of the Definitive Financing Agreements.
     7.2 Obligations of the Shareholder and Company.
          7.2.1 Conduct of Business. From the date hereof until (i) with respect to the Foreign Subsidiaries, the Share Purchase Closing, and (ii) with respect to the Company, the Merger Closing, except as set forth in the Schedules hereto, as contemplated by this Agreement or as otherwise consented to by the Parent in writing, such consent not to be unreasonably withheld or delayed, the Shareholder shall cause, and the Company shall and shall cause, each member of the Company Group to:
     (a) carry on its business in the ordinary course in substantially the same manner in which it previously has been conducted and, to the extent consistent with such business, use its commercially reasonable efforts to preserve intact its present business organization and to preserve its relationships with customers, suppliers and others having business dealings with it; provided, the Company may incur any (i) Bahia Project Expenditure, so long as such expenditure is consistent with the Company’s estimates of expenditures reflected in Schedule 7.2.1(a)(i) and (ii) North Bend Project Expenditure, so long as such expenditure is consistent with the Company’s estimates of expenditures reflected in Schedule 7.2.1(a)(ii), provided, further, that the Company may incur Bahia Project Expenditures not reflected in Schedule 7.2.1(a)(i) and North Bend Project Expenditures not reflected in Schedule 7.2.1(a)(ii), subject to the prior consent of the Parent, such consent not to be unreasonably withheld or delayed, and provided, further, that the Shareholder shall periodically update the Parent (upon Parent’s reasonable request) on the status of the Bahia Project and North Bend Project and the formation and implementation of plans associated with the Bahia Project and the North Bend Project;
     (b) not enter in any commitments or other agreements regarding the financing of the Bahia Project or the North Bend Project without the prior written consent of Parent, such consent not to be unreasonably withheld or delayed;
     (c) not amend its charter documents or by-laws;
     (d) not merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire any business or any Person;
     (e) not take any action or omit to take any action, which action or omission would result in a material breach or inaccuracy of any of the representations and warranties set forth in Section 5.15 as of the Share Purchase Closing or Merger Closing, as the case may be;
     (f) maintain its books of account and records in its usual, regular and ordinary manner;
     (g) not sell any material assets outside the ordinary course of business consistent with past practices;
     (h) not settle any claims related to the KKPC Matter;
     (i) not agree or commit to do any of the foregoing referred to in clauses (a)-(h); and
     (j) promptly advise the Parent and Merger Sub of any fact, condition, occurrence or change known to the Shareholder or the Company that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or cause a breach of this Section 7.2.1.

     Notwithstanding the foregoing, immediately prior to (x) the Share Purchase Closing with respect to the Foreign Subsidiaries and (y) the Merger Closing with respect to the Company and the Remaining Subsidiaries: (i) all outstanding liabilities, including short-term and long-term liabilities, (A) due to the Shareholder and/or any of its Affiliates (other than any member of the Company Group) from any member of the Company Group (including liabilities owing by the Shareholder or any of its Affiliates to third parties that were incurred for the benefit of any member of the Company Group), or (B) due to any member of the Company Group from the Shareholder and/or any of its Affiliates (other than any member of the Company Group), shall each be capitalized or settled in accordance with Schedule 7.2.1(x), (ii) all outstanding accounts receivable and long-term receivables (A) due to the Shareholder and/or any of its Affiliates (other than any member of the Company Group) from any member of the Company Group, or (B) due to any member of the Company Group from the Shareholder and/or any of its Affiliates (other than any member of the Company Group), shall each be capitalized or settled in accordance with Schedule 7.2.1(y), (iii) the Company shall, and shall cause each member of the Company Group to, declare and pay a dividend or otherwise make a distribution of all available Cash and Cash Equivalents in such a manner as to cause the distribution to the Shareholder of all available Cash and Cash Equivalents of the Company Group in excess of the Target Cash Amount, and at the Merger Closing the Company shall have the Target Cash Amount, and (iv) the Shareholder shall transfer or cause to be transferred to the Company all accounts receivable of the Company Group purchased prior to the Share Purchase Closing Date or Merger Closing Date, as the case may be, by the Shareholder or any of its Affiliates in connection with the Shareholder’s accounts receivable securitization program that have not been collected in full as of the Share Purchase Closing Date. All outstanding liabilities (including short-term and long-term liabilities described in clause (i) above) and all outstanding accounts receivable and long-term receivables (described in clause (ii) above), that arise, are created or are discovered on or after the date hereof (and therefore are not listed on Schedule 7.2.1 (x) or Schedule 7.2.1 (y)), shall be capitalized or settled immediately prior to the Share Purchase Closing with respect to the Foreign Subsidiaries and the Merger Closing with respect to the Company and the Remaining Subsidiaries in the same manner as outstanding liabilities of a similar type are to be capitalized or settled as provided in the Schedules, provided, that all outstanding liabilities of a type not reflected in the Schedules shall be capitalized or settled in a manner mutually agreed upon by the Parent and the Shareholder. The last paragraph of this Section 7.2.1 shall not apply to employee benefits matters that are covered under Section 8.
          7.2.2 Access and Information.
     (a) From the date hereof until the Share Purchase Closing, upon reasonable notice, each of the Shareholder and the Company shall and shall cause each member of the Company Group to give to the Parent, Merger Sub and their respective representatives reasonable access at all reasonable times during normal business hours to the management, properties, books and records of the members of the Company Group and furnish for inspection such information and documents in its possession relating to the Company Group as the Parent or Merger Sub may reasonably request, provided that, in the exercise of the foregoing rights, each of the Parent and Merger Sub shall not, and shall use its best efforts to cause its representatives not to, interfere with the operation and conduct of the business of any member of the Company Group, and provided, further, that without the prior written consent of the Shareholder and the Company, the Parent, Merger Sub and their respective representatives shall not be entitled to any such access, information or documents (i) as to which the attorney-client privilege or attorney work-product doctrine may be available or apply or (ii) the disclosure of which is restricted by contract or applicable law except in strict compliance with such contract or law. All such information and documents obtained by the Parent shall be subject to the terms of the Non-Disclosure Agreement, dated February 24, 2005, as amended, between the Parent and the Shareholder and the Confidentiality Agreement dated July 26, 2005, between the Parent, the Shareholder and DC Chemicals Co., Ltd. (together, the “Non-Disclosure Agreements”).
     (b) From the Share Purchase Closing to the Merger Closing, upon reasonable notice, each of the Shareholder and the Company shall and shall cause each member of the Company Group (other than the Foreign Subsidiaries) to give to the Parent, Merger Sub and their respective representatives reasonable access at all reasonable times during normal business hours to the management, properties, books and records of such Company Group members and furnish for inspection such information and documents in its possession relating to such Company Group members as the Parent or Merger Sub may reasonably request, provided that, in the exercise of the foregoing rights, each of the Parent and Merger Sub shall not, and shall use its best efforts to cause its representatives not to, interfere with the operation and conduct of the business of any such member of the Company Group, and provided, further, that without the prior written consent of the Shareholder and the Company, the Parent, Merger Sub and their respective representatives shall not be entitled to any such access, information or documents (i) as to which the attorney-client privilege or attorney work-product doctrine may be available or apply or (ii) the disclosure of which is restricted by contract or applicable law except in strict compliance with such contract or law. All such information and documents obtained by the Parent shall be subject to the terms of the Non-Disclosure Agreements.
          7.2.3 Certain Resignations. The Shareholder shall cause each member of the Board of Directors and officer of any member of the Company Group that is also an employee or officer of the Shareholder to submit his or her resignation from such board of directors or as an officer of such member of the Company Group, respectively, effective as of the Share Purchase Closing Date or Merger Closing Date, as applicable.
          7.2.4 Severance Agreements. On the Share Purchase Closing Date or Merger Closing Date, as applicable, or as promptly as reasonably practicable following the Share Purchase Closing Date or Merger Closing Date, as applicable, the Shareholder shall pay or otherwise satisfy all liabilities and obligations arising under any severance, retention or change of control agreements between the Shareholder, any member of the Company Group or any of their Affiliates, on the one hand, and any officer, employee or consultant of any member of the Company Group, on the other hand.
          7.2.5 Certain Real Property Matters. On or prior to the Merger Closing, the Shareholder (i) shall cause the applicable member of the Company Group to sell, transfer, convey, assign and deliver to the Shareholder or one of its Affiliates (other than any member of the Company Group) good, valid and marketable fee simple title to each of the Closed Sites, free and clear of all Liens other than Permitted Liens, and (ii) in accordance with Section 11.2.1, shall assume and agree to pay, honor and discharge when due all liabilities and obligations to third parties relating exclusively to such Closed Sites that are incurred after the Merger Closing Date.

     7.3 Obligations of the Parent and Merger Sub. From the Share Purchase Closing until the Merger Closing, except as set forth in the Schedules hereto, as contemplated by this Agreement or as otherwise consented to by the Shareholder in writing, such consent not to be unreasonably withheld or delayed, the Parent shall cause each Foreign Subsidiary to:
     (a) carry on its business in the ordinary course in substantially the same manner in which it previously has been conducted and, to the extent consistent with such business, use its commercially reasonable efforts to preserve intact its present business organization and to preserve its relationships with customers, suppliers and others having business dealings with it;
     (b) not take any action or omit to take any action, which action or omission would result in a material breach or inaccuracy of any of the representations and warranties set forth in Section 5.15 with respect to the Company and its Subsidiaries (excluding the Foreign Subsidiaries) (such Subsidiaries, the “Remaining Subsidiaries”) as of the Merger Closing;
     (c) maintain its books of account and records in its usual, regular and ordinary manner;
     (d) not agree or commit to do any of the foregoing referred to in clauses (a)-(c); and
     (e) promptly advise the Shareholder of any fact, condition, occurrence or change known to the Parent that would reasonably be expected to have a Material Adverse Effect or cause a breach of this Section 7.3.
     7.4 Taxes.
     (a) Except to the extent reflected or provided for in any Closing Balance Sheet, the Shareholder shall pay and be responsible for (without duplication of amounts otherwise payable) (i) federal, state, local and foreign Taxes of or payable by or attributable to any member of the Company Group attributable to all taxable periods (or portions thereof) ending on or prior to the Share Purchase Closing Date with respect to the Foreign Subsidiaries and on or prior to the Merger Closing Date with respect to the Company and the Remaining Subsidiaries, (ii) any liability for federal, state, local or foreign Taxes asserted against any member of the Company Group under the provisions of Treasury Regulation section 1.1502-6(a) that impose several liability on members of an affiliated group of companies that file consolidated returns, or similar provisions of any foreign, state or local law, in respect of Taxes of any other Person (other than the Company Group for which the Shareholder is liable under clause (i) above) attributable to all taxable years (or portions thereof) ending on or prior to the Share Purchase Closing Date with respect to the Foreign Subsidiaries and beginning on or prior to the Merger Closing Date with respect to the Company and the Remaining Subsidiaries, (iii) up to US$9,000,000 in capital gains Taxes arising in connection with the sale of the quotas of Columbian Chemicals Brasil, Ltda. to an Affiliate of the Parent, (iv) 50% of any transfer, registration, sales, use, stamp, ad valorem and similar Taxes resulting from the transactions contemplated by this Agreement, (v) subject to clause (iv) above, any U.S. Taxes arising in connection with the Share Purchase

Closing and the Merger Closing, and (vi) any Taxes resulting from a breach of any representation or warranty in Section 5.14. Except with respect to those Taxes payable by the Shareholder as provided for in the previous sentence, Parent shall pay and be responsible for any Taxes resulting from the transactions contemplated by this Agreement and any foreign Taxes arising in connection with the Share Purchase Closing, including without limitation, any such Taxes arising as a result of an election by or on behalf of the Parent or the Surviving Corporation under section 338 of the Code or under any similar provision of applicable state or local tax law. The Parent shall pay and be responsible for, and shall indemnify and hold harmless the Shareholder and the Shareholder’s Affiliates (other than any member of the Company Group) from and against, all Taxes of or payable by or attributable to any member of the Company Group that are not described in this Section 7.4(a) as being the responsibility of the Shareholder. In the case of Taxes that are payable with respect to a taxable period that begins before the Share Purchase Closing Date with respect to the Foreign Subsidiaries or before the Merger Closing Date with respect to the Company and the Remaining Subsidiaries and ends after the Share Purchase Closing Date or Merger Closing Date, as applicable, the portion of any such Tax that is allocable to the portion of the period ending on the Share Purchase Closing Date or Merger Closing Date, as applicable, shall be deemed equal to the amount which would be payable if the taxable year ended at the time of the Share Purchase Closing or Merger Closing, as applicable, and the Parent and the Surviving Corporation shall prepare books and working papers (including a closing of the books) that will demonstrate the income and activities of the applicable members of the Company Group for the period ending at the time of the Share Purchase Closing or Merger Closing, as applicable, and such post-closing partial period. In the event that one party (the “Tax Indemnitor”) is obligated to indemnify the other party (the “Tax Indemnitee”) for any Tax under this Section 7.4(a), such indemnity amount shall be reduced by the present value of any future Tax benefits to be realized by the Tax Indemnitee resulting from such Tax (such present value to be determined by mutual agreement of the Tax Indemnitor and the Tax Indemnitee or, if they are unable to agree, by the Tax Dispute Accountants pursuant to Section 7.4(f)).
     (b) Tax Returns.
     (i) The Shareholder’s Responsibility. The Shareholder shall cause each member of the Company Group to join, for all taxable periods (or portions thereof) ending on or prior to the Share Purchase Closing Date with respect to the Foreign Subsidiaries and on or prior to the Merger Closing Date with respect to the Company and Remaining Subsidiaries, in (A) the consolidated federal income Tax Returns of the Shareholder and (B) the consolidated, combined or unitary state, local or foreign income Tax Returns of or including the Shareholder or any of its Affiliates (other than the relevant members of the Company Group) with respect to which any member of the Company Group (x) has joined in the most recent taxable year or (y) is required by law to join in filing, and shall prepare and file all such Tax Returns. The Shareholder shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns that are required to be filed by or in respect of the relevant members of the Company Group on or prior to the Share Purchase Closing Date or Merger Closing Date, as the case may be.
     (ii) The Parent’s Responsibility. The Parent and the Surviving Corporation shall prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by or in respect of the Company Group other than those Tax Returns described as the Shareholder’s responsibility in Section 7.4(b)(i) above and shall report on such Tax Returns

(including any consolidated federal income Tax Return filed by the Surviving Corporation) any transactions or events by or relating to any relevant member of the Company Group after the Share Purchase Closing with respect to the Foreign Subsidiaries and after the Merger Closing with respect to the Company and Remaining Subsidiaries. Any such Tax Returns with respect to which the Parent or the Surviving Corporation is responsible for preparing and filing pursuant to this Section 7.4(b)(ii) that include the taxable periods (or portions thereof) ending on or prior to the Share Purchase Closing Date with respect to the Foreign Subsidiaries and on or prior to the Merger Closing Date with respect to the Company and Remaining Subsidiaries shall, insofar as they relate to any member of the Company Group, (x) be on a basis consistent with the last previous such Tax Returns filed in respect of any such member of the Company Group and (y) be submitted to the Shareholder for its review and approval at least 30 Business Days prior to the filing date, such approval not to be unreasonably withheld.
     (iii) Cooperation. The Shareholder, Company, Parent and Merger Sub shall cooperate with each other, and after each of the Share Purchase Closing Date and Merger Closing Date, the Parent, Merger Sub and the Surviving Corporation shall cause any relevant member of the Company Group to cooperate with the Shareholder, with respect to the preparation and filing of any Tax Return for which the other is responsible pursuant to this Section 7.4(b). Without limiting the generality of the foregoing, with respect to all federal consolidated income Tax Returns and state and local consolidated, combined and unitary and foreign Tax Returns of the Shareholder or any of its Affiliates for all taxable years (or portions thereof) ending on or prior to the Share Purchase Closing Date with respect to the Foreign Subsidiaries and on or prior to the Merger Closing Date with respect to the Company and Remaining Subsidiaries, the Parent and the Surviving Corporation shall cause each member of the Company Group to prepare accurately and completely and submit to the Shareholder all “tax packages” and all other information reasonably requested by the Shareholder and necessary for the preparation and filing of such Tax Returns by the Shareholder not later than 120 days after the Share Purchase Closing Date or Merger Closing Date, as applicable, except that all “foreign reporting packages” shall be submitted to the Shareholder not later than March 31st of the year following the year in which the Share Purchase Closing or Merger Closing, as applicable, occurred. In the event that, after having made inquiry of the Parent and the Surviving Corporation, the Shareholder shall have reason to believe that such tax packages, foreign reporting packages and other information will not be provided to the Shareholder on a timely basis, the Shareholder shall have the right, at the Parent’s expense, to retain PricewaterhouseCoopers LLP, or other accounting firm of its choice, to prepare such packages and information and submit the same to the Shareholder. In the event the Shareholder exercises its rights under the preceding sentence, the Parent and the Surviving Corporation shall cause the Company Group to fully cooperate with and provide all necessary information and access to PricewaterhouseCoopers LLP or such other accounting firm as may be necessary to enable it to accurately and completely prepare such packages and information for submission to the Shareholder.
     (iv) Amended Returns. For all taxable periods (or portions thereof) ending on or prior to the Share Purchase Closing Date with respect to the Foreign Subsidiaries and on or prior to the Merger Closing Date with respect to the Company and Remaining Subsidiaries, each of the Parent and the Surviving Corporation shall not, and shall cause each member of the Company Group not to, file (or consent to file) any amended Tax Returns or a claim for a refund of any Tax, unless the Shareholder shall have reviewed and consented in writing to the contents of any such amended Tax Return (or claim for a refund) prior to the filing thereof (which consent shall not be unreasonably withheld or delayed).
     (c) Refunds. The Shareholder shall be entitled to retain, or receive immediate payment from any member of the Company Group or the Parent or the Surviving Corporation of, (i) any Tax refund, excluding any Tax refunds that were taken into account in Current Assets for purposes of the adjustments in Section 4, but including, without limitation, refunds arising by reason of amended returns filed after the Share Purchase Closing Date or Merger Closing Date, as the case may be, and refunds or other distributions of any amounts deposited in connection with the tax litigation described in Schedule 5.14 under the heading “Tax Litigation”, or (ii) credit of any taxes (plus any interest thereon received with respect thereto from the applicable taxing authority or Governmental Authority) relating to any member of the Company Group for which the Shareholder is responsible under Section 7.4(a) or has otherwise paid or caused to be paid. In addition, any reduction of Taxes (“Reduced Taxes”) (i) due with respect to the assets or business of any member of the Company Group for any period or partial period ending after the Share Purchase Closing Date with respect to the Foreign Subsidiaries or the Merger Closing Date with respect to the Company and the Remaining Subsidiaries that is attributable to an adjustment on audit by a taxing authority requiring any member of the Company Group to capitalize expenses or otherwise defer deductions that were currently deducted on a Tax Return as originally filed for periods ending on or prior to the Share Purchase Closing Date or the Merger Closing Date, as the case may be, shall be credited to the Shareholder, and the Parent or any member of the Company Group shall pay over such Reduced Taxes to the Shareholder promptly after the receipt of any refund of Taxes attributable thereto or the payment of any Reduced Tax or the reporting of any Tax liability in an amount reflecting such Reduced Taxes, less the reasonable expenses incurred by the Parent or the Surviving Corporation, if any, to amend any Tax Returns in order to pursue such refund, or (ii) due with respect to the assets or business of the Company Group, for any period or partial period ending on or before the Share Purchase Closing Date with respect to the Foreign Subsidiaries or the Merger Closing Date with respect to the Company and the Remaining Subsidiaries that is attributable to an adjustment on audit by a taxing authority requiring any member of the Company Group to deduct expenses that were capitalized or accelerate anticipated deductions, in each case, on a Company Group Tax Return relating to periods or portions thereof ending on or prior to the Share Purchase Closing Date or the Merger Closing Date, as the case may be, shall be credited to the Parent and the Shareholder shall pay over such Reduced Taxes to the Parent promptly after the receipt of any refund of Taxes attributable thereto, less any reasonable expenses incurred by the Shareholder, if any, to amend any Tax Returns in order to pursue such refund. Any dispute with respect to Reduced Taxes shall be resolved by the Tax Dispute Accountants, and any such determination by the Tax Dispute Accountants shall be final. The Parent shall be entitled to the benefit of any other refund or credit of Taxes (plus any interest thereon received with respect thereto from the applicable taxing authority) relating to any member of the Company Group. The Parent, the Shareholder and the Surviving Corporation shall reasonably cooperate, and the Parent shall cause the Company Group and their other Affiliates to reasonably cooperate, with the Shareholder with respect to claiming of any refund or credit referred to in this Section 7.4(c), including discussing potentially available refunds or credits and preparing and filing any amended Tax Return or other claim for a refund except to the extent the Parent reasonably determines that the filing of such amended Tax Return or other claim for a refund would have a Material Adverse Effect on the Company Group, taken as a whole.

     (d) Audits. Each of the Parent, Merger Sub, Company and Shareholder shall promptly notify the other parties in writing within 10 Business Days from its receipt of notice of (i) any pending or threatened federal, state, local or foreign Tax audits or assessments of any member of the Company Group, so long as any taxable periods (or portions thereof) ending on or prior to the Share Purchase Closing Date or Merger Closing Date, as applicable, remain open, and (ii) any pending or threatened federal, state, local or foreign Tax audits or assessments of the Parent, Merger Sub, Company or the Shareholder which may affect the Tax liabilities of any member of the Company Group, in each case for taxable periods (or portions thereof) ending on or prior to the Share Purchase Closing Date or Merger Closing Date, as applicable, provided that the failure of one party to timely notify the other parties of any such Tax audit or assessment pursuant to this sentence shall not increase, decrease or otherwise affect the indemnity right or obligation of either party, so long as such failure does not materially prejudice such other party. Notwithstanding the foregoing and provided the Shareholder acknowledges potential liability therefor, the Shareholder shall have the right to represent the interests of the applicable member of the Company Group and control the conduct and disposition of any Tax audit or administrative or court proceeding relating to Taxes for any taxable periods (or portions thereof) ending on or prior to the Share Purchase Closing Date or Merger Closing Date, as applicable, and for which the Shareholder may be responsible hereunder, and the Parent and the Surviving Corporation shall have the right to consult with the Shareholder during such proceedings at their own expense. With respect to any Tax audit or administrative or court proceeding relating to any Tax Return for a taxable period beginning before the Share Purchase Closing Date or Merger Closing Date, as applicable, and ending after the Share Purchase Closing Date or Merger Closing Date, as applicable, which shall be controlled by the Parent, the Parent shall (x) afford the Shareholder and its Tax advisors a reasonable opportunity to participate in the conduct of any administrative or judicial proceeding regarding or arising out of any audits or assessments, including, without limitation, the right to participate in conferences with taxing authorities and to submit pertinent material in support of the Shareholder’s position, and (y) not accept any proposed adjustment or enter into any settlement or agreement in compromise that would result in a claim for indemnification against the Shareholder pursuant to this Agreement without the prior written consent of the Shareholder, which consent shall not be unreasonably withheld. The Parent agrees that it shall, at its own expense, cooperate fully, and cause the Surviving Corporation and each member of the Company Group to cooperate fully, with the Shareholder and its representatives in connection with such audit or proceeding, including timely furnishing all work papers and other documents requested by any relevant taxing authority and making relevant employees and officers available in connection with such audit or proceeding.
     (e) Conduct of Business. After the Share Purchase Closing with respect to the Foreign Subsidiaries and after the Merger Closing with respect to the Company and Remaining Subsidiaries, as to matters that could affect the Tax Returns of the Shareholder or any member of the Company Group with respect to periods ending on or prior to the Share Purchase Closing Date or Merger Closing Date, as applicable, the Parent or the Surviving Corporation shall cause each applicable member of the Company Group to carry on its business only in the ordinary course in substantially the same manner as heretofore conducted.
     (f) Tax Dispute Resolution Mechanism. Any dispute among the parties involving Taxes arising under this Agreement shall be resolved as follows: (i) the parties will in good faith attempt to negotiate a prompt resolution of the dispute, (ii) if the parties are unable to negotiate a resolution of the dispute within 30 days, the dispute will be submitted to the national office of a firm of independent accountants of nationally recognized standing reasonably satisfactory to the Shareholder and the Parent (the “Tax Dispute Accountants”), (iii) the Tax Dispute Accountants shall resolve the dispute, in a fair and equitable manner and in accordance with applicable Tax law and the provisions of this Agreement, within 30 days after the parties have submitted the dispute to the Tax Dispute Accountants, whose decision shall be final, conclusive and binding on the parties, absent fraud or manifest error, (iv) any payment to be made as a result of the resolution of a dispute shall be made, and any other action taken as a result of the resolution of a dispute shall be taken, on or before the fifth Business Day following the date on which the dispute is resolved, and (v) the fees and expenses of the Tax Dispute Accountants in resolving a dispute will be borne by the Shareholder and the Parent in inverse proportion as they may prevail on the issues resolved by the Tax Dispute Accountants, which inverse proportionate allocation shall also be determined by the Tax Dispute Accountants at the time the determination of the Tax Dispute Accountants is rendered on the merits of the issues submitted.
     (g) The Shareholder shall report, or shall cause to be reported, the Share Purchases as transactions occurring prior to the Merger and shall include, or cause to be included, any income, gain or loss attributable to the Share Purchases on all federal, state, local or foreign Tax Returns (including any consolidated, combined, unitary or other similar returns) of the Shareholder and each Subsidiary that is a transferor of Foreign Subsidiary Shares for tax periods that include the Share Purchase Closing Date.
     (h) Election Under Section 301.7701-3 of the Treasury Regulations. The Shareholder shall have the right to make an election under Section 301.7701-3 of the Treasury Regulations, prior to the Share Purchase Closing, to treat any Subsidiary of the Company as a partnership or disregarded entity for U.S. federal income Tax purposes.
     7.5 Publicity. Prior to the Merger Closing, no press release, public announcement or disclosure to any third party related to this Agreement or the transactions contemplated hereby shall be issued or made without the joint written approval of the Shareholder or the Parent, unless required by law, stock listing requirements or applicable administrative regulation, in which case the Shareholder or the Parent, as the case may be, shall use its commercially reasonable efforts to allow the other party sufficient time, consistent with such obligations, to review the nature of such legal obligations and to comment upon such disclosure prior to publication.
     7.6 Supplements to Disclosure Schedules. From time to time prior to the Share Purchase Closing in the case of the Foreign Subsidiaries and the Merger Closing in the case of the Company and Remaining Subsidiaries, the Shareholder and Company may amend or supplement any Schedule hereto by delivery of a written amendment or supplement thereto to the Parent and Merger Sub. Any such amendment or supplement shall only be effective to modify such representations and warranties for the purpose of determining the fulfillment of the conditions precedent set forth in Sections 9.4.1 or 10.4.1, unless the Parent promptly objects to any such amendment or supplement. No such amendment or supplement shall be effective to modify the representations and warranties made by the Shareholder and the Company on the date hereof for purposes of the Shareholder’s indemnification obligations under this Agreement.

     7.7 Contact with Customers and Suppliers. Except with respect to Persons listed on Schedule 7.7 hereto whom the Parent and its Affiliates, advisors, agents, employees, directors and officers may contact, prior to the Share Purchase Closing with respect to the Foreign Subsidiaries and prior to the Merger Closing with respect to the Merger so long as it provides the Shareholder with reasonable advance written notice and an opportunity to be present, the Parent shall not, and shall cause its Affiliates, advisors, agents, employees, directors or officers not to, contact or communicate with the employees, customers, creditors, suppliers and licensors of, or other Persons having commercial relationships with, any member of the Company Group in connection with the transactions contemplated hereby (and not with respect to ordinary commercial communications) without the prior written consent of the Shareholder, which consent shall not be unreasonably withheld but may be conditioned upon a representative of the Shareholder being present at any such meeting or conference.
     7.8 Credit Support Arrangements. The Parent acknowledges that the Shareholder and/or its Affiliates (other than members of the Company Group) have entered into the arrangements listed in Schedule 7.8, pursuant to which (a) guarantees (including of performance under contracts, leases or agreements), letter of credit or other credit arrangements, including surety and performance bonds, have been issued by or for the account of the Shareholder and/or its Affiliates (other than the members of the Company Group) or (b) the Shareholder and/or its Affiliates (other than the members of the Company Group) are the primary or secondary obligors on debt instruments or financing or other contracts or agreements, in any case to support or facilitate business transactions by members of the Company Group. Such arrangements are referred to herein as the “Credit Support Arrangements.” At or prior to the Share Purchase Closing in the case of the Foreign Subsidiaries and at or prior to the Merger Closing in the case of the Company and Remaining Subsidiaries, the Parent shall or shall cause the Merger Sub to (i) obtain replacement Credit Support Arrangements or (ii) repay, or cause the repayment of, all debt and other obligations to which such Credit Support Arrangements relate (and cause the cancellation of such Credit Support Arrangements) or arrange for the Parent or one of its Subsidiaries to be substituted as the obligor thereof.
     7.9 Noncompetition. The Shareholder will, for a period of three years from the Merger Closing Date, refrain from, either alone or in conjunction with any other Person, directly or indirectly through its current Affiliates, engaging in any business or activity that involves in any material respect the production and supply of carbon black as currently conducted by the Shareholder through the Company (such business or activity, a “Competing Business”). The Shareholder’s ownership of (i) any Person that derives less than 10% of its total annual revenues from a Competing Business or (ii) less than 1% of the outstanding voting shares of any publicly held company, which would otherwise be prohibited by this Section 7.9, shall not constitute a violation of this Section 7.9.
     7.10 Appraisals. Promptly, and in any event within 45 days from the date hereof, the Parent shall deliver to the Shareholder appraisals reasonably satisfactory to the Shareholder, which may be prepared by the Parent, supporting the purchase price set forth in Schedule 1.3 for each Foreign Subsidiary and the amount of the Merger Consideration allocated to the Company and each Remaining Subsidiary as set forth in Schedule 7.10.

     7.11 Certain Foreign Conversions. As promptly as practicable, the Shareholder shall use its good faith efforts to cause (i) Columbian Carbon Spain, Ltd. to convert into a Sociedad de Responsabilidad Limitada under the laws of Spain, and (ii) Columbian Chemicals Canada, Ltd. to convert into an unlimited liability company under Canadian law (together, the “Foreign Conversions”)
     8. Employees and Employee Benefit Plans.
     8.1 Compensation and Benefits of Company Employees. The employees of the Company Group (including any employee who is on an approved paid or unpaid leave of absence or salary continuance or short-term disability leave (as the case may be) and any other employee who has the legal or contractual right to be employed by any member of the Company Group) shall be referred to as “Company Employees.” Effective as of the Share Purchase Closing with respect to the Foreign Subsidiaries and as of the Merger Closing with respect to the Company and Remaining Subsidiaries, the Parent shall, or shall cause the Surviving Corporation or a member of the Company Group to, employ or continue to employ all Company Employees represented by a union in accordance with the terms and conditions set forth in any applicable collective bargaining agreements, including without limitation those listed in Schedule 5.10.1, and all non-union-represented Company Employees in accordance with this Section 8. From and for one year after the Share Purchase Closing Date with respect to the Foreign Subsidiaries and from and for one year after the Merger Closing Date with respect to the Company and Remaining Subsidiaries, the Parent will, or will cause the Surviving Corporation or a member of the Company Group to, provide or continue to provide each Company Employee with employee compensation and benefits and other terms and conditions of employment that are in the good faith opinion of the Parent substantially comparable in the aggregate to the compensation and benefits and terms and conditions provided to each such Company Employee by the Shareholder or its Affiliates, as applicable, immediately prior to the Share Purchase Closing or Merger Closing, as the case may be. Notwithstanding the foregoing, this Section 8.1 shall not be construed as a guarantee of continued employment of the Company Employees for a specified period. Except to the extent provided in this Section 8 or as otherwise provided in this Agreement, from and after the Share Purchase Closing or Merger Closing, as the case may be, the Parent shall, or shall cause the Surviving Corporation or applicable member of the Company Group to, honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to or in respect of each Company Employee arising under the terms of or in connection with any applicable Plan, any applicable employment, consulting, severance, retention, change of control or similar agreement or arrangement, in each case as in effect immediately prior to the Share Purchase Closing or Merger Closing, as applicable, excluding (x) any Plans or applicable agreements or arrangements maintained by the Shareholder and/or its Affiliates (other than any member of the Company Group) after the Share Purchase Closing or Merger Closing, as applicable, and (y) any claims or liabilities arising under or incurred with respect to any Plan or applicable agreements or arrangements based on events occurring prior to the Share Purchase Closing or Merger Closing, as applicable. Except to the extent provided in this Section 8 or as otherwise provided in this Agreement, the Shareholder shall assume and indemnify and hold the Company Group harmless against liabilities, obligations and responsibilities described in clauses (x) or (y) of the preceding sentence. For all purposes under all compensation and benefit Plans applicable to Company Employees after the Share Purchase Closing or Merger Closing, as applicable, the Parent shall, or shall cause the Merger Sub or applicable member of the Company

Group, as applicable, to continue to treat all service by Company Employees with the Shareholder, the Company and any and all Subsidiaries or Affiliates of the Shareholder or the Company before the Share Purchase Closing or Merger Closing, as the case may be, as service with the Parent, Merger Sub or the Company or their Affiliates to the same extent as recognized by the Shareholder, the Company and all Subsidiaries or Affiliates of the Shareholder or the Company prior to the Share Purchase Closing or Merger Closing, as the case may be; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits.
     8.1.1 Plan Funding Statements.
     (a) Without duplication for purposes of determining any Foreign Subsidiary Purchase Prices and Merger Consideration, 100% of the Unfunded PBO with respect to any Plan listed on Schedule 8.1.1-A plus 100% of the Unfunded APBO with respect to any Plan listed on Schedule 8.1.1-B shall be treated as Indebtedness.
     (b) The Unfunded PBO and Unfunded APBO with respect to any Plan described in Schedules 8.1.1-A and 8.1.1-B will be set forth in a Plan Funding Statement delivered by the Shareholder to the Parent within 30 days following the Share Purchase Closing Date or Merger Closing Date, as applicable. Upon receipt of the relevant Plan Funding Statement, the Parent shall have the right to review and confirm the accuracy of the calculations. The Parent shall deliver a Plan Notice of Disagreement to the Shareholder within 45 calendar days after receiving the relevant Plan Funding Statement if the Parent disagrees with the Shareholder’s calculation of Unfunded PBO or Unfunded APBO, which Plan Notice of Disagreement will initiate the Dispute Resolution Process set forth in Section 8.1.2. If the resolution of any dispute regarding a Plan Funding Statement is resolved prior to the adjustment, if any, of the Foreign Subsidiary Purchase Prices and the Merger Consideration pursuant to Section 4.2, then the adjusted Unfunded PBO or Unfunded APBO will be used in calculating any such adjustment. If the resolution of any disputes regarding a Plan Funding Statement is delayed on account of the Dispute Resolution Process and thus cannot be finalized until after the applicable adjustment, if any, is determined pursuant to Section 4.2, then the amount of the applicable Unfunded PBO or Unfunded APBO shall be paid by the Shareholder to the Parent in immediately available funds by wire transfer to an account specified by the Parent within 15 days from the completion of the Dispute Resolution Process.
     (c) For purposes of Sections 8.1.1 and 8.1.2: (i) “Plan Funding Statement” shall mean a statement prepared by a nationally recognized actuarial firm selected by the Shareholder setting forth the amount of the Unfunded PBO and/or Unfunded APBO, if any, with respect to each Plan, as well as all the data (and supporting calculations) used to determine these amounts, (ii) “PBO” for each applicable Plan shall mean the projected benefit obligation, calculated in accordance with GAAP (Financial Accounting Statements 87, 106, 112 or other accounting statements, as applicable) and the assumptions and methodologies set forth on the relevant portion of Schedule 8.1.1-A, for each such Plan as of the Share Purchase Closing Date or Merger Closing Date, as applicable, (iii) “Unfunded PBO” shall mean the excess, if any, of the PBO for each Plan over the fair value, as of the last day of the month preceding the month in which the Share Purchase Closing or Merger Closing, as applicable, occurs, of the assets of such Plan and other assets identified on Schedule 8.1.1-A, as of the Share Purchase Closing Date or Merger

Closing Date, as applicable, (iv) “APBO” for each applicable Plan shall mean the accumulated post-employment benefit obligation, calculated in accordance with GAAP (Financial Accounting Statements 106, 112 or other accounting statements, as applicable) and the assumptions and methodologies set forth on the relevant portion of Schedule 8.1.1-B, for each such Plan as of the Share Purchase Closing Date or Merger Closing Date, as applicable, (v) “Unfunded APBO” shall mean the excess, if any, of the APBO for each Plan over the fair value, as of the last day of the month preceding the month in which the Share Purchase Closing or Merger Closing, as applicable, occurs, of the assets of such Plan and other assets identified on Schedule 8.1.1-B, as of the Share Purchase Closing Date or Merger Closing Date, as applicable, and (vi) “Plan Notice of Disagreement” shall mean a written statement setting forth in reasonable detail the basis for a dispute. For the avoidance of doubt, Unfunded PBO and Unfunded APBO cannot be less than zero. Further, Unfunded PBO and Unfunded APBO will be determined on a plan by plan basis in accordance with the Plan Funding Statement.
          8.1.2 Dispute Resolution Process. During the 10 calendar day period immediately following the delivery of a Plan Notice of Disagreement, the Parent and the Shareholder shall seek in good faith to resolve any differences that they may have with respect to any matter specified in the Plan Notice of Disagreement. If at the end of such 10 calendar day period the Parent and the Shareholder have been unable to agree upon a Plan Funding Statement, then the Parent and the Shareholder shall submit to a nationally recognized, independent actuarial firm (selected by the parties) for review and resolution any and all matters that remain in dispute with respect to the Plan Notice of Disagreement. The Parent and the Shareholder shall use commercially reasonable efforts to cause the independent actuarial firm to deliver a final Plan Funding Statement within 20 calendar days from such submission (which determination shall be binding on the parties hereto), and the cost of such independent actuarial firm shall be split equally between and paid by the Parent and the Shareholder. During the 20 calendar day review by the independent actuarial firm, the Parent and the Shareholder will each make available to the independent actuarial firm such individuals and such information, books and records as may be reasonably required (including of the Company and Merger Sub) by the independent actuarial firm to make its final determination.
          8.1.3 Certain Company Benefits. Effective as of the Share Purchase Closing with respect to Foreign Subsidiaries and as of the Merger Closing with respect to the Company and Remaining Subsidiaries, the Shareholder or one of its Affiliates shall cause each Company Employee (other than Covered Employees as defined in Section 8.1.12) and Former Employee who participates in the Phelps Dodge Retirement Plan or the Phelps Dodge Corporation Supplemental Retirement Plan to cease to accrue any additional benefits thereunder. Effective as of the Share Purchase Closing or Merger Closing, as applicable, the Shareholder shall, or shall cause one of its Affiliates other than any member of the Company Group to, assume or maintain sponsorship of and be solely responsible for, all benefits accrued under the Phelps Dodge Retirement Plan and the Phelps Dodge Corporation Supplemental Retirement Plan.
          8.1.4 Filings and Records. The Shareholder, the Parent, the Merger Sub and the Company Group shall cooperate in making all appropriate filings required under the Code or ERISA and any applicable securities laws, implementing all appropriate communications with participants, maintaining and transferring appropriate records and taking all such other actions as may be necessary and appropriate to implement the provisions of this Section 8.

          8.1.5 Employee Savings Plan. After the Share Purchase Closing Date with respect to the Foreign Subsidiaries and after the Merger Closing Date with respect to the Company and Remaining Subsidiaries, the Shareholder and its Affiliates shall permit each Company Employee who is a participant in the Phelps Dodge Employee Savings Plan to elect, in accordance with the terms and conditions of the Phelps Dodge Employee Savings Plan, to (i) receive a distribution of the value in his account less the amount of any outstanding loan to such participant under such plan (such participant’s “Account Balance”), (ii) roll over such participant’s Account Balance to an individual retirement account of such participant or (iii) roll over such participant’s Account Balance to a 401(k) plan maintained by the Parent, the Surviving Corporation or a member of the Company Group by wire transfer as soon as is administratively feasible following the Share Purchase Closing Date or Merger Closing Date, as the case may be, and notification that such 401(k) plan will accept such rollovers.
          8.1.6 Welfare Plans. Prior to the Share Purchase Closing in the case of Foreign Subsidiaries and prior to the Merger Closing in the case of the Company and Remaining Subsidiaries and effective no later than the Share Purchase Closing or Merger Closing, as applicable, the Parent and Merger Sub shall establish or identify welfare benefit plans, which may include plans of the Company Group (including plans providing medical, dental, COBRA coverage, vision care, legal services, educational assistance, adoption assistance, employee assistance, long-term disability, short-term disability, group term life and accidental death and dismemberment insurance, executive life insurance, dependent life insurance, business travel accident insurance, and a cafeteria plan under section 125 of the Code with a healthcare spending account and a dependent care spending account), that will, subject to Section 8.1, provide benefits to (and assume liabilities and account balances of the Shareholder’s cafeteria plan with respect to) Company Employees and their dependents. Without limiting the generality of the foregoing, effective as of the Share Purchase Closing or Merger Closing, as the case may be, the Company Group shall be responsible and liable for providing the appropriate COBRA notices to the relevant Company Employees and their beneficiaries who experience a “qualifying event” on or after the Share Purchase Closing or Merger Closing, as applicable, and for providing or continuing to provide coverage required under COBRA with respect to the relevant Company Employees and their beneficiaries who experience a “qualifying event” on or after the Share Purchase Closing or Merger Closing, as applicable, except with respect to any person participating in any Plans the Shareholder shall retain or assume on and after the Share Purchase Closing Date or Merger Closing Date, as applicable. The Shareholder shall retain liability and responsibility for all benefits requirements under COBRA with respect to Company Employees, Former Employees and their beneficiaries who experience a qualifying event prior to the Share Purchase Closing or Merger Closing, as applicable. If Company Employees participate in the welfare benefit plans of the Parent or its Affiliates after the Share Purchase Closing or Merger Closing, as the case may be, the Parent shall, or shall cause the Merger Sub or Company Group to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of the Parent or its Affiliates to be waived with respect to the Company Employees and their eligible dependents and (ii) give each Company Employee credit for the plan year in which the transition from the Shareholder’s or its Affiliates’ (other than the Company Group) plans to the Parent’s or its Affiliates’ plans occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the transition date; provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. From and after the Share Purchase Closing or Merger Closing, as applicable, the Shareholder shall remain responsible for all claims of Former Employees and their eligible dependents and for claims of Company Employees and their eligible dependents incurred prior to the Share Purchase Closing Date or Merger Closing Date, as applicable, under those Plans that are maintained and sponsored by the Shareholder (other than liabilities under a cafeteria plan in which account balances have been transferred as described in this Section) and the Parent, Merger Sub and the Company Group shall be responsible for all liabilities incurred by any Company Employee and his/her eligible dependents under those Plans that are maintained by the Parent or its Affiliates on or after the Share Purchase Closing Date or Merger Closing Date, as applicable.
          8.1.7 Retiree Medical and Life. Except as provided in any applicable collective bargaining agreement, the Parent or Merger Sub shall provide, or shall cause the Company Group to provide or continue to provide, for a minimum of two years after the Share Purchase Closing Date or Merger Closing Date, as applicable, retiree medical and retiree life plans for the Company Employees substantially similar to such plans maintained by the Shareholder and its Affiliates for such Company Employees immediately prior to the Share Purchase Closing or Merger Closing, as applicable. Prior to the Share Purchase Closing Date, the Shareholder shall assume, and shall indemnify and hold Parent, Merger Sub, the Company Group and their Affiliates harmless against, all liabilities, costs or expenses related to, or incurred as a consequence of, the provision of post-retirement welfare benefits (including without limitation post retirement medical and retiree life plans and other post-employment benefits) to any Person other than Company Employees.
          8.1.8 WARN. Without limiting the obligations of the Shareholder, Company, Parent or Merger Sub under this Agreement, the parties hereto agree that they shall take such actions necessary to retain the Company Employees so as not to require notice under the Workers Adjustment and Retraining Notification Act, as amended (“WARN Act”), and any similar statute prior to the expiration of the 60 day period following the Share Purchase Closing and Merger Closing. The Parent and Merger Sub shall assume all obligations and liabilities under, arising out of or related to the WARN Act or any similar statute unless such obligation and liability is incurred in its totality prior to the Share Purchase Closing Date or Merger Closing Date, as applicable.
          8.1.9 Paid Time Off/Vacation. As of the Share Purchase Closing with respect to the Foreign Subsidiaries and the Merger Closing with respect to the Company and Remaining Subsidiaries, the Parent, Merger Sub or the applicable member of the Company Group shall credit, or shall cause to be credited, each Company Employee with unused paid time off/vacation days and any personal days accrued in accordance with the vacation and personnel policies and labor agreements applicable to any such Company Employee only and to the same extent as accrued on the Closing Balance Sheet.
          8.1.10 Collective Bargaining. The Parent and Merger Sub shall cause the applicable members of the Company Group to recognize each union that, at the Share Purchase Closing or Merger Closing, as applicable, represents any of the Company Employees (and, to the extent applicable, any Former Employee) as the collective bargaining representatives of such employees.

          8.1.11 Workers’ Compensation. The Company Group shall retain and, to the extent necessary, assume all obligations and liabilities for all workers’ compensation benefits and claims of any Company Employee and Former Employee only to the same extent as accrued on the Closing Balance Sheet.
          8.1.12 U.S. Bargaining Pension Plan.
     (a) Prior to the Merger Closing, the Shareholder shall establish and cause the Company Group to assume sponsorship of, or shall cause the Company Group to establish a qualified defined benefit pension plan for the benefit of the Company Employees covered by the Phelps Dodge Retirement Plan who are covered by collective bargaining agreements (the “Covered Employees”), which plan shall provide the Covered Employees with benefits substantially identical to the benefits provided to such Covered Employees under the Phelps Dodge Retirement Plan as of the date hereof (the “U.S. Bargaining Pension Plan”). The Shareholder shall take, or shall cause the Company Group to take, all necessary action to qualify the U.S. Bargaining Pension Plan under the applicable provisions of the Code and shall make any and all filings and submissions to the appropriate Governmental Authorities required to be made by it in connection with the transfer of the assets described below.
     (b) The Shareholder shall cause the trustee of the Phelps Dodge Retirement Plan to transfer to the U.S. Bargaining Pension Plan the minimum amount of assets of the Phelps Dodge Retirement Plan required to be transferred to fund the obligations in respect of the Covered Employees, calculated in accordance with the de minimis rule of Treasury Regulation § 1.414(l)-1(n) as determined by an independent actuary selected by the Shareholder.
     (c) Effective as of the date such assets are transferred, each Covered Employee who participates in the Phelps Dodge Retirement Plan shall cease to accrue any additional benefits thereunder and each such Covered Employee shall commence participation in and accrual of benefits under the U.S. Bargaining Pension Plan and the U.S. Bargaining Pension Plan shall assume all liability of the Phelps Dodge Retirement Plan with respect to such Covered Employees.
          8.1.13 Canadian Pension Plan. To the extent that employees of Shareholder and its Affiliates (other than Company Employees) participate in the Retirement Plan for Salaried Employees of Columbian Chemicals Canada Ltd. (Registration No. 0486928 (the “Canadian Pension Plan”), prior to the Share Purchase Closing, Shareholder and Phelps Dodge Corporation of Canada Limited (“Phelps Canada”) shall cooperate in effecting the transfer of such benefit liabilities and related plan assets as soon as practicable to a pension plan or plans sponsored by or established by Shareholder or any of its Affiliates (other than any member of the Company Group); provided that if such transfer is not completed prior to the Share Purchase Closing, Shareholder, Phelps Canada and Parent shall cooperate in effecting such transfer as soon as practicable thereafter.
          8.1.14 Sevalco Ltd Plan
     (a) Commencing as of the date hereof, the Shareholder shall use good faith efforts to obtain within 12 months of the Share Purchase Closing (i) a clearance statement from the U.K.

Pensions Regulator (the “Pensions Regulator”) that neither the Shareholder, the Company Group nor any person connected or associated with them (as defined in sections 249 and 435 UK Insolvency Act 1986) as at the date hereof (each an “Applicant”) will be liable for the imposition of a contribution notice or financial support direction nor would it be reasonable for the Pensions Regulator to issue such a notice or direction, and (ii) the agreement of each of the trustees of the Sevalco Ltd Plan (the “Sevalco Trustees”) to the contents of such an application to the Pensions Regulator for a clearance statement.
     (b) In connection with the Shareholder’s efforts to obtain such clearance statement and the agreement of the Sevalco Trustees, from and after the date hereof, each of the Parent, Merger Sub and the Company Group shall (i) cooperate with the Shareholder and shall provide such information (including, but not limited to, the information relating to the Company, the Parent and Merger Sub described in clause (c) below) as the Shareholder, the Sevalco Trustees or the Pensions Regulator may request, (ii) upon the request of the Shareholder, appear at and participate in meetings with the Shareholder, the Sevalco Trustees, the Pensions Regulator, and/or any other Person the Shareholder may reasonably request, (iii) not, without the prior written consent of the Shareholder, communicate with the Pensions Regulator or any Sevalco Trustee regarding the clearance statement sought by any Applicant or any related matter, except to the extent required by law, (iv) cooperate and consult with one another, and with the Shareholder, with regard to any negotiations or communications with or actions to be taken at the request of the Pensions Regulator or the Sevalco Trustees concerning the Sevalco Ltd Plan, (v) keep all matters regarding the application for a clearance statement confidential, and (vi) except as set forth in clause (d)(vii), meet its own costs of complying with this provision.
     (c) The Parent, Merger Sub and the Company Group shall provide to the Shareholder and the Sevalco Trustees promptly, and in any event within five working days of a request thereof, or if not reasonably available, as soon as reasonably practicable thereafter, the following information:
     (i) Table showing comparison of the position of all creditors of Sevalco Ltd. and the Company Group before and after the Share Purchase Closing;
     (ii) Statutory accounts of the Parent and the Merger Sub;
     (iii) Financial forecasts, management accounts and business plans for Sevalco Ltd and the Company Group after the Share Purchase Closing;
     (iv) Details of the debt that will rank above the Sevalco Ltd Plan as an unsecured creditor of Sevalco Ltd. and the Company Group after the Share Purchase Closing;
     (v) Valuation of Sevalco Ltd’s and the Company Group’s significant assets at the date hereof; and
     (vi) Sevalco Ltd and the Company Group’s plans for funding the Sevalco Ltd Plan after the Share Purchase Closing.
     (d) The Shareholder shall make contributions to the Sevalco Ltd Plan as provided in paragraphs (i) through (vii) below.

     (i) In the event that a clearance statement for the benefit of the Applicants is issued by the Pensions Regulator regarding the funding of the Sevalco Ltd Plan prior to the one year anniversary of the Share Purchase Closing (a “Clearance Statement”), as soon as practicable after such issuance, and subject to clauses (d)(v) through (d)(vii), the Shareholder shall transfer to the Sevalco Ltd Plan (i) cash or cash equivalents equal to the lesser of (A) an amount equal to (x) $10.4 million minus (y) the aggregate amount paid by any member of the Company Group to the Sevalco Ltd Plan during the period commencing on the date hereof and ending on the close of business on the Share Purchase Closing Date (the “Pre-Closing Payment”, and the amount equal to $10.4 million minus the Pre-Closing Payment shall be the “Benchmark Amount”), and (B) the amount of contributions (adjusted to include any Installment Amount) that, pursuant to the Clearance Statement, have been agreed or are required to be made to the Sevalco Ltd Plan (the amount in and (B) above shall be defined as the “Clearance Statement Funding Amount”), plus (ii) cash or cash equivalents equal to 50% of the amount, if any, by which the Clearance Statement Funding Amount exceeds the Benchmark Amount. If the Shareholder makes a contribution to the Sevalco Ltd Plan pursuant to this clause (d)(i), the Shareholder shall not have any obligation pursuant to clause (d)(ii) below.
     (ii) In the event that a contribution notice or a financial support direction, in each case regarding the funding of the Sevalco Ltd Plan (each, a “Support Direction”), is issued by the Pensions Regulator against one or more of the Applicants before the issuance of a Clearance Statement, as soon as practicable after such issuance and, subject to clauses (d)(v) and (d)(vii), the Shareholder shall transfer to the Sevalco Ltd Plan (i) cash or cash equivalents equal to the lesser of (A) the Benchmark Amount and (B) the amount of contributions (adjusted to include any Installment Amount) that, pursuant to the Support Direction, have been agreed or are required to be made to the Sevalco Ltd Plan (the amount in (B) above shall be defined as the “Support Direction Funding Amount”), plus (ii) cash or cash equivalents equal to 50% of the amount, if any, by which the Support Direction Funding Amount exceeds the Benchmark Amount. If the Shareholder makes a contribution to the Sevalco Ltd Plan pursuant to this clause (d)(ii), the Shareholder shall not have any obligation pursuant to clause (d)(i) above.
     (iii) In the event the Clearance Statement or Support Direction requires some or all of the contributions to be made to the Sevalco Ltd Plan by the Shareholder in installments extending beyond the first anniversary of the Share Purchase Closing (the “Installments”), then for the purposes of clause (d)(i) and (ii) above the Installments shall be attributed their net present value calculated using an 8% per annum discount rate (such aggregate net present value shall be defined as the “Installment Amount”).
     (iv) In the event that no Clearance Statement or Support Direction is issued prior to the one year anniversary of the Share Purchase Closing, or the Support Direction takes the form of or includes an arrangement whereby the Shareholder or any of its Affiliates is jointly and severally liable for or must guarantee the funding of the Sevalco Ltd Plan and no immediate or staggered payment of cash is required in the absence of default by Sevalco Ltd, on or as soon as practicable after the first anniversary of the Share Purchase Closing, the Shareholder shall transfer to the Sevalco Ltd Plan cash or cash equivalents equal to the Benchmark Amount.
     (v) Notwithstanding anything to the contrary in this Agreement, the Shareholder, any of its Affiliates and any Applicant other than in each case, after the Share Purchase Closing Date,

the Company Group (the “Sevalco Plan Ltd. Indemnitees”) shall in no case be required to transfer cash or cash equivalents or make any payments to the Sevalco Ltd Plan pursuant to this Agreement, the Clearance Statement, the Support Direction or otherwise that have a value in excess of an aggregate amount equal to $20 million minus the Pre-Closing Payment.
     (vi) The Parent and the Merger Sub shall be solely responsible for all liabilities and obligations related to the Sevalco Ltd Plan in excess of the amounts for which Shareholder is responsible pursuant to paragraphs (i) through (v) of this Section 8.1.14(d) without taking into account any payment to the Shareholder pursuant to clause (d)(vii) (the “Shareholder Funding Obligation”), and the Parent and Merger Sub shall indemnify the Sevalco Ltd. Plan Indemnitees against all Damages (including without limitation any liability under a contribution notice and/or financial support direction imposed by the Pensions Regulator) incurred or suffered and payable by any Sevalco Ltd. Plan Indemnitees in connection with the Sevalco Ltd. Plan in excess of the Shareholder Funding Obligation.
     (vii) Where the Shareholder is subject to a liability described under clauses (d)(i) to (v) above, the Shareholder shall be entitled at its discretion to elect either:
     (1) to make a payment directly to the Sevalco Ltd Plan or other Person to which the liability relates; or
     (2) to make a payment to the Parent, Merger Sub, Company Group or Sevalco Ltd that shall be delivered to and/or used by Sevalco Ltd to pay an amount equal to such payment to the Sevalco Ltd Plan or other person to which the liability relates, either of which shall discharge in full the Shareholder’s obligations under this Agreement in respect of the liability concerned.
If the Parent, Merger Sub, Company Group or Sevalco Ltd subsequently receives from Her Majesty’s Revenue & Customs (“HMRC”) a payment or Relief arising in respect of any liability or payment contemplated by this clause (d) then:
     (A) the Parent, Merger Sub, Company Group or Sevalco Ltd, as appropriate, shall notify the Shareholder of that fact as soon as reasonably practicable and in any event within 10 days, and if so required by the Shareholder shall take at the Shareholder’s expense (or shall procure that Sevalco Ltd shall take) reasonable endeavors as the Shareholder may request to obtain such payment or Relief (keeping the Shareholder fully informed of the progress of any action taken and providing the Shareholder with copies of all relevant correspondence and documentation); and
     (B) the Parent, Merger Sub, Company Group or Sevalco Ltd, as appropriate, shall pay to the Shareholder the amount received by the Parent, Merger Sub, Company Group or Sevalco or the amount that the Parent, Merger Sub, Company Group or Sevalco has saved by virtue of any Relief.
Any payment required to be made by the Parent, Merger Sub, Company Group or Sevalco Ltd under this clause (d)(vii) shall be made:

     (x) in a case where the Parent, Merger Sub, Company Group or Sevalco Ltd receives a payment from HMRC, within 14 days of the receipt thereof; and
     (y) in a case where the Parent, Merger Sub, Company Group or Sevalco Ltd obtains Relief, within 14 days after the date on which corporation tax would have become payable to HMRC but for the use of such Relief.
The Shareholder shall indemnify the Parent, Merger Sub, the Company Group and Sevalco Ltd against all Damages incurred or suffered and payable by any of them in connection with any action taken pursuant to this clause (d)(vii)(2).
     9. Conditions Precedent to Share Purchases.
     9.1 General. The respective obligations set forth herein of the Shareholder, Company, the Parent and Merger Sub to consummate the Share Purchases at the Share Purchase Closing shall be subject to the fulfillment, on or before the Share Purchase Closing Date, in the case of the Shareholder, of the conditions set forth in Sections 9.2 and 9.3, and, in the case of the Parent, of the conditions set forth in Sections 9.2 and 9.4, in each case as related to the Share Purchases; provided that a party shall be precluded from asserting that a relevant condition hereinafter set forth in Section 9 has not been satisfied by reason of any matter, fact, failure or circumstance expressly contemplated by this Agreement or, subject to Section 7.6, disclosed in the Schedules hereto.
     9.2 Conditions to Obligations of the Parties.
          9.2.1 HSR Act. The waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated and the waiting periods under the antitrust or competition laws of any other applicable foreign jurisdictions (other than Brazil) in which the Company considers a notification to be necessary prior to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated.
          9.2.2 No Injunction. The consummation of the transactions contemplated hereby in connection with the Share Purchases shall not have been restrained, enjoined or otherwise prohibited by any applicable law, including any order, injunction, decree or judgment of any court or other Governmental Authority of the United States.
          9.2.3 Consents. All consents of (i) Governmental Authorities listed in Schedule 9.2.3(i) and (ii) other Persons listed in Schedule 9.2.3(ii), shall have been made, obtained, given or the applicable waiting periods thereunder shall have expired or been terminated.
          9.2.4 Transition Services Agreement. The parties hereto shall have executed and delivered a Transition Services Agreement in substantially the form attached as Exhibit G hereto.

     9.3 Conditions to Obligations of the Shareholder and the Company.
          9.3.1 Representations, Warranties and Covenants of the Parent. The representations and warranties of the Parent in Section 6 in connection with the Share Purchases shall be true and correct in all respects, if qualified by materiality, and shall be true and correct in all material respects, if not qualified by materiality, at and as of the Share Purchase Closing with the same effect as though made at and as of such time (except that those representations and warranties that are made as of a specific date shall be correct only as of such date). The Parent shall have duly performed and complied in all material respects with all covenants contained herein required to be performed or complied with in connection with the Share Purchases by it at or before the Share Purchase Closing.
          9.3.2 Officer’s Certificate. The Parent shall have delivered to the Shareholder and the Company a certificate, dated the Share Purchase Closing Date and signed by its President or a Senior Vice President, as to the fulfillment of the conditions set forth in Section 9.3.1, it being understood that such certificate shall be deemed to have been delivered only in such officer’s capacity as an officer of the Parent (and not in his or her individual capacity) and shall not entitle any party to assert a claim against such officer in his or her individual capacity.
          9.3.3 Credit Support Arrangements. The Shareholder shall have received releases or other terminations, in form and substance reasonably satisfactory to the Shareholder, of all of the obligations of the Shareholder and its Affiliates under the Credit Support Arrangements with respect to the Foreign Subsidiaries.
     9.4 Conditions to Obligations of the Parent.
          9.4.1 Representations, Warranties and Covenants of the Shareholder and the Company. The representations and warranties in Section 5 as applicable to the Shareholder, the Company and the Foreign Subsidiaries in connection with the Share Purchases shall be true and correct in all respects, if qualified by materiality or Material Adverse Effect, and shall be true and correct in all material respects, if not qualified by materiality or Material Adverse Effect, at and as of the Share Purchase Closing with the same effect as though made at and as of such time (except that those representations and warranties that are made as of a specific date shall be correct only as of such date). The Shareholder and the Company shall have duly performed and complied in all material respects with all covenants contained herein required to be performed or complied with in connection with the Share Purchases by it at or before the Share Purchase Closing.
          9.4.2 Officer’s Certificate. Each of the Shareholder and the Company shall have delivered to the Parent a certificate, dated the Share Purchase Closing Date and signed by its President, Executive Vice President, a Senior Vice President or Vice President, as to the fulfillment of the conditions set forth in Section 9.4.1, it being understood that such certificate shall be deemed to have been delivered only in such officer’s capacity as an officer of the Shareholder or the Company (and not in his or her individual capacity) and shall not entitle any party to assert a claim against such officer in his or her individual capacity.

          9.4.3 Financing. Subject to compliance by the Parent with its obligations under Section 7.1(d), the Parent shall have obtained an amount of financing not less than the Financing Amount upon terms substantially as set forth in the Commitment Letters or pursuant to alternative financing as contemplated by Section 7.1(d).
     10. Conditions Precedent to Merger.
     10.1 General. The respective obligations set forth herein of the Shareholder, Company, Parent and Merger Sub to consummate the Merger at the Merger Closing shall be subject to the fulfillment, on or before the Merger Closing Date, in the case of the Shareholder, of the conditions set forth in Sections 10.2 and 10.3, and, in the case of the Parent, of the conditions set forth in Sections 10.2 and 10.4, in each case as related to the Merger Section 10.2; provided that a party shall be precluded from asserting that a relevant condition hereinafter set forth in Section 10 has not been satisfied by reason of any matter, fact, failure or circumstance expressly contemplated by this Agreement or, subject to Section 7.6, disclosed in the Schedules hereto.
     10.2 Conditions to Obligations of the Parties.
          10.2.1 HSR Act. The waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated and the waiting periods under antitrust or competition laws of any other applicable foreign jurisdictions in which the Company considers a notification to be necessary prior to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated.
          10.2.2 No Injunction. The consummation of the transactions contemplated hereby in connection with the Merger shall not have been restrained, enjoined or otherwise prohibited by any applicable law, including any order, injunction, decree or judgment of any court or other Governmental Authority of the United States.
          10.2.3 Consents. All consents of (i) Governmental Authorities listed in Schedule 10.2.3(i) and (ii) other Persons listed in Schedule 10.2.3(ii), shall have been made, obtained, given or the applicable waiting periods thereunder shall have expired or been terminated.
          10.2.4 Share Purchase Closing. The Share Purchase Closing shall have occurred and each of the Share Purchases shall have been consummated.
     10.2.5 Consummation of Foreign Conversions. The Foreign Conversions shall have occurred.
     10.3 Conditions to Obligations of the Shareholder and the Company.
          10.3.1 Representations, Warranties and Covenants of the Parent and Merger Sub. The representations and warranties in Section 6 as applicable to the Parent and Merger Sub in connection with the Merger shall be true and correct in all respects, if qualified by materiality, and shall be true and correct in all material respects, if not qualified by materiality, at and as of the Merger Closing with the same effect as though made at and as of such time (except that those representations and warranties that are made as of a specific date shall be correct only as of such date). The Parent and Merger Sub shall have duly performed and complied in all material respects with all covenants contained herein required to be performed or complied with in connection with the Merger by it at or before the Merger Closing.
          10.3.2 Officer’s Certificate. Each of the Parent and Merger Sub shall have delivered to the Shareholder and the Company a certificate, dated the Merger Closing Date and signed by its President or a Senior Vice President, as to the fulfillment of the conditions set forth in Section 10.3.1, it being understood that such certificate shall be deemed to have been delivered only in such officer’s capacity as an officer of the Parent or Merger Sub (and not in his or her individual capacity) and shall not entitle any party to assert a claim against such officer in his or her individual capacity.
          10.3.3 Credit Support Arrangements. The Shareholder shall have received releases or other terminations, in form and substance reasonably satisfactory to the Shareholder, of all of the obligations of the Shareholder and its Affiliates under the Credit Support Arrangements with respect to the Company and Remaining Subsidiaries.
     10.4 Conditions to Obligations of the Parent and Merger Sub.
          10.4.1 Representations, Warranties and Covenants of the Shareholder and the Company. The representations and warranties in Section 5 as applicable to the Shareholder, the Company and the Remaining Subsidiaries in connection with the Merger shall be true and correct in all respects, if qualified by materiality or Material Adverse Effect, and shall be true and correct in all material respects, if not qualified by materiality or Material Adverse Effect, at and as of the Merger Closing with the same effect as though made at and as of such time (except that those representations and warranties that are made as of a specific date shall be correct only as of such date). The Shareholder and the Company shall have duly performed and complied in all material respects with all covenants contained herein required to be performed or complied with by it in connection with the Merger at or before the Merger Closing.
          10.4.2 Officer’s Certificate. Each of the Shareholder and the Company shall have delivered to the Parent and Merger Sub a certificate, dated the Merger Closing Date and signed by its President, Executive Vice President or a Senior Vice President, as to the fulfillment of the conditions set forth in Section 10.4.1, it being understood that such certificate shall be deemed to have been delivered only in such officer’s capacity as an officer of the Shareholder or the Company (and not in his or her individual capacity) and shall not entitle any party to assert a claim against such officer in his or her individual capacity.
          10.4.3 Financing. Subject to compliance by the Parent with its obligations under Section 7.1(d), the Parent shall have obtained an amount of financing not less than the Financing Amount upon terms substantially as set forth in the Commitment Letters or pursuant to alternative financing as contemplated by Section 7.1(d).
          10.4.4 Certain Transfers. Title to each of the Closed Sites shall have been transferred pursuant to and in accordance with Section 7.2.5; and the issued and outstanding shares of Capital Gestao de Negocios Ltda, a company existing under the laws of Brazil, shall have been transferred to Shareholder.
     11. Indemnification.
     11.1 Survival of Representations and Warranties and Covenants. The representations and warranties contained in Sections 5 and 6 and in the certificates delivered pursuant to Sections 9.3.2 and 9.4.2, and the covenants contained herein to be fully performed or complied with at or prior to the Share Purchase Closing Date or Merger Closing Date, as applicable, shall survive the Share Purchase Closing or Merger Closing, as applicable, and shall remain in full force and effect until the later of (x) March 15, 2007, and (y) the date that is one year and 45 days after the Share Purchase Closing Date or the Merger Closing Date, as applicable; provided that: (a) the representations and warranties set forth in Sections 5.1, 5.3, 5.4, 5.5, 5.10, 5.14 shall survive until sixty (60) days after the expiration of the applicable statute of limitations and (b) the representations and warranties set forth in Section 5.17 shall survive for a period of five years after the Share Purchase Closing Date with respect to the Foreign Subsidiaries and seven years after the Merger Closing Date with respect to the Company and Remaining Subsidiaries. No claim for indemnification under this Section 11 may be asserted with respect to such representations, warranties or covenants after the date indicated in the preceding sentence unless, prior to such date, the party seeking indemnification shall have suffered actual Damages and shall have notified in reasonable detail the party from whom indemnification is sought of a claim for indemnity hereunder.
     11.2 Indemnification.
          11.2.1 By the Shareholder. From and after the Share Purchase Closing with respect to the Share Purchases and from and after the Merger Closing with respect to the Merger, the Shareholder shall indemnify and hold the Parent harmless from and against any expenses, loss, liability or damage, including reasonable attorneys’ fees and other out-of-pocket costs and expenses (collectively, “Damages”), incurred or sustained by the Parent resulting from: (i) non-fulfillment of any covenant or the breach of any representation or warranty on the part of the Shareholder or Company contained in this Agreement, (ii) the Shareholder Retained Litigation, as applicable, or (iii) the Shareholder Retained Environmental Liabilities, as applicable, provided that there shall not be any duplicative payments or indemnities by the Shareholder, and provided, further, that any indemnification relating to Tax matters shall be governed solely by Section 7.4. The Shareholder acknowledges and agrees that in respect of its indemnification obligations under Section 11.2.1(i), it shall have no right to seek contribution from the Company from and after the Share Purchase Closing with respect to the Share Purchases and from and after the Merger Closing with respect to the Merger. Each of the Shareholder and the Company acknowledge and agree that the statement of present intention made by the Parent in Section 6.9 shall not give rise to liability to any Person as a result of any actions taken, or omitted to be taken by Parent or any of its Affiliates from and after the Share Purchase Closing Date or Merger Closing Date, as applicable.
     (a) The following limitations shall apply to the Shareholder’s indemnification obligations:

     (1) The amount of any Damages incurred by the Parent shall be reduced by the net amount of the Tax benefits realized by the Parent, any member of the Company Group or any other Affiliate of the Parent by reason of such Damage.
     (2) The amount of any Damages incurred by the Parent shall be reduced by the net amount the Parent, or any member of the Company Group or any other Affiliate of the Parent recovers (after deducting all reasonable attorneys’ fees, out of pocket expenses and other costs of recovery) from any insurer or other party liable for such Damages, and the Parent shall use commercially reasonable efforts to effect any such recovery.
     (3) The Parent shall not be entitled to indemnification for those portions of any Damages (x) that have arisen as a result of any grossly negligent and willful act or omission by the Parent or any of its Affiliates on or after the Share Purchase Closing Date or Merger Closing Date, as applicable (including, without limitation, resulting from any change in their respective accounting principles, practices or methodologies, or (y) that were subject to an adjustment to any Foreign Subsidiary Purchase Price or the Merger Consideration, as applicable, pursuant to Section 4; provided, however, that for purposes of this Section 11.2.1(a)(3), acts or omissions related to the closure or sale of any Owned Real Property or Leased Real Property shall not be considered willful acts or omissions by the Parent or any of its Affiliates pursuant to clause (x) above.
     (4) The Parent shall not be entitled to indemnification for any Damages with respect to any individual breach (or breaches related to the same facts) of a representation or warranty in Section 5.17 if the amount of such Damages (reduced as provided in clauses (a)(1) and (a)(2) above) does not exceed $500,000.
     (5) The Parent shall be entitled to indemnification under Section 11.2.1(i) (with respect to breaches of representations and warranties only and not with respect to the non-fulfillment of any covenants) only with respect to that portion of the aggregate amount of its Damages (reduced as provided in clauses (a)(1) and (a)(2) above) that exceeds $6,000,000.
     (6) The aggregate amount of Damages payable to the Parent under Section 11.2.1(i) or (with respect to Asbestos Liabilities arising from cases first filed during the period from the second anniversary of the Share Purchase Closing Date or the Merger Closing Date, as applicable, to the seventh anniversary thereof) 11.2.1(iii) shall not exceed 20% of the amount equal to (x) the sum of each of the Foreign Subsidiary Purchase Prices and the Merger Consideration minus (y) the sum of the Target Cash Amount and the aggregate amount of Damages paid or otherwise incurred (without duplication) by the Shareholder or any of its Affiliates under the Share Purchase Agreement or in connection with a breach of Section 13.17(b).

     (7) The Parent shall not be entitled to indemnification with respect to any claim arising out of or relating to Environmental Law to the extent such claims result from the closure or sale of Sevalco Ltd or any of Sevalco Ltd’s properties.
       (b) For the avoidance of doubt, the limitations on the Shareholder’s indemnification obligations set forth in clauses (a)(5) and (a)(6) above shall not apply to Damages incurred or sustained by the Parent arising out of:
     (1) the Shareholder Retained Environmental Liabilities, other than Asbestos Liabilities arising from cases filed during the period from the second anniversary of the Share Purchase Closing Date or the Merger Closing Date, as applicable, to the seventh anniversary thereof;
     (2) Asbestos Liabilities arising from cases filed prior to the second anniversary of the Share Purchase Closing Date or the Merger Closing Date, as applicable; and
     (3) the Shareholder Retained Litigation.
        11.2.2 By the Parent. From and after the Share Purchase Closing with respect to the Share Purchases and from and after the Merger Closing with respect to the Merger, the Parent shall, and shall cause the Company Group to, indemnify and hold the Shareholder harmless from and against any Damages incurred or sustained by the Shareholder as a result of (i) non-fulfillment of any covenant or the breach of any representation or warranty on the part of the Parent or Merger Sub contained in this Agreement, or (ii) the ownership of the Foreign Subsidiary Shares, the Merger or the business or operations of the Company Group, after the Share Purchase Closing in the case of the Share Purchases and after the Merger Closing in the case of the Merger, provided that there shall not be any duplicative payments or indemnities by the Parent, and provided, further, that any indemnification relating to Tax matters shall be governed solely by Section 7.4.
Notwithstanding anything in this Agreement to the contrary:
     (a) The amount of any Damages incurred by the Shareholder shall be reduced by the net amount of the Tax benefits realized by the Shareholder or any of its Affiliates (other than the Company Group) by reason of such Damage.
     (b) The amount of any Damages incurred by the Shareholder shall be reduced by the net amount the Shareholder or any of its Affiliates recovers (after deducting all reasonable attorneys’ fees, out-of-pocket expenses and other costs of recovery) from any insurer or other party liable for such Damages, and the Shareholder shall use reasonable efforts to effect any such recovery.
     (c) The Shareholder shall not be entitled to indemnification for those portions of any Damages that were subject to an adjustment to any Foreign Subsidiary Purchase Prices or the Merger Consideration pursuant to Section 4.

     (d) The Shareholder shall be entitled to indemnification under Section 11.2.2(i) (with respect to breaches of representations and warranties only and not with respect to the non-fulfillment of any covenants only with respect to that portion of the aggregate amount of its Damages (reduced as provided in paragraph (a) and (b) above) that exceeds $6,000,000.
     (e) The aggregate amount of Damages payable to the Shareholder under Section 11.2.2(i) shall not exceed 20% of the sum of the Foreign Subsidiary Purchase Price and Merger Consideration.
     (f) The Parent shall not be liable for any Damages, as reduced pursuant to clauses (a) and (b) above, for any Shareholder Retained Litigation, as applicable, provided the Parent complies with, and permits the Shareholder and its Affiliates to exercise their respective rights under, Section 11.2.3(b).
          11.2.3 Indemnification Procedures. A party entitled to indemnification hereunder shall herein be referred to as an “Indemnitee.” A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an “Indemnitor.”
     (a) If an Indemnitee receives notice of any claim or the commencement of any action by any third party that such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, and such Indemnitee intends to seek indemnification from such Indemnitor with respect thereto under this Section 11, such Indemnitee shall promptly provide written notice thereof to such Indemnitor. Such notice shall (i) specify in reasonable detail the basis on which indemnification is being asserted, (ii) provide a reasonable estimate of the amount of the Damages asserted therein, (iii) specify the provision or provisions of this Agreement under which such Damages are asserted and (iv) include copies of all notices and documents (including court papers) served on or received by the Indemnitee from such third party. Upon receipt of such notice, the Indemnitor shall be entitled to participate in such claim or action, to assume the defense thereof, and to settle or compromise such claim or action; provided that the Indemnitor shall not enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnitee without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. After notice to the Indemnitee of the Indemnitor’s election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof, provided that the Indemnitee shall have the right to employ counsel to represent it if either (x) such claim or action involves remedies other than monetary damages and such remedies, in the Indemnitee’s reasonable judgment, could have or reasonably be expected to have a Material Adverse Effect on such Indemnitee or (y) the Indemnitee has available to it one or more defenses or counterclaims that are inconsistent with one or more of the defenses or counterclaims alleged by the Indemnitor and which could be materially adverse to the Indemnitor, and in any such event the fees and expenses of such separate counsel shall be paid by the Indemnitee. If the Indemnitor does not elect to assume the defense of such claim or action within 45 days of the Indemnitee’s delivery of the notice and other documents that it is required to deliver to the Indemnitor in respect of such a claim or action, the Indemnitee shall be entitled to assume the defense thereof. Unless it has been conclusively determined through a final non-appealable judicial determination (or settlement tantamount thereto) that the Indemnitor is not liable to the Indemnitee under this Section 11.2.3, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect thereto, and shall not settle or compromise any such claim or action without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The parties shall render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or action, including making employees available on a mutually convenient basis to provide additional information and explanation of any relevant materials or to testify at any proceedings relating to such claim or action.
     (b) Notwithstanding anything in Section 11.2.3(a) to the contrary, with respect to any Shareholder Retained Litigation, (i) counsel defending such litigation shall be selected by the Shareholder or one of its Affiliates in their sole discretion, and such counsel (x) shall have access to the employees and information of the Company Group in the same manner as has occurred in the defense of such litigation prior to the Share Purchase Closing or the Merger Closing, (y) shall not be deemed or claimed to have any attorney-client relationship with the Parent and its Affiliates other than the Company Group and (z) shall not be disqualified from representing the Shareholder and its Affiliates in any Action or Proceeding with the Parent and its Affiliates by virtue of such defense of the Shareholder Retained Litigation, and Parent and its Affiliates hereby consent to such representation and waive any claim that such counsel may be disqualified from representing Shareholder and its Affiliates in any Action or Proceeding by virtue of such defense of the Shareholder Retained Litigation, (ii) upon the reasonable request of the Parent, the Shareholder will provide the Parent with updates from time to time following the Share Purchase Closing or Merger Closing, as applicable, regarding any material developments in such matter but otherwise shall have no obligation to inform the Parent regarding the status of any such matter, (iii) all decisions regarding the conduct of such litigation, including, without limitation, any settlement decisions or appeal decisions, shall remain solely with the Shareholder and its Affiliates, and the Shareholder and its Affiliates shall have the right to pursue, settle or otherwise resolve any such litigation at any time without advance notice to or the consent of the Parent, on such terms as the Shareholder and its Affiliates deem appropriate in their sole discretion; provided the Shareholder shall have no right to bind the Parent and its Affiliates in the settlement of any such Shareholder Retained Litigation without the consent of the Parent and its Affiliates, which consent shall not be unreasonably withheld, (iv) the Parent and its Affiliates will provide the Shareholder with full access at all times to the Company Group’s properties, books, records and personnel, and documents, as the Shareholder may reasonably request in connection with the Shareholder Retained Litigation, and (v) the Parent and its Affiliates will make the Company Group’s personnel available as witnesses in the Shareholder Retained Litigation or in any other capacity requested by the Shareholder in connection with the Shareholder Retained Litigation.
     (c) Within 10 Business Days after an Indemnitee sustains or should have known that it has sustained any Damages not involving a third party claim or action that such Indemnitee reasonably believes may give rise to a claim for indemnification from an

Indemnitor hereunder, and such Indemnitee intends to seek indemnification from such Indemnitor with respect thereto under this Section 11, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor, deliver notice of such claim to the Indemnitor, which notice shall contain the information described in the second sentence of Section 11.2.3(a). Subject to Section 11.1, if the Indemnitee fails to provide such notice within such 10 Business Day period, the Indemnitor will not be obligated to indemnify the Indemnitee with respect to such claim to the extent that the Indemnitor’s ability to defend such claim has been actually prejudiced by such failure of the Indemnitee. If the Indemnitor does not notify the Indemnitee within 30 days following its receipt of such notice that the Indemnitor disputes its liability to the Indemnitee, such claim specified by the Indemnitee in such notice shall be conclusively deemed a liability of the Indemnitor and the Indemnitor shall pay the amount of such claim to the Indemnitee promptly after demand therefor or in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) is finally determined. If the Indemnitor has timely disputed its liability with respect to such claim as provided above, the Indemnitor and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Sections 13.14, 13.15 and 13.16.
     (d) Without limiting the Shareholder’s rights under other provisions of this Agreement, the Shareholder shall have the right to assume primary control of the resolution of any matter arising under any Environmental Law for which it has an indemnification obligation, including the option to (i) commission any studies or tests reasonably necessary to define or delineate the extent of any contamination or non-compliance with Environmental Laws, (ii) contact Governmental Authorities, make any reports to Governmental Authorities, submit any investigation, remediation or compliance plans to such authorities, negotiate with such authorities and otherwise deal with such authorities, (iii) prepare the work plan for any investigation, remediation or correction of non-compliance with Environmental Laws, and (iv) conduct or direct any such investigation, remediation or correction of noncompliance with Environmental Laws. With respect to claims brought pursuant to Section 11.2.1(i) for breaches of representations or warranties contained in Section 5.17, the Shareholder shall provide the Parent with a right to participate in matters for which the Shareholder has primary control, including, (i) the right to receive and comment on copies of all environmental and engineering studies, work plans, data prepared by the Shareholder or its agents and correspondence or other submissions received from or sent to the Governmental Authority overseeing any investigation, remediation or correction of non-compliance with or liability under any Environmental Laws (and the Shareholder shall address in such documents the reasonable comments of the Parent), and (ii) the right to attend as an observer any meetings with Governmental Authorities overseeing any investigation, remediation or correction of non-compliance with or liability under any Environmental Laws.
     (e) With respect to claims brought pursuant to Section 11.2.1(i) for breaches of representations or warranties contained in Section 5.17, the Shareholder shall conduct any resolution of any matter arising under any Environmental Law for which it has an indemnification obligation and for which it accepts primary control in a manner that will not unreasonably interfere with or unreasonably interrupt the operations or business of the Parent or unreasonably compromise the safety of the property or the business or operations thereon. Promptly upon completion of any phase of investigatory, remedial or corrective actions, the Shareholder shall use commercially reasonable efforts to restore any adversely affected portion of the property to its pre-disturbed condition, such that the Parent can continue its operations in the manner in which such operations were conducted prior to the commencement of the investigatory, remedial or corrective action.
     (f) The Shareholder shall have satisfied its indemnification obligations under this Agreement with respect to any matter arising under any Environmental Law if the result meets or exceeds the least stringent standards (including any lesser standards resulting from any site-specific risk assessments and including any deed and land use restrictions and institutional controls to the extent such restrictions reasonably comport with the usage of the property as of the Share Purchase Closing Date or Merger Closing Date, as the case may be, and do not unreasonably interfere with Parent’s operation of property), based on the use of the property on the Share Purchase Closing Date or Merger Closing Date, as the case may be, and applicable Environmental Laws as in effect on the date that any remedial or investigative activities are concluded so long as such standards are or would be acceptable to the Governmental Authority directly overseeing such matter.
     (g) Notwithstanding anything in this Agreement to the contrary, the Parent shall not be entitled to indemnification with respect to any claim arising out of or relating to any Environmental Law to the extent that such claims are discovered or identified by environmental sampling or testing conducted by or on behalf of the Parent or its Affiliates, successors, assigns or transferees after the Share Purchase Closing Date or Merger Closing Date, as applicable, unless such sampling or testing (i) is requested by a Governmental Authority or is reasonably necessary to comply with an applicable Environmental Law, (ii) is reasonably necessary to respond to or correct an imminent and substantial threat of risk to human health or the environment or (iii) is reasonably necessary for maintenance or repair performed for a bona fide business purpose.
          11.2.4 Mitigation. The parties shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by using commercially reasonable efforts to mitigate or resolve any such claim or liability.
          11.2.5 Tax Treatment. Each of the Shareholder and the Parent agrees to treat any indemnification payment made pursuant to this Section 11 as an adjustment to the Foreign Subsidiary Purchase Prices or Merger Consideration, as applicable, for all Tax purposes unless otherwise required by applicable law.
          11.2.6 Exclusive Remedy. Subject to Section 13.17 and except with respect to fraud, the indemnities provided for in this Agreement shall be the sole and exclusive remedy of the Parent and Merger Sub and their Affiliates after the Closings against the Shareholder, the

Company and their Affiliates for any inaccuracy of any representation or warranty or any failure or breach of covenant, obligation, condition or agreement to be performed or fulfilled by the Shareholder hereunder or any matters arising under any Environmental Law with respect to any member of the Company Group, including but not limited to any environmental conditions on, at, under or emanating from the facilities owned, leased or operated by any member of the Company Group or elsewhere.
          11.2.7 Accounts Receivables Claims. In the event that the Shareholder agrees to or is otherwise required to pay any Damages in connection with a breach of the representation set forth in Section 5.18(v), the Parent shall, or shall cause the applicable member of the Company Group to, promptly upon receipt of and in any event as a condition precedent to such payment, transfer to the Shareholder or its designee all right, title and interest to the uncollected receivables giving rise to such payment. The Parent acknowledges and agrees that the Shareholder may seek collection of such receivables by any reasonable means it deems appropriate, including litigation, and the Parent shall not, and shall cause each member of the Company Group not to, object to or otherwise seek to impair, any such collection.
     12. Definitions. As used herein, the following terms have the following meanings:
          2004 Balance Sheet: as defined in Section 5.6.
          Account Balance: as defined in Section 8.1.5.
          Accounting Firm: as defined in Section 4.1(b).
   Actions or Proceedings: any action, suit, arbitration, judicial or administrative actions, injunctions, judgments, orders, decrees, proceedings or governmental investigations or audit.
   Additional Funding Amount: as defined in Section 8.1.14(d).
   Affiliate: with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person.
   Agreement: this Master Agreement and Plan of Merger, including the Schedules and Exhibits hereto.
   Asbestos Liabilities: any liability arising from or relating to asbestos litigation cases or claims filed during the period commencing on or after the Share Purchase Closing Date with respect to the Foreign Subsidiaries or on or after the Merger Closing Date with respect to the Company and the Remaining Subsidiaries and ending on the seventh anniversary thereof that allege asbestosis or other personal injury or illness associated with exposure or alleged exposure to asbestos or otherwise based on the presence or alleged presence of asbestos or asbestos-containing materials (each, an “Asbestos Exposure”) at any current real property or facility owned, leased, occupied or operated by the Company Group or any of their respective predecessors or Affiliates or in any product manufactured, marketed, sold, installed or distributed by the Company Group or any of their respective predecessors or Affiliates, provided that (i) Asbestos

Liabilities shall not include any liability arising from an Asbestos Exposure in which the facts or events underlying such Asbestos Exposure first existed or first occurred after the Share Purchase Closing Date with respect to the Foreign Subsidiaries or after the Merger Closing Date with respect to the Company and the Remaining Subsidiaries, and (ii) with respect any liability arising from an Asbestos Exposure in which the facts or events underlying such Asbestos Exposure occurred or existed both prior to and after the Share Purchase Closing Date and the Merger Closing Date, Asbestos Liabilities shall not include any liability attributable to the Asbestos Exposure that occurred or existed after the Share Purchase Closing Date with respect to the Foreign Subsidiaries or after the Merger Closing Date with respect to the Company and the Remaining Subsidiaries.
     Asbestos Litigation: the asbestos litigation cases that are currently pending against the Company Group and marked with an asterisk on Schedule 5.13.
     Audited Financial Statements: as defined in Section 5.6.
     Bahia Project: a contemplated expansion of the operations and business of Columbian Chemicals Brasil, Ltda.
     Bahia Project Expenditures: all expenditures and costs relating to the Bahia Project, made on or after September 1, 2005, to and including the Share Purchase Closing Date or the Merger Closing Date, as applicable.
     Board of Directors: the board of directors of any specified Person.
     Business Day: any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by law to be closed in the City of New York.
     Canadian Pension Plan: as defined in Section 8.1.13.
     Capital Expenditures: capital expenditures from January 1, 2005 up to but not including the Share Purchase Closing Date or Merger Closing Date, as applicable, as recorded on the Closing Balance Sheet in accordance with GAAP, excluding any Bahia Project Expenditures and North Bend Project Expenditures.
     Cash and Cash Equivalents: all cash and all other checks, bank drafts, certificates of deposits, other bank deposits and other similar items that are customarily characterized as cash equivalents.
     CERCLA: the Comprehensive Environmental Response, Compensation and Liability of 1986, as amended.
     Certificate of Merger: as defined in Section 2.4.
     Closed Sites: the sites and properties currently owned by the Company Group that are located in Seminole, Texas, Swartz, Louisiana and Mojave, California.

     Closing Balance Sheet: as defined in Section 4.1. For the avoidance of doubt, such Closing Balance Sheet shall reflect any transactions permitted in Section 7.2.1 taken following the date hereof to the Share Purchase Closing Date or the Merger Closing Date, as applicable, and shall exclude Shareholder Retained Environmental Liabilities and all events occurring after the Share Purchase Closing Date or the Merger Closing Date, as applicable.
     Closing Date: the Share Purchase Closing Date and the Merger Closing Date, as applicable.
     Closing Statement: as defined in Section 4.1.
     Closings: the Share Purchase Closing and the Merger Closing.
     COBRA: the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.
     Code: the Internal Revenue Code of 1986, as amended.
     Commitment Letters: as defined in Section 6.3.
     Company: as defined in the recitals.
     Company Employees: as defined in Section 8.1.
     Company Final Working Capital: as defined in Section 4.1.
     Company Group: the Company and its Subsidiaries, and after the Share Purchase Closing and the Merger Closing, the Surviving Corporation and all Persons which immediately prior to the Share Purchase Closing were Subsidiaries of the Company.
     Company Intellectual Property: as defined in Section 5.11(a).
     Company Licenses: as defined in Section 5.11(a).
     Company Target Working Capital: $85,214,000.
     Competing Business: as defined in Section 7.9.
     Contracts: as defined in Section 5.9.
     Covered Employees: as defined in Section 8.1.12(a).
     Credit Support Arrangements: as defined in Section 7.8.
     Current Assets: the value of all current assets of the relevant Foreign Subsidiary or of the Company and the Remaining Subsidiaries, as applicable, reflected on a Closing Balance Sheet, including, without duplication, (a) all Bahia Project Expenditures and North Bend Project Expenditures, and (b) Cash and Cash Equivalents including the

Target Cash Amount but excluding to the extent relevant (i) deferred tax assets, (ii) contra-assets or reserves for securitization of accounts receivable, (iii) intercompany accounts, (iv) income tax receivables, (v) reserves and receivables relating to the KKPC dispute, and (vi) reserves related to inventory accounted for on a last-in-first out basis.
     Current Liabilities: the value of all current liabilities of the relevant Foreign Subsidiary or of the Company and the Remaining Subsidiaries, as applicable, reflected on a Closing Balance Sheet, including, without duplication, the outstanding aggregate amount of Indebtedness, but excluding to the extent relevant (i) payables relating to the KKPC dispute, (ii) intercompany payables, (iii) deferred tax liabilities and (iv) income tax payables.
     Damages: as defined in Section 11.2.1.
     Definitive Financing Agreements: as defined in Section 6.3.
     DGCL: the General Corporation Law of the State of Delaware.
     DOJ: as defined in Section 7.1(b).
     Effective Time: as defined in Section 2.4.
     Environmental Law: any foreign, federal, state, or local law, statute, rule, regulation or order, including all common law, each as amended or in effect on or prior to the Share Purchase Closing Date in the case of the Share Purchases and the Merger Closing Date with respect to the Merger relating to (i) the manufacture, transport, use, treatment, storage, disposal, arrangement for disposal, release or threatened release of Hazardous Substances, or (ii) pollution or the protection of human health (as it relates to exposure to Hazardous Substances) and the environment (including, without limitation, natural resources, air, and surface or subsurface land or waters).
     Environmental Liabilities: any costs, liabilities or obligations arising under Environmental Laws (whether known or unknown, foreseen or unforeseen, contingent or otherwise, fixed or absolute or present or arising in the future), including without limitation costs, liabilities or obligations arising from any of the following conditions or events, regardless of when occurring or arising: (i) any adverse environmental conditions resulting from the presence, release, threatened release or disposal of Hazardous Substances, (ii) any exposure to or damage from any Hazardous Substances, (iii) the transportation, storage, treatment, recycling, disposal or arrangement for disposal of Hazardous Substances, or (iv) any violation of any Environmental Law.
     ERISA: the Employee Retirement Income Security Act of 1974, as amended.
     Financial Statements: as defined in Section 5.6.
     Financing Amount: as defined in Section 6.3.
     Foreign Conversions: as defined in Section 7.11.

     Foreign Subsidiaries: as defined in the recitals.
     Foreign Subsidiary Final Working Capital: as defined in Section 4.1.
     Foreign Subsidiary Purchase Price: as defined in Section 1.3.
     Foreign Subsidiary Shares: as defined in the recitals.
     Foreign Subsidiary Target Working Capital: $19,923,000 for Columbian Carbon Europa SRL, $13,081,000 for Columbian Chemicals Brasil, Ltda., $12,920,000 for Columbian Chemicals Canada, Ltd., negative $98,000 for Columbian Chemicals Europa GmbH, $9,445,000 for Columbian Tiszai Carbon, LLC, $15,074,000 for Columbian (U.K.) Limited, and $6,941,000 for Columbian Carbon Deutschland GmbH.
     Former Employees: former employees of any member of the Company Group.
     FTC: as defined in Section 7.1(b).
     GAAP: as defined in Section 5.6.
     Governmental Authority: any national government, any state or province or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States of America, any State of the United States of America or any political subdivision thereof.
     Hazardous Substance: any material, substance or waste that is: (i) listed, classified or regulated as a “hazardous waste,” “hazardous substance” or “toxic substance” pursuant to any applicable Environmental Law, (ii) any petroleum product or by-product, friable asbestos, radioactive materials, urea formaldehyde insulation or polychlorinated biphenyls, or (iii) with respect to which liability or standards of conduct are imposed under any Environmental Law.
     HSR Act: as defined in Section 5.2(b).
     Indebtedness: shall mean, without duplication, all obligations of a relevant member of the Company Group: (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for reimbursement under drawn letters of credit, bankers’ acceptance or surety bonds, (iv) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (v) under capital leases, (vi) arising under any conditional sale or title retention agreements, (vii) in connection with contra-assets or reserves for securitization of accounts receivable, (viii) for Unfunded PBO and Unfunded APBO, (ix) Unfunded Capital Expenditures, and (x) from any guarantees of the obligations described in clauses (i)-(ix) above.
     Indemnitee: as defined in Section 11.2.3.

     Indemnitor: as defined in Section 11.2.3.
     Installment Clearance Statement: as defined in Section 8.1.14(d).
     Installment Funding Amount: as defined in Section 8.1.14(d).
     Intellectual Property: as defined in Section 5.11(a).
     Interim Financial Statements: as defined in Section 5.6.
     IRS: the Internal Revenue Service of the United States.
     KKPC: Korea Kumho Petrochemicals Co., Ltd.
     KKPC Matter: refers to a pending arbitration between Columbian Chemicals Korea Co., Ltd. and KKPC regarding certain invoices and purchasing policies.
     Leased Real Property: as defined in Section 5.8.
     Liability: means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted by or against the Company Group, as of the end of the business day on the Share Purchase Closing Date and the Merger Closing Date, as applicable.
     Licenses: as defined in Section 5.11(a).
     Liens: as defined in Section 5.2(a).
     Material Adverse Effect: a material adverse effect on (a) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company Group, taken as a whole, or (b) the ability of the Shareholder or the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby, other than any change or effect that results from or relates to: (x) the announcement by the Shareholder of its intention to sell any member of the Company Group, including any announcement related to the execution and delivery of this Agreement, (y) the consummation of the transactions contemplated by this Agreement, or (z) changes in (i) financial, securities or other market conditions affecting the industries in which any member of the Company Group operates, and (ii) applicable law or regulations or accounting standards, principles or interpretations.
     Merger: as defined in the recitals.
     Merger Closing: as defined in Section 2.2.
     Merger Closing Date: as defined in Section 2.2.
     Merger Consideration: as defined in Section 2.3.

     Merger Sub: as defined in the recitals.
     Merger Sub Stock: as defined in Section 3.1(a).
     Minimum Capital Expenditures: minimum monthly capital expenditures as set forth on Schedule 12.1.
     Non-Disclosure Agreements: as defined in Section 7.2.2.
     North Bend Project: a contemplated cogeneration project at the North Bend facility of the Company.
     North Bend Project Expenditures: all expenditures and costs relating to the North Bend Project, made on or after September 1, 2005, to and including the Share Purchase Closing Date or the Merger Closing Date, as applicable.
     Notice of Disagreement: as defined in Section 4.1(a).
     Owned Intellectual Property: as defined in Section 5.11(a).
     Owned Real Property: as defined in Section 5.8.
     Parent: as defined in the recitals.
     PBO: as defined in Section 8.1.1(c).
     Pensions Regulator: as defined in Section 8.1.14(a).
     Permitted Liens: (i) Liens reflected in the Financial Statements or in Schedule 5.8, (ii) Liens for Taxes not due and payable or that are being contested in good faith by appropriate proceedings, (iii) Liens of warehousemen, mechanics and materialmen and other similar Liens incurred in the ordinary course of business, and (iv) any other Liens that do not materially interfere with the current use of the properties affected thereby or would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.
     Person: any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, Governmental Authority or other entity.
     Plan Funding Statement: as defined in Section 8.1.1.
     Plan Notice of Disagreement: as defined in Section 8.1.1.
     Plans: as defined in Section 5.10.1.
     Reduced Taxes: as defined in Section 7.4(c).

     Relief: any relief, loss, allowance, exemption, set-off, deduction or credit, in computing or against income, profits and gains or UK corporation tax or any right to repayment of UK corporation tax.
     Remaining Subsidiaries: as defined in Section 7.3(b).
     Secretary of State: as defined in Section 2.4.
     Securities Act: as defined in Section 6.6.
     Sevalco Ltd Plan Indemnities: as defined in Section 8.1.14(d).
     Sevalco Trustees: as defined in Section 8.1.14(a).
     Share Purchase Agreements: as defined in the recitals.
     Share Purchase Closing: as defined in Section 1.2.
     Share Purchase Closing Date: as defined in Section 1.2.
     Share Purchases: as defined in the recitals.
     Shareholder: as defined in the recitals.
     Shareholder Funding Obligation: as defined in Section 8.1.14(d).
     Shareholder Retained Environmental Liabilities: (A) all Environmental Liabilities arising from or relating to (i) the Closed Sites or (ii) the Superfund Sites; and (B) all Asbestos Liabilities.
     Shareholder Retained Litigation: the Asbestos Litigation and the litigation, claims, proceedings and related activities with respect to the matters specified in Schedule 12.
     Shares: as defined in the recitals.
     Stand-Alone Plan: as defined in Section 5.10.1.
     Subsidiary: with respect to any Person (the “Parent Entity”), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the Parent Entity or by one or more of its respective Subsidiaries or by the Parent Entity and any one or more of its respective Subsidiaries.
     Superfund Sites: the Casmalia Disposal Site located in Santa Barbara County, California and the JIS Industrial Service Landfill located in Jamesburg, New Jersey.

     Surviving Corporation: as defined in Section 2.1.
     Surviving Corporation Stock: as defined in Section 3.1(a).
     Target Cash Amount: $10,000,000 of unrestricted cash in the accounts of the Company in the United States.
     Tax Dispute Accountants: as defined in Section 7.4(f).
     Tax Indemnitee: as defined in Section 7.4(a).
     Tax Indemnitor: as defined in Section 7.4(a).
     Tax Return: any report, return, statement or other written information required to be filed with a taxing authority in connection with Taxes.
     Taxes: means any federal, state, local, or foreign income, gross receipts, license, single business, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and any expenses incurred in connection with the determination, settlement or litigation of any liability for Taxes.
     Transition Services Agreement: the Transition Services Agreement by and among the Shareholder, the Company and the Parent, substantially in the form of Exhibit G hereto.
     Unfunded APBO: as defined in Section 8.1.1.
     Unfunded Capital Expenditures: the amount by which Capital Expenditures is less than the Minimum Capital Expenditures as of the Share Purchase Closing Date or Merger Closing Date, as applicable, prorated for the month in which each Closing occurs.
     Unfunded PBO: as defined in Section 8.1.1.
     U.S. Bargaining Pension Plan: as defined in Section 8.1.12(a).
     WARN Act: as defined in Section 8.1.8.
     Working Capital: Current Assets less Current Liabilities.
     13. General Provisions.
     13.1 Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time by the party entitled to the benefits thereof.

     13.2 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto (which are hereby incorporated by reference and made a part hereof), is the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, oral or written, express or implied, between the parties hereto and their respective Affiliates, representatives and agents in respect of the subject matter hereof (including, without limitation, the Descriptive Offering Memorandum, dated February 2005, with respect to the Company Group and any supplements thereto), except that this Agreement does not supersede the Non-Disclosure Agreements, the terms and conditions of which the parties hereto expressly reaffirm.
     13.3 Certain Limitations. It is the explicit intent and understanding of each of the parties hereto that neither party nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Sections 5 and 6 and in the certificates delivered pursuant to Sections 9.3.2 and 9.4.2 and neither party is relying on any statement, representation or warranty, oral or written, express or implied, made by the other party or such other party’s Affiliates, representatives or agents (including, without limitation, with respect to any estimates, projections, forecasts, budgets or other forward-looking information delivered or made available to the Parent or its representatives), except for the representations and warranties set forth in such Sections. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OF ANY MEMBER OF THE COMPANY GROUP AND, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT THE PURCHASER TAKES THE ASSETS OF EACH MEMBER OF THE COMPANY GROUP AND ANY ENTITY LISTED IN SCHEDULE 5.3 OR 5.5 “AS IS” AND “WHERE IS”. The parties agree that this is an arm’s length transaction in which the parties’ undertakings and obligations are limited to the performance of their obligations under this Agreement. The documents that have been made available to each of the Parent and Merger Sub or their representatives by the Shareholder and the Company or their representatives shall be deemed disclosed and delivered pursuant to this Agreement. The parties have participated jointly in the negotiating and drafting of this Agreement.
     13.4 Termination.
     (a) This Agreement may be terminated:
     (i) at any time prior to the Share Purchase Closing by mutual written consent of the Parent and the Shareholder;
     (ii) at any time before the Share Purchase Closing, by the Shareholder or the Parent, (x) in the event of a material breach hereof by the non-terminating party, if such non-terminating party fails to cure such breach within five Business Days following notification thereof by the terminating party, or (y) upon notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party’s obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts, if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party;
     (iii) by the Parent or the Shareholder, by written notice to the other party, if the Share Purchase Closing shall not have taken place on or before March 31, 2006, or such later date as the parties may have agreed to in writing, provided that the non-occurrence of the Share Purchase Closing is not attributable to a breach of any of the terms hereof by the party seeking termination;
     (iv) at any time before the Merger Closing, by the Shareholder or the Parent, (x) in the event of a material breach hereof by the non-terminating party, if such non-terminating party fails to cure such breach within five Business Days following notification thereof by the terminating party, or (y) upon notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party’s obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts, if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party; or
     (v) by the Parent or the Shareholder, by written notice to the other party, if the Merger Closing shall not have taken place on or before March 31, 2006, or such later date as the parties may have agreed to in writing, provided that the non-occurrence of the Merger Closing is not attributable to a breach of any of the terms hereof by the party seeking termination.
     (b) If this Agreement is terminated as provided in Section 13.4(a), the transactions contemplated by this Agreement shall be terminated without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:
     (i) the Parent shall return to the Shareholder all documents and other materials received from the Shareholder, its Affiliates, the Company Group or their respective agents (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; and
     (ii) all confidential information received by the Parent with respect to the Shareholder and its Affiliates shall be otherwise treated in accordance with the Non-Disclosure Agreements, which shall remain in full force and effect notwithstanding the termination of this Agreement.
     (c) If this Agreement is terminated as provided in Section 13.4(a), this Agreement shall become null and void and of no further force or effect, except for (i) Section 7.2.2 to the extent it makes information disclosed thereunder subject to the Non-Disclosure Agreements and (ii) this Section 13.4, Section 7.5 (relating to publicity), and Section 13.5 (relating to certain expenses). Nothing in this Section 13.4 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement pursuant to Section 13.17.

     (d) Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 13.4(a), the Shareholder will remain liable to the Parent for any breach of this Agreement by the Shareholder existing at the time of such termination, and the Parent will remain liable to Shareholder for any breach of this Agreement by Parent existing at the time of such termination, and the Shareholder or the Parent may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.
     13.5 Expenses. Except as expressly provided herein, whether or not the transactions contemplated herein shall be consummated, each party shall pay its own expenses, costs and fees incident to the preparation and performance of this Agreement; provided that the Parent shall be responsible for all filing fees in connection with (i) filings required by the HSR Act and (ii) any other filings with Governmental Authorities set forth on Schedules 9.2.3(i) and 10.2.3(i).
     13.6 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby, including in connection with obtaining the Financing Amount.
     13.7 Post-Closing Access. In connection with any matter relating to any period prior to, or any period ending on, the Share Purchase Closing Date or Merger Closing Date, as the case may be, the Parent shall, upon the request and at the expense of the Shareholder, provide the Shareholder and its representatives with full access at all reasonable times during normal business hours to the properties, books and records of the members of the Company Group and furnish for inspection such information and documents in its possession relating to the Company Group as the Shareholder may reasonably request. The Parent shall, and shall cause the members of the Company Group to, execute such documents as the Shareholder may reasonably request to enable the Shareholder to file any required reports or Tax Returns relating to any of the members of the Company Group. The Parent shall not dispose of such books and records during the ten-year period beginning with the Share Purchase Closing Date or Merger Closing Date, as applicable, without the Shareholder’s consent, which shall not be unreasonably withheld. Following the expiration of such ten-year period, the Parent may dispose of such books and records at any time upon giving 60 days’ prior written notice to the Shareholder, unless the Shareholder agrees to take possession of such books and records within 60 days at no expense to the Parent.
     13.8 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if: (a) delivered personally, (b) sent by registered or certified mail in the United States, return receipt requested, (c) sent by reputable overnight air courier (such as DHL or Federal Express) or (d) sent by fax, as follows:

if to the Shareholder or the Company, at:	if to the Parent or Merger Sub:

Phelps Dodge Corporation	Columbian Chemicals Acquisition LLC
One North Central Avenue	c/o One Equity Partners
Phoenix, Arizona 85004-2306	320 Park Avenue
Fax: (602) 366-7321	New York, New York 10022

Attention: S. David Colton, Esq.	Fax: (212) 277-1533
Attention: Mark Amrhein, Esq.

with a copy to:	with a copy to:

Debevoise & Plimpton LLP	Milbank, Tweed, Hadley & McCloy LLP
919 Third Avenue	1 Chase Manhattan Plaza
New York, New York 10022	New York, New York 10005
Fax: (212) 909-6836	Fax: (212) 822-5671
Attention: Michael W. Blair, Esq.	Attention: Charles J. Conroy, Esq.
or to such other address or to such other Person as either party hereto shall have last designated by notice to the other party.
     All such notices, requests, demands and other communications shall be deemed to have been received (w) if by personal delivery, on the next Business Day after such delivery, (x) if by registered or certified mail in the United States return receipt requested, on the seventh Business Day after the mailing thereof, (y) if by reputable overnight air courier, on the next Business Day after the mailing thereof or (z) if by fax, on the next Business Day following the day on which such fax was sent, provided that a copy is also sent by registered or certified mail, return receipt requested.
     13.9 Assignment of Agreement; Assignment of Non-Disclosure Agreements.
     (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties and any purported assignment or other transfer without such consent shall be void and unenforceable; provided that the Parent and the Merger Sub may assign all of its rights or interests (but not its obligations) hereunder (including without limitation its rights under Section 7.4 and Section 11) to any financing sources.
     (b) The Shareholder shall, or shall cause any member of the Company Group to, assign to the Parent or its designee all confidentiality and non-disclosure agreements entered into by the Shareholder and/or any member of the Company Group with respect to the sale of the Company. In the event any such agreement is incapable of being assigned, Shareholder shall, at Parent’s reasonable request and sole expense enforce the confidentiality and other provisions thereof for the benefit of Parent and its Affiliates.
     13.10 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person that is not a party or a successor or permitted assignee of a party to this Agreement.
     13.11 Counterparts. This Agreement may be executed in counterparts (including by facsimile), both of which shall constitute one and the same instrument.

     13.12 Interpretation. The Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. Any references to Sections or Schedules in this Agreement shall refer to Sections of and Schedules to this Agreement unless otherwise indicated. Any references to “the Shareholder’s or the Company’s knowledge” or “the knowledge of the Shareholder and the Company” shall mean the actual/constructive knowledge of the individuals set forth on Schedule 13.12, without any duty of investigation or inquiry. The disclosure of any matter in the Schedules hereto shall be deemed to be a disclosure for all purposes of this Agreement, but shall expressly not be deemed to constitute an admission by the Shareholder or the Parent, or to otherwise imply, that any such matter is material for the purposes of this Agreement.
     13.13 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.
     13.14 Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.
     13.15 Consent to Jurisdiction.
     (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any Action or Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such Action or Proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such Action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     (b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action or Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Action or Proceeding in any such court.
     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 13.8. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     13.16 Waiver of Punitive and Other Damages and Jury Trial.
     (a) THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     (c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.16.
     13.17 Specific Performance; etc(a) Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to obtain injunctive relief or to compel specific performance of this Agreement in accordance with any action instituted in accordance with Section 13.15 and (b) will waive, in any action for specific performance, the defense of the adequacy of a remedy at law.
     (b) Parent shall take, and after the Share Purchase Closings shall cause each member of the Company Group to take, all action necessary to cause each buyer under a Share Purchase Agreement not to seek any remedy thereto for any Damages incurred under such Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PHELPS DODGE CORPORATION

By	/s/ Ramiro G. Peru

Name: Ramiro G. Peru
Title: Executive Vice President & Chief
Financial Officer

COLUMBIAN CHEMICALS COMPANY

By	/s/ James Berresse

Name: James Berresse
Title: President and Chief Executive Officer

COLUMBIAN CHEMICALS ACQUISITION LLC

By	/s/ Thomas F. Kichler

Name: Thomas F. Kichler
Title: Manager

COLUMBIAN CHEMICALS MERGER SUB, INC.

By	/s/ Woohyun Lee

Name: Woohyun Lee
Title: President

Exhibits A-F
Form of Share Purchase Agreements
A-1

Exhibit G
Form of Transition Services Agreement

EXHIBIT A
     QUOTA PURCHASE AGREEMENT, dated as of [___], 2005 (this “Agreement”), among Columbian International Chemicals Corporation (Seat: US — Marietta, GA West Oak, Commons Court 1800, USA) (“CICC”), Columbian Chemicals Company (Seat: US — 300 62 Marietta, GA, West Oak Commons Court 1800, USA) (“Columbian”) (each, a “Seller” and collectively, the “Sellers”), and [Newco], a [foreign jurisdiction] [entity] (the “Purchaser”).
W I T N E S S E T H:
     WHEREAS, Phelps Dodge Corporation, a New York corporation (“Phelps Dodge”), Columbian, Columbian Chemicals Acquisition LLC, a Delaware limited liability company (the “Parent”), and Columbian Chemicals Merger Sub, Inc., a Delaware corporation, have entered into a Master Agreement and Plan of Merger dated November 15, 2005 (the “Master Agreement”), providing, inter alia, for the sale of Columbian Tiszai Koromgyártó Kft. (Registration No. 05-09-002252; Seat: 3581 Tiszaújváros hrsz. 2052.) (the “Company”), pursuant to Section 1.1 of the Master Agreement;
     WHEREAS, pursuant to this Agreement the Purchaser1 herewith acquires the Quotas, including without limitation (i) the quota having a face value of HUF 999,000,000 representing 99.9 % of the Company’s registered capital (“Quota 1”), owned by CICC, and (ii) the quota having a face value of HUF 1,000,000 representing 0.1 % of the Company’s registered capital (“Quota 2”) owned by Columbian (Quota 1 and Quota 2 are collectively referred to herein as the “Quotas”); and
     WHEREAS, the Sellers wish to sell the Quotas to the Purchaser, and the Purchaser wishes to purchase the Quotas from the Sellers, on the terms and conditions and for the consideration set forth in this Agreement; and
     NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived therefrom, the parties hereto agree as follows:

[1]	Please note that pursuant to Section 4 point (4) of Hungarian Act on Business Associations of CXLIV of 1997 (“Company Act”) a single-member business association may not be the sole member of a business association.

ARTICLE I
SALE AND PURCHASE OF QUOTAS
     1.1 Sale and Purchase of Quotas. Subject to the terms and conditions hereof, at the Closing, each Seller will sell to the Purchaser, and the Purchaser will purchase from each Seller, the Quotas set forth opposite such Seller’s name in the column entitled “Quotas” in Schedule 1.1, for a purchase price for each Seller equal to the amount set forth opposite such Seller’s name in the column entitled “Seller Purchase Price” (the “Per Seller Purchase Price”). The aggregate purchase price to be paid by the Purchaser for all Quotas is US$103,160,000, subject to pro rata adjustment pursuant to Section 4 of the Master Agreement (the “Purchase Price”).
     1.2 Assignment of Certain Payment Rights. Each Seller hereby assigns to Phelps Dodge all of its rights and obligations, if any, to receive and to pay, respectively, the amount of any adjustment to the Purchase Price, as determined in accordance with Section 4 of the Master Agreement.
     1.3 Closing. The closing of the sale and purchase of the Quotas (the “Closing”) will take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, on the Share Purchase Closing Date as defined in the Master Agreement (the “Closing Date”). At the Closing:
     (a) An Authorized Officer of each Seller, acting in person or by power of attorney, shall sign a modification of the Quotaholders’ List of the Company (the “Quotaholders’ List”) to indicate the Purchaser as the owner of such Seller’s Quota, and the Managing Director of the Company shall file that modification with the Metropolitan Court of Registration; and
     (b) the Purchaser will pay to each Seller or to such Seller’s designee, by wire transfer of immediately available funds to such account as shall be designated in writing by such Seller to the Purchaser at least two Business Days prior to the Closing Date, an amount equal to such Seller’s Per Seller Purchase Price.
     1.4 Post Closing formalities. Within thirty days of Closing, the Managing Director of the Company shall cause a notice of the modification of the Quotaholders’ List to be published in the Company Gazette.

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ARTICLE II
DEFINITIONS
     2.1 Specific Definitions. As used in this Agreement and the Schedule hereto, the following terms have the following meanings:
     Affiliate: with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person.
     Authority: any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of Hungary or any political subdivision thereof.
     Authorized Officer: With respect to either Seller, any duly authorized President, Vice President or Secretary of such Seller.
     Business Day: any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by law to be closed in the City of New York.
     Lien: any lien, security interest, adverse claim, charge or encumbrance.
     Material Adverse Effect: a material adverse effect on (a) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or (b) the ability of such Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby, other than any change or effect that results from or relates to: (x) the announcement by such Seller of its intention to sell the Company, including any announcement related to the execution and delivery of this Agreement, (y) the consummation of the transactions contemplated by this Agreement or (z) changes in (i) economic, regulatory or political conditions (including, without limitation, acts of war, declared or undeclared, armed hostilities and terrorism), (ii) financial, securities or other market conditions affecting the industries in which the Company operates, and (iii) applicable law or regulations or accounting standards, principles or interpretations.
     Person: any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, Authority or other entity.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES AS TO THE SELLERS
     Each Seller, severally and not jointly represents and warrants to the Purchaser as follows:
     3.1 Corporate Status and Authority. Such Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own the Quotas and to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by the board of directors of such Seller, which approval constitutes all necessary corporate action on the part of the Seller for such authorization. This Agreement has been duly executed and delivered by such Seller and constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership.
     3.2 No Conflicts, Consents and Approvals.
     (a) Neither the execution, delivery or performance of this Agreement by such Seller nor the consummation of the transactions contemplated hereby will result in (i) any conflict with the certificate of incorporation or by-laws of the Seller, (ii) subject to obtaining the consents, approvals and authorizations and making the filings referred to in Section 3.2(b), any breach or violation of or default under any applicable regulation of any Authority or any mortgage, agreement, indenture or any other instrument to which such Seller is a party or by which it or its properties or assets are bound, (iii) any Person being granted (with or without notice of lapse of time or both) any right of termination, cancellation, acceleration or modification in or with respect to any material agreement to which such Seller is a party or by which it or its respective properties or assets are bound, or (iv) the creation or imposition of any Liens on the Quotas, except, in the case of clauses (ii) and (iii), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
     (b) By executing this Agreement, the Sellers unconditionally and irrevocably approve the modification of the Quotaholders’ List by an Authorized Officer of each Seller in accordance with the transfer of Quotas contemplated herein and the registration of such transfer with the Metropolitan Court of Registration.

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     (c) Except as set forth in Schedule 3.2(b), no material consent, approval or authorization of or filing with any Authority or Person is required on the part of such Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     3.3 Title to Quotas and Capitalization. The Quotas represent 100% of the registered capital of the Company. Each Seller owns beneficially and of record the Quotas set forth opposite such Seller’s name in the column entitled “Quotas” in Schedule 1.1 which are free and clear of all encumbrances. The Quotas have been duly authorized and are fully paid and non-assessable. The delivery in the manner provided in Section 1.3 will transfer to the Purchaser valid title to the Quotas, unencumbered, other than Liens created by the Purchaser of any of its Affiliates. There are no outstanding options, warrants, conversion or other rights or agreements of any kind (other than this Agreement) for the purchase or acquisition from, or the sale or issuance by, any Seller or the Company of any quotas of the registered capital, and no authorization therefore has been given.
     3.4 Waiver of Pre-emption Rights. Each Seller shall cause the Company to execute the declaration set forth in Schedule 3.4, pursuant to which the Company shall state that it does not wish to exercise its statutory pre-emption right and that it does not wish to appoint a third party to exercise its pre-emption right relating to the Quotas which are the subject of this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser represents and warrants to each Seller as follows:
     4.1 Corporate Status and Authority. The Purchaser is a [___] duly [___], validly existing and in good standing under the laws of [___] and has the [___] power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by [the board of directors of the Purchaser, which approval constitutes all necessary corporate action on the part of the Purchaser for such authorization]. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership.

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     4.2 No Conflicts, Consents and Approvals.
     (a) The execution, delivery and performance of this Agreement by the Purchaser will not result in (i) any conflict with [the organizational documents] of the Purchaser, (ii) any breach or violation of or default under any applicable regulation, of any Authority or any mortgage, agreement, indenture or any other instrument to which the Purchaser is a party or by which the Purchaser or any of its properties or assets are bound, or (iii) the creation or imposition of any Lien, except, in the case of clauses (ii) and (iii), where such breaches, violations or defaults and such Liens would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Purchaser to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.
     (b) No consent, approval or authorization of or filing with any Authority or Person is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except filings, consents or approvals that, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Purchaser to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.
ARTICLE V
CONDITIONS TO CLOSING
     5.1 Conditions to the Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Purchaser on or prior to the Closing Date of each of the following conditions:
     (a) Each of the representations and warranties of each Seller contained in Article III shall be true shall be true and correct in all respects, if qualified by materiality, and shall be true and correct in all material respects, if not qualified by materiality, at and as of the Closing Date with the same effect as though made at and as of such time. Each Seller shall have duly performed and complied in all material respects with all covenants contained herein required to be performed or complied with by it at or before the Closing Date.
     (b) All of the Conditions to Obligations of the Parties and Conditions to Obligations of the Parent set forth in Sections 9.2 and 9.4, respectively, of the Master Agreement shall have been satisfied or waived.

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     (c) CICC shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by its President, Executive Vice President or a Senior Vice President, as to the fulfillment of the conditions set forth in Section 5.1(a), 5.1(b), it being understood that such certificate shall be deemed to have been delivered only in such officer’s capacity as an officer of CICC (and not in his or her individual capacity) and shall not entitle any party to assert a claim against such officer in his or her individual capacity.
     5.2 Conditions to the Obligation of the Sellers. The obligation of the Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by CICC (on behalf of the Sellers) on or prior to the Closing Date of each of the following conditions:
     (a) Each of the representations and warranties of the Purchaser contained in Article IV shall be true shall be true and correct in all respects, if qualified by materiality, and shall be true and correct in all material respects, if not qualified by materiality, at and as of the Closing Date with the same effect as though made at and as of such time. The Purchaser shall have duly performed and complied in all material respects with all covenants contained herein required to be performed or complied with by it at or before the Closing Date.
     (b) All of the Conditions to Obligations of the Parties and Conditions to Obligations of the Shareholder and Columbian set forth in Sections 9.2 and 9.3, respectively, of the Master Agreement shall have been satisfied or waived.
     (c) The Purchaser shall have delivered to CICC a certificate, dated the Closing Date and signed by its President or a Senior Vice President, as to the fulfillment of the conditions set forth in Section 5.2(a) and 5.2(b), it being understood that such certificate shall be deemed to have been delivered only in such officer’s capacity as an officer of the Purchaser (and not in his or her individual capacity) and shall not entitle any party to assert a claim against such officer in his or her individual capacity.
ARTICLE VI
NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES
     6.1 No Survival of Representations and Warranties. The representations, warranties and covenants of the Sellers and the Purchaser contained in this Agreement or in any certificate delivered in connection with this Agreement shall not survive the Closing, and any and all breaches of such representations, warranties and covenants shall be deemed waived as of the Closing.

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ARTICLE VII
GENERAL PROVISIONS
     7.1 Master Agreement. All matters not provided for herein shall, if provided for in the Master Agreement, be governed by the terms and conditions set forth therein. In the event of conflict between this Agreement and the Master Agreement, the Master Agreement shall take precedence.
     7.2 Remedies. For the avoidance of doubt, the parties to this Agreement expressly agree that the sole remedy for any controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby shall be the recovery provided under the terms of the Master Agreement. Each party expressly waives and foregoes the right to any other remedy arising out of or relating to this Agreement or the transactions contemplated hereby.
     7.3 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.
     7.4 Termination. This Agreement shall terminate on the earlier of the date determined by written agreement of the parties hereto and the date of termination of the Master Agreement.
     7.5 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if: (a) delivered personally, (b) sent by registered or certified mail in the United States, return receipt requested, (c) sent by reputable overnight air courier (such as DHL or Federal Express) or (d) sent by fax, as follows:
if to the Sellers, to:
[_____]
with a copy to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Fax: (212) 909-6836
Attention: Michael W. Blair, Esq.

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if to the Purchaser:
[_____]
with a copy to:
[_____]
or to such other address or to such other Person as either party hereto shall have last designated by notice to the other party.
     All such notices, requests, demands and other communications shall be deemed to have been received (w) if by personal delivery, on the next Business Day after such delivery, (x) if by registered or certified mail in the United States return receipt requested, on the seventh Business Day after the mailing thereof, (y) if by reputable overnight air courier, on the next Business Day after the mailing thereof or (z) if by fax, on the next Business Day following the day on which such fax was sent, provided that a copy is also sent by registered or certified mail, return receipt requested.
     7.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by either party hereto without the prior written consent of the other party and any purported assignment or other transfer without such consent shall be void and unenforceable.
     7.7 Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time by the party entitled to the benefits thereof.
     7.8 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.
     7.9 Headings. The Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. Any references to Sections or Schedules in this Agreement shall refer to Sections of and Schedules to this Agreement unless otherwise indicated.

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     7.10 Counterparts. This Agreement may be executed in counterparts (including by facsimile), both of which shall constitute one and the same instrument.
     7.11 Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of New York — with the exception of the mandatory rules of Hungarian law regarding the transfer of ownership over the Quotas — without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

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     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

COLUMBIAN INTERNATIONAL
CHEMICALS CORPORATION

By

Name:
Title:

COLUMBIAN CHEMICALS COMPANY

By

Name:
Title:

[PURCHASER]

By:

Name:
Title:

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EXHIBIT B
     PRELIMINARY QUOTAS SALE — PURCHASE AGREEMENT, dated as of [___], 2005 (this “Agreement”), between Columbian Holding Company, a Delaware company whose registered office is at 1800 West Oak Commons Court, Marietta, Georgia 30062 USA (“CHC”), Columbian Chemicals Company, a Delaware company whose registered office is at 1800 West Oak Commons Court, Marietta, Georgia 30062 USA (“CCC”), (each, a “Seller” and collectively, the “Sellers”), and [Newco], an Italian company with registered office in [address], registered with the Companies’ Registry of [relevant Company’s Register] under number [ • ] (the “Purchaser”).
W I T N E S S E T H:
     WHEREAS, Phelps Dodge Corporation, a New York corporation (“Phelps Dodge”), CCC, Columbian Chemicals Acquisition LLC, a Delaware limited liability company (the “Parent”), and Columbian Chemicals Merger Sub, Inc., a Delaware corporation, have entered into a Master Agreement and Plan of Merger dated November 15, 2005 (the “Master Agreement”), providing, inter alia, for the sale of Columbian Carbon Europa S.r.l., an Italian company with registered office in Trecate (NO), via San Cassiano 140 CAP 28069, frazione S. Martino, registered with the Companies’ Registry of Novara under number and Fiscal Code 00856740154 REA n. 80322 (the “Company”), and pursuant to Section 1.1 of the Master Agreement;
     WHEREAS, the Sellers own all of the issued and outstanding capital stock of the Company, consisting of two quotas (the “Quotas”) of common stock, with € 9,700,000 par value;
     WHEREAS, the Sellers wish to sell the Quotas to the Purchaser, and the Purchaser wishes to purchase the Quotas from the Sellers, on the terms and conditions and for the consideration set forth in this Agreement; and
     NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived therefrom, the parties hereto agree as follows:
ARTICLE I
SALE AND PURCHASE OF QUOTAS
     1.1 Sale and Purchase of Quotas. Subject to the terms and conditions hereof, at the Closing, each Seller will sell to the Purchaser, and the Purchaser will purchase from each Seller, its respective Quota, of the nominal value set forth opposite such Seller’s name in the column entitled “Nominal value of Quotas” in Schedule 1.1 for a purchase price for each Seller equal to the amount set forth opposite such Seller’s name in the column entitled “Seller Purchase Price”, subject to adjustment on a pro rata basis pursuant to Section 4 of the Master Agreement (the “Per Seller Purchase Price). The aggregate purchase price to be paid by the Purchaser for the two Quotas is $20,090,000 (the “Purchase Price”).
     1.2 Assignment of Certain Payment Rights. Each Seller hereby assigns to Phelps Dodge all of its rights and obligations, if any, to receive and to pay, respectively, the amount of any adjustment to the Purchase Price, as determined in accordance with Section 4 of the Master Agreement.
     1.3 Closing. The closing of the sale and purchase of the Quotas (the “Closing”) will take place at the offices of [Local Counsel/Public Notary], [address], on the Share Purchase Closing Date as defined in the Master Agreement (the “Closing Date”). At the Closing:
     (a) The Parties will execute, before an Italian Notary Public selected by the Sellers (the “Notary Public”), a Deed of sale and purchase of the Quotas substantially on the same terms and conditions set forth in this Agreement, mutatis mutandis, in the Italian language (the “Deed”); and
     (b) the Purchaser will pay to each Seller or to such Seller’s designee, by wire transfer of immediately available funds to such account as shall be designated in writing by such Seller to the Purchaser at least two Business Days prior to the Closing Date, an amount equal to such Seller’s Per Seller Purchase Price.
     1.4 Post Closing formalities. The Parties acknowledge that, after the Closing, (i) the Deed will be filed with the competent Company’s Register by the Notary Public, and (ii) after filing of the Deed with the competent Company’s Register it will be the Purchaser’s duty to request the directors of the Company to file the Deed in the Company’s Quotaholders Book pursuant to article 2470 of the Italian Civil Code.
ARTICLE II
DEFINITIONS
     2.1 Specific Definitions. As used in this Agreement and the Schedule hereto, the following terms have the following meanings:
     Affiliate: with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person.

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     Business Day: any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by law to be closed in Italy.
     Governmental Authority: any national government, any region, province and local entity, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of Italy or any political subdivision thereof.
     Lien: any lien, pledge, security interest, adverse claim, charge or encumbrance.
     Material Adverse Effect: a material adverse effect on (a) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or (b) the ability of such Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby, other than any change or effect that results from or relates to: (x) the announcement by such Seller of its intention to sell the Company, including any announcement related to the execution and delivery of this Agreement, (y) the consummation of the transactions contemplated by this Agreement or (z) changes in (i) economic, regulatory or political conditions (including, without limitation, acts of war, declared or undeclared, armed hostilities and terrorism), (ii) financial, securities or other market conditions affecting the industries in which the Company operates, and (iii) applicable law or regulations or accounting standards, principles or interpretations.
     Person: any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, Governmental Authority or other entity.
ARTICLE III
REPRESENTATIONS AND WARRANTIES AS TO THE SELLERS
     Each Seller, as to itself, severally and not jointly represents and warrants to the Purchaser as follows:
     3.1 Corporate Status and Authority. Such Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own the Quotas and to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and

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performance of this Agreement have been duly authorized by the board of directors of such Seller, which approval constitutes all necessary corporate action on the part of the Seller for such authorization. This Agreement has been duly executed and delivered by such Seller and constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).
     3.2 No Conflicts, Consents and Approvals.
     (a) Neither the execution, delivery or performance of this Agreement by such Seller nor the consummation of the transactions contemplated hereby will result in (i) any conflict with the certificate of incorporation or by-laws of the Seller, (ii) any breach or violation of or default under any applicable statute, regulation, judgment, order or decree of any Governmental Authority or any mortgage, agreement, indenture or any other instrument to which such Seller is a party or by which it or its properties or assets are bound, (iii) any Person being granted (with or without notice of lapse of time or both) any right of termination, cancellation, acceleration or modification in or with respect to any material agreement to which such Seller is a party or by which it or its respective properties or assets are bound, or (iv) the creation or imposition of any Liens on the Quotas, except, in the case of clauses (ii) and (iii), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
     (b) Except as set forth in Article I, no material consent, approval or authorization of or filing with any Governmental Authority or Person is required on the part of such Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     3.3 Title to Quotas and Capitalization. The Quotas are the only issued and outstanding quotas of capital stock of the Company. Each Seller owns beneficially and of record the Quota set forth opposite such Seller’s name in Schedule 1.1, free and clear of any Liens. The Quotas have been duly authorized and validly issued and are fully paid and non-assessable. The completion of the formalities listed in Section 1.3 will transfer to the Purchaser valid title to the Quotas, free and clear of any Liens, other than Liens created by the Purchaser or any of its Affiliates. There are no outstanding options, warrants, conversion or preemptive or other rights or agreements of any kind (other than this Agreement) for the purchase or acquisition from, or the sale or issuance by, each Seller or the Company of any quotas of capital stock, or any securities that are convertible into or exchangeable for quotas of capital stock, of the Company, and no authorization therefor has been given.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser represents and warrants to each Seller as follows:
     4.1 Corporate Status and Authority. The Purchaser is a [___] duly [___], validly existing and in good standing under the laws of [___] and has the [___] power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by [the board of directors of the Purchaser, which approval constitutes all necessary corporate action on the part of the Purchaser for such authorization]. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).
     4.2 No Conflicts, Consents and Approvals.
     (a) The execution, delivery and performance of this Agreement by the Purchaser will not result in (i) any conflict with the organizational documents of the Purchaser, (ii) any breach or violation of or default under any applicable statute, regulation, judgment, order or decree of any Governmental Authority or any mortgage, agreement, indenture or any other instrument to which the Purchaser is a party or by which the Purchaser or any of its properties or assets are bound, or (iii) the creation or imposition of any Lien, except, in the case of clauses (ii) and (iii), where such breaches, violations or defaults and such Liens would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Purchaser to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.
     (b) No consent, approval or authorization of or filing with any Governmental Authority or Person is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except filings, consents or approvals that, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Purchaser to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

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ARTICLE V
CONDITIONS TO CLOSING
     5.1 Conditions to the Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Purchaser on or prior to the Closing Date of each of the following conditions:
     (a) Each of the representations and warranties of the Seller contained in Article III shall be true and correct in all respects, if qualified by materiality, and shall be true and correct in all material respects, if not qualified by materiality, at and as of the Closing Date with the same effect as though made at and as of such time. The Seller shall have duly performed and complied in all material respects with all covenants contained herein required to be performed or complied with by it at or before the Closing Date.
     (b) All of the Conditions to Obligations of the Parties and Conditions to Obligations of the Parent set forth in Sections 9.2 and 9.4, respectively, of the Master Agreement shall have been satisfied or waived.
     (c) CHC shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by its President, Executive Vice President or a Senior Vice President, as to the fulfillment of the conditions set forth in Section 5.1(a), 5.1(b), it being understood that such certificate shall be deemed to have been delivered only in such officer’s capacity as an officer of CHC (and not in his or her individual capacity) and shall not entitle any party to assert a claim against such officer in his or her individual capacity.
     5.2 Conditions to the Obligation of the Sellers. The obligation of the Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by CHC (on behalf of the Sellers) on or prior to the Closing Date of each of the following conditions:
     (a) Each of the representations and warranties of the Purchaser contained in Article IV shall be true and correct in all respects, if qualified by materiality, and shall be true and correct in all material respects, if not qualified by materiality, at and as of the Closing Date with the same effect as though made at and as of such time. The Purchaser shall have duly performed and complied in all material respects with all covenants contained herein required to be performed or complied with by it at or before the Closing Date.

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     (b) All of the Conditions to Obligations of the Parties and Conditions to Obligations of the Shareholder and CCC set forth in Sections 9.2 and 9.3, respectively, of the Master Agreement shall have been satisfied or waived.
     (c) The Purchaser shall have delivered to CHC (on behalf of the Sellers) a certificate, dated the Closing Date and signed by its President or a Senior Vice President, as to the fulfillment of the conditions set forth in Section 5.2(a) and 5.2(b), it being understood that such certificate shall be deemed to have been delivered only in such officer’s capacity as an officer of the Purchaser (and not in his or her individual capacity) and shall not entitle any party to assert a claim against such officer in his or her individual capacity.
ARTICLE VI
NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES
     6.1 No Survival of Representations and Warranties. The representations, warranties and covenants of the Sellers and the Purchaser contained in this Agreement or in any certificate delivered in connection with this Agreement shall not survive the Closing, and any and all breaches of such representations, warranties and covenants shall be deemed waived as of the Closing.
ARTICLE VII
GENERAL PROVISIONS
     7.1 Master Agreement. All matters not provided for herein shall, if provided for in the Master Agreement, be governed by the terms and conditions set forth therein. In the event of conflict between this Agreement and the Master Agreement, the Master Agreement shall take precedence.
     7.2 Remedies. For the avoidance of doubt, the parties to this Agreement expressly agree that, with the exception of the remedy provided by article 2932 of the Italian Civil Code, the sole remedy for any controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby shall be the recovery provided under the terms of the Master Agreement. Each party expressly waives and foregoes the right to any other remedy arising out of or relating to this Agreement or the transactions contemplated hereby.
     7.3 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.

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     7.4 Termination. This Agreement shall terminate on the earlier of the date determined by written agreement of the parties hereto and the date of termination of the Master Agreement.
     7.5 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if: (a) delivered personally, (b) sent by registered or certified mail in the United States, return receipt requested, (c) sent by reputable overnight air courier (such as DHL or Federal Express) or (d) sent by fax, as follows:
     if to the Sellers, to:
     [___]
     with a copy to:
     Debevoise & Plimpton LLP
     919 Third Avenue
     New York, New York 10022
     Fax: (212) 909-6836
     Attention: Michael W. Blair, Esq.
     if to the Purchaser:
     [___]
     with a copy to:
     [___]
or to such other address or to such other Person as either party hereto shall have last designated by notice to the other party.
     All such notices, requests, demands and other communications shall be deemed to have been received (w) if by personal delivery, on the next Business Day after such delivery, (x) if by registered or certified mail in the United States return receipt requested, on the seventh Business Day after the mailing thereof, (y) if by reputable overnight air courier, on the next Business Day after the mailing thereof or (z) if by fax, on the next Business Day following the day on which such fax was sent, provided that a copy is also sent by registered or certified mail, return receipt requested.
     7.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by either party hereto without the prior

8

written consent of the other party and any purported assignment or other transfer without such consent shall be void and unenforceable.
     7.7 Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time by the party entitled to the benefits thereof.
     7.8 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.
     7.9 Headings. The Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. Any references to Sections or Schedules in this Agreement shall refer to Sections of and Schedules to this Agreement unless otherwise indicated.
     7.10 Counterparts. This Agreement may be executed in counterparts (including by facsimile), both of which shall constitute one and the same instrument.
     7.11 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of Italy.

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     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

COLUMBIAN HOLDING COMPANY

By

Name:
Title:

COLUMBIAN CHEMICALS COMPANY

By

Name:
Title:

[PURCHASER]

By:

Name:
Title:

10

EXHIBIT C
     STOCK PURCHASE AGREEMENT, dated as of [___], 2006 (this “Agreement”), between Columbian International Chemicals Corporation, a Delaware corporation (the “Seller”), and [Newco], a [foreign jurisdiction] [entity] (the “Purchaser”).
W I T N E S S E T H:
     WHEREAS, Phelps Dodge Corporation, a New York corporation (“Phelps Dodge”), Columbian Chemicals Company, a Delaware corporation (“Columbian Chemicals”), Columbian Chemicals Acquisition LLC, a Delaware limited liability company (the “Parent”), and Columbian Chemicals Merger Sub, Inc., a Delaware corporation, have entered into a Master Agreement and Plan of Merger dated November 15, 2005 (the “Master Agreement”), providing, inter alia, for the sale of Columbian Chemicals Canada Ltd., a corporation continued under the laws of Ontario (the “Company”), pursuant to Section 1.1 of the Master Agreement;
     WHEREAS, the Seller owns all of the issued and outstanding capital stock of the Company, consisting of 17,525 common shares (the “Shares”);
     WHEREAS, the Seller wishes to sell the Shares to the Purchaser, and the Purchaser wishes to purchase the Shares from the Seller, on the terms and conditions and for the consideration set forth in this Agreement; and
     NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived therefrom, the parties hereto agree as follows:
ARTICLE I
SALE AND PURCHASE OF SHARES
     1.1 Sale and Purchase of Shares. Subject to the terms and conditions hereof, at the Closing, the Seller will sell to the Purchaser, and the Purchaser will purchase from the Seller, the Shares for a purchase price in the amount of US$68,410,000, subject to adjustment pursuant to Section 4 of the Master Agreement (the “Purchase Price”).
     1.2 Assignment of Certain Payment Rights. The Seller hereby assigns to Phelps Dodge all of its rights and obligations, if any, to receive and to pay, respectively, the amount of any adjustment to the Purchase Price, as determined in accordance with Section 4 of the Master Agreement.
     1.3 Closing. The closing of the sale and purchase of the Shares (the “Closing”) will take place at the offices of Debevoise & Plimpton LLP, 919 Third

Avenue, New York, New York 10022, on the Share Purchase Closing Date as defined in the Master Agreement (the “Closing Date”). At the Closing:
     (a) the Seller will deliver to the Purchaser, free and clear of all Liens other than Liens created by the Purchaser or any of its Affiliates, certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers or other appropriate instruments of transfer duly executed, and bearing or accompanied by all requisite stock transfer stamps; and
     (b) the Purchaser will pay to the Seller or to the Seller’s designee, by wire transfer of immediately available funds to such account as shall be designated in writing by the Seller to the Purchaser at least two Business Days prior to the Closing Date, an amount equal to the Purchase Price.
     1.4 Section 116 Certificate. The Seller covenants and agrees with the Purchaser as follows:
     (a) the Seller shall take all reasonable steps to obtain and deliver to the Purchaser on or before Closing a certificate issued by the Minister of National Revenue under subsection 116(2) of the Income Tax Act (Canada) (the “Tax Act”), having a certificate limit of no less than the Purchase Price;
     (b) if a certificate is not so delivered, the Purchaser shall be entitled to withhold from the Purchase Price payable at Closing an amount equal to twenty-five percent (25%) of the Purchase Price;
     (c) where the Purchaser has withheld any amount under paragraph (b) and the Seller delivers to the Purchaser, after Closing and on or before 27 days after the end of the month in which the Purchaser acquired the Shares (the “Remittance Deadline”), a certificate issued by the Minister of National Revenue under either subsection 116(2) or 116(4) of the Tax Act, the Purchaser shall pay forthwith to the Seller any amount that the Purchaser has so withheld;
     (d) where the Purchaser has withheld any amount under paragraph (b) and no certificate has been delivered to the Purchaser by the Seller on or before the Remittance Deadline in accordance with paragraph (c), subject to paragraph (f), such amount shall be remitted by the Purchaser to the Receiver General for Canada in accordance with section 116 of the Tax Act;
     (e) the Purchaser shall not remit the amount referred to in paragraph (d) before the day after the Remittance Deadline;
     (f) where the Purchaser has withheld any amount under paragraph (b) and no certificate has been delivered to the Purchaser by the Seller on or before

2

the Remittance Deadline in accordance with paragraph (c), no amount shall be remitted by the Purchaser to the Receiver General for Canada if the Seller delivers to the Purchaser, on or before the Remittance Deadline, a comfort letter issued by the Canada Revenue Agency extending the time period under which the Purchaser is required to remit an amount in respect of the Purchase Price on behalf of the Seller without being subject to interest and penalties;
     (g) where the Purchaser has withheld any amount under this section (the “Withheld Amount”) and the Seller has delivered to the Purchaser a comfort letter as described in paragraph (f), the Purchaser shall continue to withhold such amount until either (i) paid to the Seller (together with any interest earned thereon), which shall occur upon delivery by the Seller to the Purchaser of a certificate issued by the Minister of National Revenue under either subsection 116(2) or 116(4) of the Tax Act, or (ii) remitted to the Receiver General for Canada for the account of the Seller if notified to do so by the Canada Revenue Agency (provided that any interest earned thereon shall be for the account of the Seller and shall be paid to the Seller);
     (h) any amount remitted by the Purchaser to the Receiver General for Canada under paragraphs (d) or (g) shall be credited to the Purchaser as a payment to the Seller on account of the Purchase Price; and
     (i) the Withheld Amount, if any, shall be paid to and held by [the Purchaser’s solicitors, • ], in trust, and invested by them for the benefit of the Seller in U.S. dollar-denominated interest bearing instruments, the interest on which is not subject to Canadian withholding tax under Part XIII of the Tax Act, in such manner as the Seller shall from time to time direct in writing until paid to the Seller (together with any interest earned thereon) or remitted to the Receiver General for Canada for the account of the Seller in accordance with this section.
ARTICLE II
DEFINITIONS
     2.1 Specific Definitions. As used in this Agreement and the Schedule hereto, the following terms have the following meanings:
     Affiliate: with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person.
     Business Day: any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York.

3

     Governmental Authority: any national government, province or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of Canada or any political subdivision thereof.
     Lien: any lien, security interest, adverse claim, charge or encumbrance.
     Material Adverse Effect: a material adverse effect on (a) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or (b) the ability of the Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby, other than any change or effect that results from or relates to: (x) the announcement by the Seller of its intention to sell the Company, including any announcement related to the execution and delivery of this Agreement, (y) the consummation of the transactions contemplated by this Agreement or (z) changes in (i) economic, regulatory or political conditions (including, without limitation, acts of war, declared or undeclared, armed hostilities and terrorism), (ii) financial, securities or other market conditions affecting the industries in which the Company operates, and (iii) applicable law or regulations or accounting standards, principles or interpretations.
     Person: any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, Governmental Authority or other entity.
     Personal Information: information about an identifiable individual.
     Purchaser’s Representatives: collectively, the directors, officers, shareholders (direct or indirect), employees, advisors and representatives of the Purchaser.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     The Seller represents and warrants to the Purchaser as follows:
     3.1 Corporate Status and Authority. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own the Shares and to execute and deliver this Agreement and perform its obligations hereunder. The execution,

4

delivery and performance of this Agreement have been duly authorized by the board of directors of the Seller, which approval constitutes all necessary corporate action on the part of the Seller for such authorization. This Agreement has been duly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).
     3.2 No Conflicts, Consents and Approvals.
     (a) Neither the execution, delivery or performance of this Agreement by the Seller nor the consummation of the transactions contemplated hereby will result in (i) any conflict with the certificate of incorporation or by-laws of the Seller, (ii) subject to obtaining the consents, approvals and authorizations and making the filings referred to in Section 3.2(b), any breach or violation of or default under any applicable statute, regulation, judgment, order or decree of any Governmental Authority or any mortgage, agreement, indenture or any other instrument to which the Seller is a party or by which it or its properties or assets are bound, (iii) any Person being granted (with or without notice of lapse of time or both) any right of termination, cancellation, acceleration or modification in or with respect to any material agreement to which the Seller is a party or by which it or its respective properties or assets are bound, or (iv) the creation or imposition of any Liens on the Shares, except, in the case of clauses (ii) and (iii), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
     (b) Except as set forth in Schedule 3.2(b), no material consent, approval or authorization of or filing with any Governmental Authority or Person is required on the part of the Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     3.3 Title to Shares and Capitalization. The Shares are the only issued and outstanding shares of capital stock of the Company. The Seller owns beneficially and of record the Shares free and clear of any Liens. The Shares have been duly authorized and validly issued and are fully paid and non-assessable. The delivery at the Closing of certificates representing the Shares in the manner provided in Section 1.3 will transfer to the Purchaser valid title to the Shares, free and clear of any Liens, other than Liens created by the Purchaser or any of its Affiliates. There are no outstanding options, warrants, conversion or preemptive or other rights or agreements of any kind (other than this Agreement) for the purchase or acquisition from, or the sale or issuance by, the Seller or the Company of any shares of capital stock, or any securities that are convertible into or exchangeable for shares of capital stock, of the Company, and no authorization therefor has been given.

5

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser represents and warrants to the Seller as follows:
     4.1 Corporate Status and Authority. The Purchaser is a [                    ] duly [                    ], validly existing and in good standing under the laws of [                    ] and has the [                    ] power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by [the board of directors of the Purchaser, which approval constitutes all necessary corporate action on the part of the Purchaser for such authorization]. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).
     4.2 No Conflicts, Consents and Approvals.
     (a) The execution, delivery and performance of this Agreement by the Purchaser will not result in (i) any conflict with [the organizational documents] of the Purchaser, (ii) any breach or violation of or default under any applicable statute, regulation, judgment, order or decree of any Governmental Authority or any mortgage, agreement, indenture or any other instrument to which the Purchaser is a party or by which the Purchaser or any of its properties or assets are bound, or (iii) the creation or imposition of any Lien, except, in the case of clauses (ii) and (iii), where such breaches, violations or defaults and such Liens would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Purchaser to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.
     (b) No consent, approval or authorization of or filing with any Governmental Authority or Person is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except filings, consents or approvals that, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Purchaser to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.
     4.3 Purchase for Investment. The Purchaser is acquiring the Shares for investment and not with a view toward any resale or distribution thereof except in compliance with applicable securities laws. The Purchaser hereby acknowledges that the

6

Shares are subject to restrictions on resale pursuant to the requirements of applicable securities laws, and the Purchaser agrees that the Purchaser is responsible for compliance with applicable resale restrictions and will comply with all relevant securities laws in connection with any resale of the Shares. The Purchaser hereby acknowledges that the Shares have not been registered pursuant to the U.S. Securities Act of 1933, as amended, or qualified for distribution by the filing of a prospectus under any Canadian provincial securities laws and may not be transferred in the absence of such registration or such filing of a prospectus or an exemption therefrom. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of the transactions contemplated by this Agreement.
     4.4 Confidentiality of Personal Information. The Purchaser and the Purchaser’s Representatives have complied with all applicable legislation governing the protection of Personal Information relating to directors, officers, shareholders, employees, representatives, contractors, consultants, customers and suppliers of the Seller and the Company, have not used or disclosed such Personal Information except to determine whether to proceed with any transactions contemplated by this Agreement and have not disclosed any such Personal Information to any Person other than such of Purchaser’s Representatives as had a need to know such information in connection with the foregoing.
ARTICLE V
CONDITIONS TO CLOSING
     5.1 Conditions to the Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Purchaser on or prior to the Closing Date of each of the following conditions:
     (a) Each of the representations and warranties of the Seller contained in Article III shall be true and correct in all respects, if qualified by materiality, and shall be true and correct in all material respects, if not qualified by materiality, at and as of the Closing Date with the same effect as though made at and as of such time. The Seller shall have duly performed and complied in all material respects with all covenants contained herein required to be performed or complied with by it at or before the Closing Date.
     (b) All of the Conditions to Obligations of the Parties and Conditions to Obligations of the Parent set forth in Sections 9.2 and 9.4, respectively, of the Master Agreement shall have been satisfied or waived.

7

     (c) [The waiting period under the Competition Act (Canada) shall have expired or been terminated.]
     (d) The Seller shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by its President, Executive Vice President or a Senior Vice President, as to the fulfillment of the conditions set forth in Section 5.1(a), 5.1(b) [and 5.1(c)], it being understood that such certificate shall be deemed to have been delivered only in such officer’s capacity as an officer of the Seller (and not in his or her individual capacity) and shall not entitle any party to assert a claim against such officer in his or her individual capacity.
5.2 Conditions to the Obligation of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Seller on or prior to the Closing Date of each of the following conditions:
     (a) Each of the representations and warranties of the Purchaser contained in Article IV shall be true and correct in all respects, if qualified by materiality, and shall be true and correct in all material respects, if not qualified by materiality, at and as of the Closing Date with the same effect as though made at and as of such time. The Purchaser shall have duly performed and complied in all material respects with all covenants contained herein required to be performed or complied with by it at or before the Closing Date.
     (b) All of the Conditions to Obligations of the Parties and Conditions to Obligations of the Shareholder and Columbian Chemicals set forth in Sections 9.2 and 9.3, respectively, of the Master Agreement shall have been satisfied or waived.
     (c) The Purchaser shall have delivered to the Seller a certificate, dated the Closing Date and signed by its President or a Senior Vice President, as to the fulfillment of the conditions set forth in Section 5.2(a) and 5.2(b), it being understood that such certificate shall be deemed to have been delivered only in such officer’s capacity as an officer of the Purchaser (and not in his or her individual capacity) and shall not entitle any party to assert a claim against such officer in his or her individual capacity.
ARTICLE VI
NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES
     6.1 No Survival of Representations and Warranties. The representations, warranties and covenants of the Sellers and the Purchaser contained in this Agreement or in any certificate delivered in connection with this Agreement shall not survive the

8

Closing, and any and all breaches of such representations, warranties and covenants shall be deemed waived as of the Closing.
ARTICLE VII
GENERAL PROVISIONS
     7.1 Master Agreement. All matters not provided for herein shall, if provided for in the Master Agreement, be governed by the terms and conditions set forth therein. In the event of conflict between this Agreement and the Master Agreement, the Master Agreement shall take precedence.
     7.2 Remedies. For the avoidance of doubt, the parties to this Agreement expressly agree that the sole remedy for any controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby shall be the recovery provided under the terms of the Master Agreement. Each party expressly waives and foregoes the right to any other remedy arising out of or relating to this Agreement or the transactions contemplated hereby.
     7.3 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.
     7.4 Termination. This Agreement shall terminate on the earlier of the date determined by written agreement of the parties hereto and the date of termination of the Master Agreement.
     7.5 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if: (a) delivered personally, (b) sent by registered or certified mail in the United States, return receipt requested, (c) sent by reputable overnight air courier (such as DHL or Federal Express) or (d) sent by fax, as follows:
if to the Seller, to:
Columbian International Chemicals Corporation

9

with a copy to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Fax: (212) 909-6836
Attention: Michael W. Blair, Esq.
if to the Purchaser:
[                    ]
with a copy to:
[                    ]
or to such other address or to such other Person as either party hereto shall have last designated by notice to the other party.
     All such notices, requests, demands and other communications shall be deemed to have been received (w) if by personal delivery, on the next Business Day after such delivery, (x) if by registered or certified mail in the United States return receipt requested, on the seventh Business Day after the mailing thereof, (y) if by reputable overnight air courier, on the next Business Day after the mailing thereof or (z) if by fax, on the next Business Day following the day on which such fax was sent, provided that a copy is also sent by registered or certified mail, return receipt requested.
     7.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by either party hereto without the prior written consent of the other party and any purported assignment or other transfer without such consent shall be void and unenforceable.
     7.7 Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time by the party entitled to the benefits thereof.
     7.8 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other

10

provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.
     7.9 Headings. The Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. Any references to Sections or Schedules in this Agreement shall refer to Sections of and Schedules to this Agreement unless otherwise indicated.
     7.10 Counterparts. This Agreement may be executed in counterparts (including by facsimile), both of which shall constitute one and the same instrument.
     7.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent that such principles or rules would require or permit the application of the laws of another jurisdiction. Without prejudice to Section 7.2 hereof, any disputes, controversies or claims arising out of or relating to this Agreement, or the interpretation or breach hereof, shall be submitted to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, as provided in Sections 13.15 and 13.16 of the Master Agreement.

11

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

COLUMBIAN INTERNATIONAL
CHEMICALS CORPORATION

By

Name:
Title:

[PURCHASER]

By:

Name:
Title:

12

EXHIBIT D
     QUOTA PURCHASE AGREEMENT, dated as of [                    ], 2005 (this “Agreement”), between Columbian International Chemicals Corporation, a Delaware company located at 1800 West Oak Commons Court, Marietta, Georgia, 30062 USA (“Seller”), and [Newco], a Brazilian [entity] located at [address] and enrolled with the Federal Taxpayers Registry — CNPJ under No.                                          (the “Purchaser”).
W I T N E S S E T H:
     WHEREAS Columbian Chemicals Brasil Ltda. (“Company”) is a Brazilian limited liability company, enrolled with the Federal Taxpayers Registry — CNPJ under No. 2.634.915/0001-84, with headquarters at Av. Francisco Matarazzo, 1400, in the City of São Paulo, State of São Paulo, and having capital of R$ 61,505,800.00, represented by 615,058,000 quotas, with par value of R$ 0,10 each;
     WHEREAS, Phelps Dodge Corporation, a New York corporation (“Phelps Dodge”), Columbian Chemicals Company, a Delaware corporation (“Columbian Chemicals”), Columbian Chemicals Acquisition LLC, a Delaware limited liability company (the “Parent”), and Columbian Chemicals Merger Sub, Inc., a Delaware corporation, have entered into a Master Agreement and Plan of Merger dated November 15, 2005 (the “Master Agreement”), providing, inter alia, for the sale of the Company, pursuant to Section 1.1 of the Master Agreement;
     WHEREAS, the Seller owns 615,057,990 quotas representing the capital stock of the Company (the “Quotas”), with par value of R$ 0,10 each, the remaining 10 quotas being owned by Roberto Cierro, Controller of the Company;
     WHEREAS, the Seller wishes to sell the Quotas to the Purchaser, and the Purchaser wishes to purchase the Quotas from the Seller, on the terms and conditions and for the consideration set forth in this Agreement; and
     NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived therefrom, the parties hereto agree as follows:
ARTICLE I
SALE AND PURCHASE OF QUOTAS
     1.1 Sale and Purchase of Quotas. Subject to the terms and conditions hereof, at the Closing, the Seller will sell to the Purchaser, and the Purchaser will purchase from the Seller, the Quotas, for the price of USD 146,600,000, subject to adjustment pursuant to Section 4 of the Master Agreement (the “Purchase Price”).

     1.2 Assignment of Certain Payment Rights. The Seller hereby assigns to Phelps Dodge all of its rights and obligations, if any, to receive and to pay, respectively, the amount of any adjustment to the Purchase Price, as determined in accordance with Section 4 of the Master Agreement.
     1.3 Closing. The closing of the sale and purchase of the Quotas (the “Closing”) will take place at the offices of Pinheiro Neto Advogados, Rua Boa Visa, 254, 9o Andar, São Paolo, Brasil 01014-907, on the Share Purchase Closing Date as defined in the Master Agreement (the “Closing Date”). At the Closing:
     (a) Seller and Purchaser shall execute and deliver an amendment to the articles of association of the Company, upon which Seller will deliver to the Purchaser, free and clear of all Liens other than Liens created by the Purchaser or Bidder, the Quotas;
     (b) Seller will cause Roberto Cierro, owner of 10 quotas representing the capital stock of the Company, and Purchaser will cause an affiliated company of it, to also execute the amendment to the articles of association referred to in Section 1.3(a), so that title to such 10 quotas will be transferred, free and clear of all Liens other than Liens created by the Purchaser or any of its Affiliates, from Roberto Cierro to an affiliated company of Purchaser;
     (c) the Purchaser will pay to the Seller or to the Seller’s designee, by wire transfer of immediately available funds to such account as shall be designated in writing by the Seller to the Purchaser at least two Business Days prior to the Closing Date, an amount equal to the Purchase Price, net of the lesser of the withholding income tax (Imposto de Renda na Fonte — IRF) due in connection with the transaction, if any, and USD 9,000,000.00; and
     (d) Purchaser will retain and pay, on behalf of Seller, the withholding income tax (Imposto de Renda na Fonte — IRF) due in connection with the transaction, if any, and will deliver to Seller the respective payment receipt.
ARTICLE II
DEFINITIONS
     2.1 Specific Definitions. As used in this Agreement and the Schedule hereto, the following terms have the following meanings:
     Affiliate: with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person.

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     Business Day: any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by law to be closed in Brazil.
     Governmental Authority: any national government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of Brazil or any political subdivision thereof.
     Lien: any lien, security interest, adverse claim, charge or encumbrance.
     Material Adverse Effect: a material adverse effect on (a) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or (b) the ability of the Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby, other than any change or effect that results from or relates to: (x) the announcement by the Seller of its intention to sell the Company, including any announcement related to the execution and delivery of this Agreement, (y) the consummation of the transactions contemplated by this Agreement or (z) changes in (i) economic, regulatory or political conditions (including, without limitation, acts of war, declared or undeclared, armed hostilities and terrorism), (ii) financial, securities or other market conditions affecting the industries in which the Company operates, and (iii) applicable law or regulations or accounting standards, principles or interpretations.
     Person: any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, Governmental Authority or other entity.
ARTICLE III
REPRESENTATIONS AND WARRANTIES AS TO THE SELLER
     The Seller represents and warrants to the Purchaser as follows:
     3.1 Corporate Status and Authority. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own the Quotas and to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by the board of directors of the Seller, which approval constitutes all necessary corporate action on the

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part of the Seller for such authorization. This Agreement has been duly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).
     3.2 No Conflicts, Consents and Approvals.
     (a) Neither the execution, delivery or performance of this Agreement by the Seller nor the consummation of the transactions contemplated hereby will result in (i) any conflict with the certificate of incorporation or by-laws of the Seller, (ii) subject to obtaining the consents, approvals and authorizations and making the filings referred to in Section 3.2(b), any breach or violation of or default under any applicable statute, regulation, judgment, order or decree of any Governmental Authority or any mortgage, agreement, indenture or any other instrument to which the Seller is a party or by which it or its properties or assets are bound, (iii) any Person being granted (with or without notice of lapse of time or both) any right of termination, cancellation, acceleration or modification in or with respect to any material agreement to which the Seller is a party or by which it or its respective properties or assets are bound, or (iv) the creation or imposition of any Liens on the Quotas, except, in the case of clauses (ii) and (iii), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
     (b) Except as set forth in Schedule 3.2(b), no material consent, approval or authorization of or filing with any Governmental Authority or Person is required on the part of the Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     3.3 Title to Quotas and Capitalization. The Quotas are the only quotas representing the capital stock of the Company, except for the 10 quotas held by Roberto Cierro. The Seller owns the Quotas free and clear of any Liens. The Quotas have been validly issued and are fully paid and non-assessable. The execution at the Closing of an amendment to the articles of association of the Company in the manner provided in Section 1.3 will transfer to the Purchaser valid title to the Quotas, free and clear of any Liens, other than Liens created by the Purchaser or any of its Affiliates. There are no outstanding options, warrants, conversion or preemptive or other rights or agreements of any kind (other than this Agreement) for the purchase or acquisition from, or the sale or issuance by, the Seller or the Company of any quotas representing capital stock, or any securities that are convertible into or exchangeable for quotas representing capital stock, of the Company, and no authorization therefor has been given.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser represents and warrants to the Seller as follows:
     4.1 Corporate Status and Authority. The Purchaser is a [___] duly [___], validly existing and in good standing under the laws of Brazil and has the [___] power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by [the board of directors of the Purchaser, which approval constitutes all necessary corporate action on the part of the Purchaser for such authorization]. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).
     4.2 No Conflicts, Consents and Approvals.
     (a) The execution, delivery and performance of this Agreement by the Purchaser will not result in (i) any conflict with [the organizational documents] of the Purchaser, (ii) any breach or violation of or default under any applicable statute, regulation, judgment, order or decree of any Governmental Authority or any mortgage, agreement, indenture or any other instrument to which the Purchaser is a party or by which the Purchaser or any of its properties or assets are bound, or (iii) the creation or imposition of any Lien, except, in the case of clauses (ii) and (iii), where such breaches, violations or defaults and such Liens would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Purchaser to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.
     (b) No consent, approval or authorization of or filing with any Governmental Authority or Person is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except filings, consents or approvals that, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Purchaser to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.
     4.3 Purchase for Investment. The Purchaser is acquiring the Quotas for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act of 1933, as amended (the “Securities Act”). The

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Purchaser hereby acknowledges that the Quotas have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration or an exemption therefrom under the Securities Act. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Quotas and is capable of bearing the economic risks of the transactions contemplated by this Agreement.
ARTICLE V
CONDITIONS TO CLOSING
    5.1 Conditions to the Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Purchaser on or prior to the Closing Date of each of the following conditions:

(a)       Each of the representations and warranties of the Seller contained in Article III shall be true and correct in all respects, if qualified by materiality, and shall be true and correct in all material respects, if not qualified by materiality, at and as of the Closing Date with the same effect as though made at and as of such time. The Seller shall have duly performed and complied in all material respects with all covenants contained herein required to be performed or complied with by it at or before the Closing Date.

(b)       All of the Conditions to Obligations of the Parties and Conditions to Obligations of the Parent set forth in Sections 9.2 and 9.4, respectively, of the Master Agreement shall have been satisfied or waived.

(c)       The Seller shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by its President, Executive Vice President or a Senior Vice President, as to the fulfillment of the conditions set forth in Section 5.1(a), 5.1(b), it being understood that such certificate shall be deemed to have been delivered only in such officer’s capacity as an officer of the Seller (and not in his or her individual capacity) and shall not entitle any party to assert a claim against such officer in his or her individual capacity.

    5.2 Conditions to the Obligation of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Seller on or prior to the Closing Date of each of the following conditions:

(a)       Each of the representations and warranties of the Purchaser contained in Article IV shall be true and correct in all respects, if qualified by materiality, and shall be true and correct in all material respects, if not qualified

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by materiality, at and as of the Closing Date with the same effect as though made at and as of such time. The Purchaser shall have duly performed and complied in all material respects with all covenants contained herein required to be performed or complied with by it at or before the Closing Date.
(b) All of the Conditions to Obligations of the Parties and Conditions to Obligations of the Shareholder and Columbian Chemicals set forth in Sections 9.2 and 9.3, respectively, of the Master Agreement shall have been satisfied or waived.

(c) The Purchaser shall have delivered to the Seller a certificate, dated the Closing Date and signed by its President or a Senior Vice President, as to the fulfillment of the conditions set forth in Section 5.2(a) and 5.2(b), it being understood that such certificate shall be deemed to have been delivered only in such officer’s capacity as an officer of the Purchaser (and not in his or her individual capacity) and shall not entitle any party to assert a claim against such officer in his or her individual capacity.
ARTICLE VI
NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES
     6.1 No Survival of Representations and Warranties. The representations, warranties and covenants of the Sellers and the Purchaser contained in this Agreement or in any certificate delivered in connection with this Agreement shall not survive the Closing, and any and all breaches of such representations, warranties and covenants shall be deemed waived as of the Closing.
ARTICLE VII
GENERAL PROVISIONS
     7.1 Master Agreement. All matters not provided for herein shall, if provided for in the Master Agreement, be governed by the terms and conditions set forth therein. In the event of conflict between this Agreement and the Master Agreement, the Master Agreement shall take precedence.
     7.2 Remedies. For the avoidance of doubt, the parties to this Agreement expressly agree that the sole remedy for any controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby shall be the recovery provided under the terms of the Master Agreement. Each party expressly waives and

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foregoes the right to any other remedy arising out of or relating to this Agreement or the transactions contemplated hereby.
     7.3 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.
     7.4 Termination. This Agreement shall terminate on the earlier of the date determined by written agreement of the parties hereto and the date of termination of the Master Agreement.
     7.5 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if: (a) delivered personally, (b) sent by registered or certified mail in the United States, return receipt requested, (c) sent by reputable overnight air courier (such as DHL or Federal Express) or (d) sent by fax, as follows:

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if to the Seller, to:
[Columbian International Chemicals Corporation]
with a copy to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Fax: (212) 909-6836
Attention: Michael W. Blair, Esq.
if to the Purchaser:
[___]
with a copy to:
[___]
or to such other address or to such other Person as either party hereto shall have last designated by notice to the other party.
     All such notices, requests, demands and other communications shall be deemed to have been received (w) if by personal delivery, on the next Business Day after such delivery, (x) if by registered or certified mail in the United States return receipt requested, on the seventh Business Day after the mailing thereof, (y) if by reputable overnight air courier, on the next Business Day after the mailing thereof or (z) if by fax, on the next Business Day following the day on which such fax was sent, provided that a copy is also sent by registered or certified mail, return receipt requested.
     7.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by either party hereto without the prior written consent of the other party and any purported assignment or other transfer without such consent shall be void and unenforceable.
     7.7 Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time by the party entitled to the benefits thereof.
     7.8 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any

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reason, such circumstances shall not have the effect of rendering such provision invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.
     7.9 Headings. The Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. Any references to Sections or Schedules in this Agreement shall refer to Sections of and Schedules to this Agreement unless otherwise indicated.
     7.10 Counterparts. This Agreement may be executed in counterparts (including by facsimile), both of which shall constitute one and the same instrument.
     7.10 English Language Version Controls. This Agreement is signed both English and Portuguese languages, and the English version shall prevail in the event of any inconsistency between the English version and the Portuguese version.
     7.11 Governing Law and Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. Without prejudice to Section 7.2 hereof, any disputes, controversies or claims arising out of or relating to this Agreement, or the interpretation or breach hereof, shall be submitted to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, as provided in Sections 13.15 and 13.16 of the Master Agreement.

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     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

COLUMBIAN INTERNATIONAL CHEMICALS CORPORATION

By

Name:
Title:

[PURCHASER]

By:

Name:
Title:

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EXHIBIT E (Part I)
Notarial Deed
Transacted in [___] this _____day of __________ 200__.
Before me, the undersigned Notary Public
[___]
with his offices at [______],
appeared today:
1.	Rechtsanwalt [___], born on [___], citizen of [___], with his business address at [___], [___], identified to the notary’s satisfaction by his valid passport No. [___],

according to his declarations in the following not acting in his own name, but without assuming any personal liability for and in the name of

Columbian International Chemicals Corporation, a Delaware corporation, the with its registered office at 1800 West Oak Commons Court, Marietta, Georgia 30062 USA (the “Transferor”),

based upon a power of attorney dated [___] a certified copy of which is attached hereto as Exhibit A, and based upon a notarized certificate dated , attached hereto as Exhibit B.

2.	Rechtsanwalt [___], born on [___], citizen of [___], with his business address at [___], [___], identified to the notary’s satisfaction by his valid German passport No.[___],

according to his declarations in the following not acting in his own name, but without assuming any personal liability for and in the name of

[NewCo], a German Gesellschaft mit beschränkter Haftung, with the principal place of business in , entered in the commercial register of the local court of under HRB (the “Transferee”),

based upon a power of attorney dated [___], a copy of which is attached hereto as Exhibit C and based upon a notarized certificate dated , attached hereto as Exhibit D.
The Transferor and the Transferee are together referred to as the “Parties”.
The appearing persons requested that this Deed be recorded in the English language with portions in German and that they are in sufficient command of the English language for these purposes. The acting Notary who himself is in sufficient command of the English language for these purposes also verified that the appearing persons have such sufficient command. The appearing persons expressly declined to have a German translation made of this Deed and also declined, upon specific advice of the Notary, to have a translator present during the recording.
The Notary advised the appearing persons that a notary who or whose partners in the law firm have formerly acted as legal advisors to one of the parties involved in the matter to be notarized would not be entitled to take office as a notary (Vorbefassungsverbot) in the matter at hand pursuant to Sec. 3 para. 1 no. 7 of the German Act on Notarization (Beurkundungsgesetz). The Notary states that he himself and his firm have not been involved in the matter at hand in the meaning of said provisions. The Parties hereto confirm such statement of the Notary.
Upon request of the appearing persons and according to the declarations made before me by the Parties represented, I, the Acting Notary, officially record the following:

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Sale and Transfer of GmbH Shares
PREAMBLE
     WHEREAS, Phelps Dodge Corporation, a New York corporation (“Phelps Dodge”), Columbian Chemicals Company, a Delaware corporation (“Columbian Chemicals”), Columbian Chemicals Acquisition LLC, a Delaware limited liability company (the “Parent”), and Columbian Chemicals Merger Sub, Inc., a Delaware corporation, have entered into a Master Agreement and Plan of Merger dated November 15, 2005 (the “Master Agreement”) (a copy of which is attached hereto as Exhibit E), providing, inter alia, for the sale and obligation to transfer of all shares in Columbian Chemicals Europa GmbH, a German Gesellschaft mit beschränkter Haftung, registered in the commercial register at the local court (Amtsgericht) Hannover under HRB 51259 (the “Company”), by Transferor to Transferee pursuant to Section 1.1 of the Master Agreement;
     WHEREAS, the Transferor owns one single share comprising the total nominal share capital of the Company in the amount of EUR 25,600 (the “Share”) which is fully paid up; and
     WHEREAS, the Transferor wishes to sell and transfer the Share to the Transferee, and the Transferee wishes to purchase and to accept the transfer of the Share from the Transferor in consummation of the Master Agreement;
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
SALE AND TRANSFER OF SHARES
     1.1 Sale and Purchase of Shares. Subject to the condition precedent under Section 5.1 hereof, the Transferor hereby sells to the Transferee, and the Transferee hereby purchases from the Transferor, the Share, in any event all of the shares of the Company, for a purchase price of $4,340,000, subject to adjustment pursuant to Section 4 of the Master Agreement (the “Purchase Price”).
     1.2 Assignment of Certain Payment Rights. The Transferor hereby assigns to Phelps Dodge all of its rights and obligations, if any, to receive and to pay, respectively, the amount of any adjustment to the Purchase Price, as determined in accordance with Section 4 of the Master Agreement.

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     1.3 Transfer of Shares. The Transferor hereby transfers to the Transferee, and the Transferee accepts such transfer from the Transferor, the Share, in any event all of the shares of the Company.
     1.4 Payment of Purchase Price. The Transferee will pay, on the Share Purchase Closing Date as defined in the Master Agreement (“Share Purchase Closing Date”), to the Transferor or to the Transferor’s designee, by wire transfer of immediately available funds to such account as shall be designated in writing by the Transferor to the Transferee at least two Business Days prior to the Share Purchase Closing Date, an amount equal to the Purchase Price.
ARTICLE II
DEFINITIONS
     2.1 Specific Definitions. As used in this Agreement, the following terms have the following meanings:
     Affiliate: with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person.
     Business Day: any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by law to be closed in Germany.
     Governmental Authority: any national government or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of Germany or any political subdivision thereof.
     Lien: any lien, security interest, adverse claim, charge or encumbrance.
     Material Adverse Effect: a material adverse effect on (a) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or (b) the ability of the Transferor to perform its obligations hereunder or to consummate the transactions contemplated hereby, other than any change or effect that results from or relates to: (x) the announcement by the Transferor of its intention to sell the Company, including any announcement related to the execution and delivery of this Agreement, (y) the consummation of the transactions contemplated by this Agreement or (z) changes in (i) economic, regulatory or political conditions (including, without limitation,

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acts of war, declared or undeclared, armed hostilities and terrorism), (ii) financial, securities or other market conditions affecting the industries in which the Company operates, and (iii) applicable law or regulations or accounting standards, principles or interpretations.
     Person: any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, Governmental Authority or other entity.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE TRANSFEROR
     The Transferor represents and warrants to the Transferee as follows:
     3.1 Corporate Status and Authority. The Transferor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own the Share and to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by the board of directors of the Transferor, which approval constitutes all necessary corporate action on the part of the Transferor for such authorization. This Agreement has been duly executed and delivered by the Transferor and constitutes the valid and binding obligation of the Transferor, enforceable against the Transferor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).
     3.2 No Conflicts, Consents and Approvals.
     (a) Neither the execution, delivery or performance of this Agreement by the Transferor nor the consummation of the transactions contemplated hereby will result in (i) any conflict with the certificate of incorporation or by-laws of the Transferor, (ii) any breach or violation of or default under any applicable statute, regulation, judgment, order or decree of any Governmental Authority or any mortgage, agreement, indenture or any other instrument to which the Transferor is a party or by which it or its properties or assets are bound, (iii) any Person being granted (with or without notice of lapse of time or both) any right of termination, cancellation, acceleration or modification in or with respect to any material agreement to which the Transferor is a party or by which it or its respective properties or assets are bound, or (iv) the creation or imposition of any Liens on the Share, except, in the case of clauses (ii) and (iii), as would not

5

reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
     3.3 Title to the Share and Capitalization. The Share is the only issued and outstanding share of the Company. The Transferor owns beneficially and of record the Share, free and clear of any Liens. The Share has been duly authorized and validly issued and is fully paid and non-assessable. There are no outstanding options, warrants, conversion or preemptive or other rights or agreements of any kind (other than this Agreement) for the purchase or acquisition from, or the sale or issuance by, the Transferor or the Company of any shares of capital stock, or any securities that are convertible into or exchangeable for shares, of the Company, and no authorization therefor has been given.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE TRANSFEREE
     The Transferee represents and warrants to the Transferor as follows:
     4.1 Corporate Status and Authority. The Transferee is a limited liability company duly formed and validly existing under the laws of Germany and has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Transferee have been duly authorized. This Agreement has been duly executed and delivered by the Transferee and constitutes the valid and binding obligation of the Transferee, enforceable against the Transferee in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).
     4.2 No Conflicts, Consents and Approvals.
     (a) The execution, delivery and performance of this Agreement by the Transferee will not result in (i) any conflict with [the organizational documents] of the Transferee, (ii) any breach or violation of or default under any applicable statute, regulation, judgment, order or decree of any Governmental Authority or any mortgage, agreement, indenture or any other instrument to which the Transferee is a party or by which the Transferee or any of its properties or assets are bound, or (iii) the creation or imposition of any Lien, except, in the case of clauses (ii) and (iii), where such breaches, violations or defaults and such Liens would not reasonably be expected, individually or in

6

the aggregate, to materially impair the ability of the Transferee to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.
     (b) No consent, approval or authorization of or filing with any Governmental Authority or Person is required on the part of the Transferee in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except filings, consents or approvals that, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Transferee to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.
     4.3 Purchase for Investment. The Transferee is acquiring the Share for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act of 1933, as amended (the “Securities Act”). The Transferee hereby acknowledges that the Share has not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration or an exemption therefrom under the Securities Act. The Transferee has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Share and is capable of bearing the economic risks of the transactions contemplated by this Agreement.
ARTICLE V
CONDITION PRECEDENT
     5.1 The sale and transfer of the Share pursuant to Sections 1.1 and 1.2 shall become legally effective under the sole condition precedent (aufschiebende Bedingung) that, and when, both of the following occurs:
     (a) The acting notary has received a telefax copy of a certificate, signed by the Transferor’s President, Executive Vice President or a Senior Vice President, stating that all of the Conditions to Obligations of the Parties and Conditions to Obligations of the Parent set forth in Sections 9.2 and 9.4, respectively, of the Master Agreement shall have been satisfied or waived. The Parties understand and agree that such certificate shall be deemed to have been delivered only in such officer’s capacity as an officer of the Transferor (and not in his or her individual capacity) and shall not entitle any party to assert a claim against such officer in his or her individual capacity.
     (b) The acting notary has received a telefax copy of a certificate, signed by the Transferee’s President, Executive Vice President or a Senior Vice President, stating that all of the Conditions to Obligations of the Parties and Conditions to Obligations of the Shareholder and Columbian Chemicals set forth in Sections 9.2 and 9.3, respectively, of

7

the Master Agreement shall have been satisfied or waived. The Parties understand and agree that such certificate shall be deemed to have been delivered only in such officer’s capacity as an officer of the Transferee (and not in his or her individual capacity) and shall not entitle any party to assert a claim against such officer in his or her individual capacity.
     5.2 Immediately upon receipt of the telefax copies of both such certificates, the acting notary shall confirm by telefax letter addressed to the Parties c/o Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022 [(telefax number in Closing room to be provided)] that the condition precedent pursuant to Article V, Section 5.1 of this Sale and Transfer Deed has been satisfied.
     5.3 After the sale and transfer of the Share has become legally effective pursuant to Section 5.1 above, (i) both Transferor and Transferee undertake to deliver a duplicate original copy of each of the certificates referred to in Section 5.1(a) and (b) above to the acting notary with the request to take it to his files, and (ii) the acting notary is hereby instructed to immediately notify in writing each Party hereto in accordance with Section 6.5, as well as the management of the Company of the transfer of the Share to the Transferee (§ 16 GmbH-Gesetz).
ARTICLE VI
GENERAL PROVISIONS
     6.1 Master Agreement. All matters not provided for herein shall, if provided for in the Master Agreement, be governed by the terms and conditions set forth therein.
     6.2 Remedies. For the avoidance of doubt and without limiting Section 3.1 hereto, the Parties expressly agree that the sole remedy for any controversy or claim arising out of or relating to this Sale and Transfer Deed or the transactions contemplated hereby shall be the recovery provided to them or their respective affiliates under the terms of the Master Agreement. Each Party expressly waives and foregoes the right to any other remedy arising out of or relating to this Sale and Transfer Deed or the transactions contemplated hereby.
     6.3 Further Actions. Each Party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.
     6.4 Termination. This Agreement shall terminate on the earlier of the date determined by written agreement of the parties hereto and the date of termination of the Master Agreement.

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     6.5 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if: (a) delivered personally, (b) sent by registered or certified mail in the United States, return receipt requested, (c) sent by reputable overnight air courier (such as DHL or Federal Express) or (d) sent by fax, as follows:
if to the Transferor, to:
[_____]
with a copy to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Fax: (212) 909-6836
Attention: Michael W. Blair, Esq.
if to the Transferee, to:
[_____]
with a copy to:
[_____]
or to such other address or to such other Person as either party hereto shall have last designated by notice to the other party.
     All such notices, requests, demands and other communications shall be deemed to have been received (w) if by personal delivery, on the next Business Day after such delivery, (x) if by registered or certified mail in the United States return receipt requested, on the seventh Business Day after the mailing thereof, (y) if by reputable overnight air courier, on the next Business Day after the mailing thereof or (z) if by fax, on the next Business Day following the day on which such fax was sent, provided that a copy is also sent by registered or certified mail, return receipt requested.
     6.6 Severability. If any provision of this Sale and Transfer Deed is or becomes invalid or unenforceable, in whole or in part, or if it contains a gap, this shall not affect the validity of the remaining provisions hereof. The Parties are obligated to cooperate in replacing the invalid or unenforceable provision by a valid or enforceable provision which most nearly achieves the commercial result of what was originally intended. In the event that there is a gap, the Parties are obligated to fill such a gap by a

9

provision which, had the parties been aware of such a gap, the parties would have reasonably inserted when entering into this Sale and Transfer Deed.
     6.7 Headings. The Section headings in this Sale and Transfer Deed are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. Any references to Sections or Schedules in this Sale and Transfer Deed shall refer to Sections of and Schedules to this Sale and Transfer Deed unless otherwise indicated.
     6.8 Certified Copies. A certified copy of this Sale and Transfer Deed shall be given to each of
•	the Transferor,

•	the Transferee,

•	the Company and

•	the German tax authorities.
     6.9 Governing Law. This Sale and Transfer Deed shall be governed by and construed in accordance with the substantive laws of Germany, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatory applicable by statute and would require the application of the laws of another jurisdiction.
ARTICLE VII
ADVICE BY THE NOTARY
The acting Notary has, in particular, advised the Parties on the following:
     7.1 All agreements must be officially recorded in a correct and complete manner; all agreements not so officially recorded may be null and void and can jeopardize the effectiveness of this Sale and Deed;
     7.2 A precondition to the acquisition of the share is that the Transferor is the lawful owners of the assigned Share; the law does not provide for an acquisition in good faith;

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     7.3 The Transferee shall be liable to the Company for any initial capital contribution which may not yet have been paid by any of the Transferors and/or any of the previous shareholders, and Transferors and Transferee are jointly and severally liable to the Company for any unpaid or unauthorizedly repaid share capital contributions.
     7.4 The Parties are apprised of the tax consequences and notification requirements.

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This Notarial Deed including all of the Exhibits hereto was read by the acting Notary to the appearing persons, approved by them, and signed by them and the Notary in their own hands as follows:
[Signatures]

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EXHIBIT E (Part II)
Notarial Deed
Transacted in [___] this  _____day of                      2005.
Before me, the undersigned Notary Public
[___]
with his offices at [ ______],
appeared today:
1.	Rechtsanwalt [___], born on [___], citizen of [___], with his business address at [___], [___], identified to the notary’s satisfaction by his valid passport No. [___],

according to his declarations in the following not acting in his own name, but without assuming any personal liability for and in the name of

Columbian Holding Company, a Delaware corporation with its registered office at 1800 West Oak Commons Court, Marietta, Georgia 30062 USA (the “Transferor”),

based upon a power of attorney dated [___] a certified copy of which is attached hereto as Exhibit A, and based upon a notarized certificate dated , attached hereto as Exhibit B.

2.	Rechtsanwalt [___], born on [___], citizen of [___], with his business address at [___], [___], identified to the notary’s satisfaction by his valid German passport No.[___],

according to his declarations in the following not acting in his own name, but without assuming any personal liability for and in the name of

[NewCo], a [German Gesellschaft mit beschränkter Haftung, with the principal place of business in , entered in the commercial register of the local court of under HRB ] (the “Transferee”),

based upon a power of attorney dated [___], a copy of which is attached hereto as Exhibit C and based upon a notarized certificate dated , attached hereto as Exhibit D.
The Transferor and the Transferee are together referred to as the “Parties”.
The appearing persons requested that this Deed be recorded in the English language with portions in German and that they are in sufficient command of the English language for these purposes. The acting Notary who himself is in sufficient command of the English language for these purposes also verified that the appearing persons have such sufficient command. The appearing persons expressly declined to have a German translation made of this Deed and also declined, upon specific advice of the Notary, to have a translator present during the recording.
The Notary advised the appearing persons that a notary who or whose partners in the law firm have formerly acted as legal advisors to one of the parties involved in the matter to be notarized would not be entitled to take office as a notary (Vorbefassungsverbot) in the matter at hand pursuant to Sec. 3 para. 1 no. 7 of the German Act on Notarization (Beurkundungsgesetz). The Notary states that he himself and his firm have not been involved in the matter at hand in the meaning of said provisions. The Parties hereto confirm such statement of the Notary.
Upon request of the appearing persons and according to the declarations made before me by the Parties represented, I, the Acting Notary, officially record the following:

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Sale and Transfer of GmbH Shares
PREAMBLE
     WHEREAS, Phelps Dodge Corporation, a New York corporation (“Phelps Dodge”), Columbian Chemicals Company, a Delaware corporation (“Columbian Chemicals”), Columbian Chemicals Acquisition LLC, a Delaware limited liability company (the “Parent”), and Columbian Chemicals Merger Sub, Inc., a Delaware corporation, have entered into a Master Agreement and Plan of Merger dated November 15, 2005 (the “Master Agreement”) (a copy of which is attached hereto as Exhibit E), providing, inter alia, for the sale and obligation to transfer of one share in Columbian Carbon Deutschland GmbH, a German Gesellschaft mit beschränkter Haftung, registered in the commercial register at the local court (Amtsgericht) Hannover under HRB 59870 (the “Company”), by Transferor to Transferee pursuant to Section 1.1 of the Master Agreement;
     WHEREAS, the Transferor owns one single share in the nominal amount of EUR 873,000 (the “Share”) representing approximately 10.005 % of the registered share capital of the Company in the total amount of EUR 8,725,500 which is fully paid up; and
     WHEREAS, the Transferor wishes to sell and transfer the Share to the Transferee, and the Transferee wishes to purchase and to accept the transfer of the Share from the Transferor in consummation of the Master Agreement;
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
SALE AND TRANSFER OF SHARES
     1.1 Sale and Purchase of Shares. Subject to the condition precedent under Section 5.1 hereof, the Transferor hereby sells to the Transferee, and the Transferee hereby purchases from the Transferor, the Share, in any event all of the shares of the Company, for a purchase price of US$4,890,000, subject to adjustment pursuant to Section 4 of the Master Agreement (the “Purchase Price”).
     1.2 Assignment of Certain Payment Rights. The Transferor hereby assigns to Phelps Dodge all of its rights and obligations, if any, to receive and to pay, respectively, the amount of any adjustment to the Purchase Price, as determined in accordance with Section 4 of the Master Agreement.

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     1.3 Transfer of Shares. The Transferor hereby transfers to the Transferee, and the Transferee accepts such transfer from the Transferor, the Share, in any event all of the shares of the Company.
     1.4 Payment of Purchase Price. The Transferee will pay, on the Share Purchase Closing Date as defined in the Master Agreement (“Share Purchase Closing Date”), to the Transferor or to the Transferor’s designee, by wire transfer of immediately available funds to such account as shall be designated in writing by the Transferor to the Transferee at least two Business Days prior to the Share Purchase Closing Date, an amount equal to the Purchase Price.
ARTICLE II
DEFINITIONS
     2.1 Specific Definitions. As used in this Agreement, the following terms have the following meanings:
     Affiliate: with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person.
     Business Day: any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by law to be closed in Germany.
     Governmental Authority: any national government or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of Germany or any political subdivision thereof.
     Lien: any lien, security interest, adverse claim, charge or encumbrance.
     Material Adverse Effect: a material adverse effect on (a) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or (b) the ability of the Transferor to perform its obligations hereunder or to consummate the transactions contemplated hereby, other than any change or effect that results from or relates to: (x) the announcement by the Transferor of its intention to sell the Company, including any announcement related to the execution and delivery of this Agreement, (y) the consummation of the transactions contemplated by this Agreement or (z) changes in (i) economic, regulatory or political conditions (including, without limitation,

4

acts of war, declared or undeclared, armed hostilities and terrorism), (ii) financial, securities or other market conditions affecting the industries in which the Company operates, and (iii) applicable law or regulations or accounting standards, principles or interpretations.
     Person: any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, Governmental Authority or other entity.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE TRANSFEROR
     The Transferor represents and warrants to the Transferee as follows:
     3.1 Corporate Status and Authority. The Transferor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own the Share and to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by the board of directors of the Transferor, which approval constitutes all necessary corporate action on the part of the Transferor for such authorization. This Agreement has been duly executed and delivered by the Transferor and constitutes the valid and binding obligation of the Transferor, enforceable against the Transferor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).
     3.2 No Conflicts, Consents and Approvals.
     (a) Neither the execution, delivery or performance of this Agreement by the Transferor nor the consummation of the transactions contemplated hereby will result in (i) any conflict with the certificate of incorporation or by-laws of the Transferor, (ii) any breach or violation of or default under any applicable statute, regulation, judgment, order or decree of any Governmental Authority or any mortgage, agreement, indenture or any other instrument to which the Transferor is a party or by which it or its properties or assets are bound, (iii) any Person being granted (with or without notice of lapse of time or both) any right of termination, cancellation, acceleration or modification in or with respect to any material agreement to which the Transferor is a party or by which it or its respective properties or assets are bound, or (iv) the creation or imposition of any Liens on the Share, except, in the case of clauses (ii) and (iii), as would not

5

reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
     3.3 Title to the Share and Capitalization. There are two issued and outstanding shares of the Company, one in the nominal amount of EUR 7,852,500 and one in the nominal amount of EUR 873,000, the latter being the Share as defined above. The Transferor owns beneficially and of record the Share, free and clear of any Liens. The Share has been duly authorized and validly issued and is fully paid and non-assessable. There are no outstanding options, warrants, conversion or preemptive or other rights or agreements of any kind (other than this Agreement) for the purchase or acquisition from, or the sale or issuance by, the Transferor or the Company of any shares of capital stock, or any securities that are convertible into or exchangeable for shares, of the Company, and no authorization therefor has been given.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE TRANSFEREE
     The Transferee represents and warrants to the Transferor as follows:
     4.1 Corporate Status and Authority. The Transferee is [a limited liability company duly formed and validly existing under the laws of Germany] and has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Transferee have been duly authorized. This Agreement has been duly executed and delivered by the Transferee and constitutes the valid and binding obligation of the Transferee, enforceable against the Transferee in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).
     4.2 No Conflicts, Consents and Approvals.
     (a) The execution, delivery and performance of this Agreement by the Transferee will not result in (i) any conflict with [the organizational documents] of the Transferee, (ii) any breach or violation of or default under any applicable statute, regulation, judgment, order or decree of any Governmental Authority or any mortgage, agreement, indenture or any other instrument to which the Transferee is a party or by which the Transferee or any of its properties or assets are bound, or (iii) the creation or imposition of any Lien, except, in the case of clauses (ii) and (iii), where such breaches, violations or defaults and such Liens would not reasonably be expected, individually or in

6

the aggregate, to materially impair the ability of the Transferee to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.
     (b) No consent, approval or authorization of or filing with any Governmental Authority or Person is required on the part of the Transferee in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except filings, consents or approvals that, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Transferee to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.
     4.3 Purchase for Investment. The Transferee is acquiring the Share for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act of 1933, as amended (the “Securities Act”). The Transferee hereby acknowledges that the Share has not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration or an exemption therefrom under the Securities Act. The Transferee has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Share and is capable of bearing the economic risks of the transactions contemplated by this Agreement.
ARTICLE V
CONDITION PRECEDENT
     5.1 The sale and transfer of the Share pursuant to Sections 1.1 and 1.2 shall become legally effective under the sole condition precedent (aufschiebende Bedingung) that, and when, both of the following occurs:
     (a) The acting notary has received a telefax copy of a certificate, signed by the Transferor’s President, Executive Vice President or a Senior Vice President, stating that all of the Conditions to Obligations of the Parties and Conditions to Obligations of the Parent set forth in Sections 9.2 and 9.4, respectively, of the Master Agreement shall have been satisfied or waived. The Parties understand and agree that such certificate shall be deemed to have been delivered only in such officer’s capacity as an officer of the Transferor (and not in his or her individual capacity) and shall not entitle any party to assert a claim against such officer in his or her individual capacity.
     (b) The acting notary has received a telefax copy of a certificate, signed by the Transferee’s President, Executive Vice President or a Senior Vice President, stating that all of the Conditions to Obligations of the Parties and Conditions to Obligations of the Shareholder and Columbian Chemicals set forth in Sections 9.2 and 9.3, respectively, of

7

the Master Agreement shall have been satisfied or waived. The Parties understand and agree that such certificate shall be deemed to have been delivered only in such officer’s capacity as an officer of the Transferee (and not in his or her individual capacity) and shall not entitle any party to assert a claim against such officer in his or her individual capacity.
     5.2 Immediately upon receipt of the telefax copies of both such certificates, the acting notary shall confirm by telefax letter addressed to the Parties c/o Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022 [(telefax number in Closing room to be provided)] that the condition precedent pursuant to Article V, Section 5.1 of this Sale and Transfer Deed has been satisfied.
     5.3 After the sale and transfer of the Share has become legally effective pursuant to Section 5.1 above, (i) both Transferor and Transferee undertake to deliver a duplicate original copy of each of the certificates referred to in Section 5.1(a) and (b) above to the acting notary with the request to take it to his files, and (ii) the acting notary is hereby instructed to immediately notify in writing each Party hereto in accordance with Section 6.5, as well as the management of the Company of the transfer of the Share to the Transferee (§ 16 GmbH-Gesetz).
ARTICLE VI
GENERAL PROVISIONS
     6.1 Master Agreement. All matters not provided for herein shall, if provided for in the Master Agreement, be governed by the terms and conditions set forth therein.
     6.2 Remedies. For the avoidance of doubt and without limiting Section 3.1 hereto, the Parties expressly agree that the sole remedy for any controversy or claim arising out of or relating to this Sale and Transfer Deed or the transactions contemplated hereby shall be the recovery provided to them or their respective affiliates under the terms of the Master Agreement. Each Party expressly waives and foregoes the right to any other remedy arising out of or relating to this Sale and Transfer Deed or the transactions contemplated hereby.
     6.3 Further Actions. Each Party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.
     6.4 Termination. This Agreement shall terminate on the earlier of the date determined by written agreement of the parties hereto and the date of termination of the Master Agreement.

8

     6.5 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if: (a) delivered personally, (b) sent by registered or certified mail in the United States, return receipt requested, (c) sent by reputable overnight air courier (such as DHL or Federal Express) or (d) sent by fax, as follows:
if to the Transferor, to:
[_____]
with a copy to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Fax: (212) 909-6836
Attention: Michael W. Blair, Esq.
if to the Transferee, to:
[_____]
with a copy to:
[_____]
or to such other address or to such other Person as either party hereto shall have last designated by notice to the other party.
     All such notices, requests, demands and other communications shall be deemed to have been received (w) if by personal delivery, on the next Business Day after such delivery, (x) if by registered or certified mail in the United States return receipt requested, on the seventh Business Day after the mailing thereof, (y) if by reputable overnight air courier, on the next Business Day after the mailing thereof or (z) if by fax, on the next Business Day following the day on which such fax was sent, provided that a copy is also sent by registered or certified mail, return receipt requested.
     6.6 Severability. If any provision of this Sale and Transfer Deed is or becomes invalid or unenforceable, in whole or in part, or if it contains a gap, this shall not affect the validity of the remaining provisions hereof. The Parties are obligated to cooperate in replacing the invalid or unenforceable provision by a valid or enforceable provision which most nearly achieves the commercial result of what was originally intended. In the event that there is a gap, the Parties are obligated to fill such a gap by a

9

provision which, had the parties been aware of such a gap, the parties would have reasonably inserted when entering into this Sale and Transfer Deed.
     6.7 Headings. The Section headings in this Sale and Transfer Deed are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. Any references to Sections or Schedules in this Sale and Transfer Deed shall refer to Sections of and Schedules to this Sale and Transfer Deed unless otherwise indicated.
     6.8 Certified Copies. A certified copy of this Sale and Transfer Deed shall be given to each of
•	the Transferor,

•	the Transferee,

•	the Company and

•	the German tax authorities.
     6.9 Governing Law. This Sale and Transfer Deed shall be governed by and construed in accordance with the substantive laws of Germany, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatory applicable by statute and would require the application of the laws of another jurisdiction.
ARTICLE VII
ADVICE BY THE NOTARY
The acting Notary has, in particular, advised the Parties on the following:
     7.1 All agreements must be officially recorded in a correct and complete manner; all agreements not so officially recorded may be null and void and can jeopardize the effectiveness of this Sale and Deed;
     7.2 A precondition to the acquisition of the share is that the Transferor is the lawful owners of the assigned Share; the law does not provide for an acquisition in good faith;

10

     7.3 The Transferee shall be liable to the Company for any initial capital contribution which may not yet have been paid by any of the Transferors and/or any of the previous shareholders, and Transferors and Transferee are jointly and severally liable to the Company for any unpaid or unauthorizedly repaid share capital contributions.
     7.4 The Parties are apprised of the tax consequences and notification requirements.

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This Notarial Deed including all of the Exhibits hereto was read by the acting Notary to the appearing persons, approved by them, and signed by them and the Notary in their own hands as follows:
[Signatures]

12

EXHIBIT F
     SHARE PURCHASE AGREEMENT, dated as of [                    ], 2005 (this “Agreement”), between COLUMBIAN INTERNATIONAL CHEMICALS CORPORATION, a company incorporated in Delaware whose registered office is at 1800 West Oak Commons Court, Marietta, Georgia 30062 USA (the “Seller”), and [ ], a company incorporated in [ ] whose registered office is at [ ] (the “Purchaser”).
W I T N E S S E T H:
     WHEREAS, Phelps Dodge Corporation, a New York corporation (“Phelps Dodge”), Columbian Chemicals Company, a Delaware corporation (“Columbian Chemicals”), Columbian Chemicals Acquisition LLC, a Delaware limited liability company (the “Parent”), and Columbian Chemicals Merger Sub, Inc., a Delaware corporation, have entered into a Master Agreement and Plan of Merger dated November 15, 2005 (the “Master Agreement”), providing, inter alia, for the sale of the entire issued share capital of Columbian (UK) Limited, a company incorporated in England (with company number 01418518) whose registered office is at Severn Road, Chittening, Bristol, BS11 0YU, United Kingdom (the “Company”), pursuant to Section 1.1 of the Master Agreement;
     WHEREAS, the Seller is the beneficial owner of all of the issued and outstanding share capital of the Company, consisting of 700,000 ordinary shares of £1 each (together the “Shares” and each a “Share”);
     WHEREAS, the Seller wishes to sell the Shares to the Purchaser, and the Purchaser wishes to purchase the Shares from the Sellers, on the terms and conditions and for the consideration set forth in this Agreement; and
     NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived therefrom, the parties hereto agree as follows:
ARTICLE I
SALE AND PURCHASE OF THE SHARES
     1.1 Sale and Purchase of the Shares. Subject to the terms and conditions hereof, at the Closing, the Seller will sell or procure the sale to the Purchaser, and the Purchaser will purchase from the Seller, all the Shares for a purchase price of $10,860,000, subject to adjustment pursuant to Section 4 of the Master Agreement (the “Purchase Price”).
     1.2 Assignment of Certain Payment Rights. The Seller hereby assigns to Phelps Dodge all of its rights and obligations, if any, to receive and to pay, respectively,

the amount of any adjustment to the Purchase Price, as determined in accordance with Section 4 of the Master Agreement.
     1.3 Closing. The closing of the sale and purchase of the Shares (the “Closing”) will take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022 (or such other place as the parties may agree), on the Share Purchase Closing Date as defined in the Master Agreement (the “Closing Date”).
     1.4 On or before the Closing:
     (a) the Seller shall procure the transfer to, and registration by, the Company1 of the single share in Sevalco Limited registered in the name of the Company and James P. Berresse;
     (b) the Seller will deliver to the Purchaser a duly executed transfer or transfers in respect of the Shares in favour of the Purchaser or such person as the Purchaser may nominate, together with the share certificate(s) in the name of the Seller (and, where applicable, James P. Berresse) relating to the same;
     (c) the Seller shall provide that the board of directors of the Company shall resolve by unanimous written consent that the transfer of the Shares shall be approved for registration and the Purchaser (or such person the Purchaser shall nominate) registered as the holder of the Shares in the Company’s register of members; and
     (d) the Purchaser will pay to the Seller or to the Seller’s designee, by wire transfer of immediately available funds to such account as shall be designated in writing by the Seller to the Purchaser at least two Business Days prior to the Closing Date, an amount equal to the Purchase Price.
ARTICLE II
DEFINITIONS
     2.1 Specific Definitions. As used in this Agreement, the following terms have the following meanings:

[1]	Transferee to be confirmed by the Purchaser.

2

     Affiliate: with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person.
     Business Day: any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by law to be closed in England.
     Governmental Authority: any national government or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United Kingdom or any political subdivision thereof.
     Lien: any lien, security interest, adverse claim, charge or encumbrance.
     Material Adverse Effect: a material adverse effect on (a) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or (b) the ability of the Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby, other than any change or effect that results from or relates to: (x) the announcement by the Seller of its intention to sell the Company, including any announcement related to the execution and delivery of this Agreement, (y) the consummation of the transactions contemplated by this Agreement or (z) changes in (i) economic, regulatory or political conditions (including, without limitation, acts of war, declared or undeclared, armed hostilities and terrorism), (ii) financial, securities or other market conditions affecting the industries in which the Company operates, and (iii) applicable law or regulations or accounting standards, principles or interpretations.
     Person: any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, Governmental Authority or other entity.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     The Seller represents and warrants to the Purchaser as follows:
     3.1 Corporate Status and Authority. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of

3

Delaware and has the corporate power and authority to own the Shares and to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by the board of directors of the Seller, which approval constitutes all necessary corporate action on the part of the Seller for such authorization. This Agreement has been duly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).
     3.2 No Conflicts, Consents and Approvals.
     (a) Neither the execution, delivery or performance of this Agreement by the Seller nor the consummation of the transactions contemplated hereby will result in (i) any conflict with the certificate of incorporation or by-laws of the Seller, (ii) any breach or violation of or default under any applicable statute, regulation, judgment, order or decree of any Governmental Authority or any mortgage, agreement, indenture or any other instrument to which the Seller is a party or by which it or its properties or assets are bound, (iii) any Person being granted (with or without notice of lapse of time or both) any right of termination, cancellation, acceleration or modification in or with respect to any material agreement to which the Seller is a party or by which it or its respective properties or assets are bound, or (iv) the creation or imposition of any Liens on the Shares, except, in the case of clauses (ii) and (iii), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
     (b) [No material consent, approval or authorization of or filing with any Governmental Authority or Person is required on the part of the Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.]2
     3.3 Title to the Shares and Capitalization. The Shares are the only issued and outstanding shares of the Company. The Seller owns beneficially and of record the Shares, free and clear of any Liens. The Shares have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, conversion or preemptive or other rights or agreements of any kind (other than this Agreement) for the purchase or acquisition from, or the sale or issuance by, the Seller or the Company of any shares of capital stock, or any securities that are convertible into or exchangeable for shares, of the Company, and no authorization therefor has been given.

[2]	TBC

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser represents and warrants to the Seller as follows:
     4.1 Corporate Status and Authority. The Purchaser is a [                    ] duly [                    ], validly existing and in good standing under the laws of [                    ] and has the [                    ] power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by [the board of directors of the Purchaser, which approval constitutes all necessary corporate action on the part of the Purchaser for such authorization]. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).
     4.2 No Conflicts, Consents and Approvals.
     (a) The execution, delivery and performance of this Agreement by the Purchaser will not result in (i) any conflict with [the organizational documents] of the Purchaser, (ii) any breach or violation of or default under any applicable statute, regulation, judgment, order or decree of any Governmental Authority or any mortgage, agreement, indenture or any other instrument to which the Purchaser is a party or by which the Purchaser or any of its properties or assets are bound, or (iii) the creation or imposition of any Lien, except, in the case of clauses (ii) and (iii), where such breaches, violations or defaults and such Liens would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Purchaser to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.
     (b) No consent, approval or authorization of or filing with any Governmental Authority or Person is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except filings, consents or approvals that, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Purchaser to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.
     4.3 Purchase for Investment. The Purchaser is acquiring the Shares for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act of 1933, as amended (the “Securities Act”). The

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Purchaser hereby acknowledges that the Shares have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration or an exemption therefrom under the Securities Act. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of the transactions contemplated by this Agreement.
ARTICLE V
CONDITIONS TO CLOSING
     5.1 Conditions to the Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Purchaser on or prior to the Closing Date of each of the following conditions:
     (a) Each of the representations and warranties of the Seller contained in Article III shall be true and correct in all respects, if qualified by materiality, and shall be true and correct in all material respects, if not qualified by materiality, at and as of the Closing Date with the same effect as though made at and as of such time. The Seller shall have duly performed and complied in all material respects with all covenants contained herein required to be performed or complied with by it at or before the Closing Date.
     (b) All of the Conditions to Obligations of the Parties and Conditions to Obligations of the Parent set forth in Sections 9.2 and 9.4, respectively, of the Master Agreement shall have been satisfied or waived.
     (c) The Seller shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by its President, Executive Vice President or a Senior Vice President, as to the fulfillment of the conditions set forth in Section 5.1(a) and 5.1(b), it being understood that such certificate shall be deemed to have been delivered only in such officer’s capacity as an officer of the Seller (and not in his or her individual capacity) and shall not entitle any party to assert a claim against such officer in his or her individual capacity.
     5.2 Conditions to the Obligation of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Seller on or prior to the Closing Date of each of the following conditions:
     (a) Each of the representations and warranties of the Purchaser contained in Article IV shall be true and correct in all respects, if qualified by materiality, and shall be true and correct in all material respects, if not qualified

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by materiality, at and as of the Closing Date with the same effect as though made at and as of such time. The Purchaser shall have duly performed and complied in all material respects with all covenants contained herein required to be performed or complied with by it at or before the Closing Date.
     (b) All of the Conditions to Obligations of the Parties and Conditions to Obligations of the Shareholder and Columbian Chemicals set forth in Sections 9.2 and 9.3, respectively, of the Master Agreement shall have been satisfied or waived.
     (c) The Purchaser shall have delivered to the Seller a certificate, dated the Closing Date and signed by its President or a Senior Vice President, as to the fulfillment of the conditions set forth in Section 5.2(a) and 5.2(b), it being understood that such certificate shall be deemed to have been delivered only in such officer’s capacity as an officer of the Purchaser (and not in his or her individual capacity) and shall not entitle any party to assert a claim against such officer in his or her individual capacity.
ARTICLE VI
NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES
     6.1 No Survival of Representations and Warranties. The representations, warranties and covenants of the Seller and the Purchaser contained in this Agreement or in any certificate delivered in connection with this Agreement shall not survive the Closing, and any and all breaches of such representations, warranties and covenants shall be deemed waived as of the Closing.
ARTICLE VII
GENERAL PROVISIONS
     7.1 Master Agreement. All matters not provided for herein shall, if provided for in the Master Agreement, be governed by the terms and conditions set forth therein. In the event of conflict between this Agreement and the Master Agreement, the Master Agreement shall take precedence.
     7.2 Remedies. For the avoidance of doubt, the parties to this Agreement expressly agree that the sole remedy for any controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby shall be the recovery provided under the terms of the Master Agreement. Each party expressly waives and

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foregoes the right to any other remedy arising out of or relating to this Agreement or the transactions contemplated hereby.
     7.3 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.
     7.4 Termination. This Agreement shall terminate on the earlier of the date determined by written agreement of the parties hereto and the date of termination of the Master Agreement.
     7.5 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if: (a) delivered personally, (b) sent by registered or certified mail in the United States, return receipt requested, (c) sent by reputable overnight air courier (such as DHL or Federal Express) or (d) sent by fax, as follows:
if to the Seller, to:
[                    ]
with a copy to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Fax: (212) 909-6836
Attention: Michael W. Blair, Esq.
if to the Purchaser:
[                    ]
with a copy to:
[                    ]
or to such other address or to such other Person as either party hereto shall have last designated by notice to the other party.
     All such notices, requests, demands and other communications shall be deemed to have been received (w) if by personal delivery, on the next Business Day after such delivery, (x) if by registered or certified mail in the United States return receipt requested, on the seventh Business Day after the mailing thereof, (y) if by reputable overnight air

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courier, on the next Business Day after the mailing thereof or (z) if by fax, on the next Business Day following the day on which such fax was sent, provided that a copy is also sent by registered or certified mail, return receipt requested.
     7.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by either party hereto without the prior written consent of the other party and any purported assignment or other transfer without such consent shall be void and unenforceable.
     7.7 Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time by the party entitled to the benefits thereof.
     7.8 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.
     7.9 Headings. The Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. Any references to Sections in this Agreement shall refer to Sections of this Agreement unless otherwise indicated.
     7.10 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile), and by the parties on separate counterparts, but shall not be effective until both parties have executed at least one counterpart. Each counterpart shall constitute an original of the Agreement, but all the counterparts shall together constitute one and the same instrument.
     7.11 Governing Law. This Agreement is governed by, and shall be construed in accordance with, the laws of England and Wales.

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     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

COLUMBIAN INTERNATIONAL CHEMICALS CORPORATION

By

Name:
Title:

[PURCHASER]

By:

Name:
Title:

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EXHIBIT G
TRANSITION SERVICES AGREEMENT
     This TRANSITION SERVICES AGREEMENT (the “Agreement”), dated as of [___], 2005, is entered into by Columbian Chemicals Company, a Delaware corporation (the “Company”), and Phelps Dodge Corporation, a New York corporation (the “Provider”). The Company and the Provider are referred to herein collectively as “Parties” and each individually as a “Party.”
RECITALS
     A. The Company was a wholly-owned subsidiary of the Provider prior to the date of the closing (the “Closing Date”) under the Master Agreement and Plan of Merger, dated as of November 15, 2005, between the Provider, the Company, Columbian Chemicals Acquisition LLC, and Columbian Chemicals Merger Sub, Inc. (the “Purchase Agreement”) (capitalized terms used herein and not defined shall have the meanings set forth in the Purchase Agreement);
     B. The Provider or one or more of its Affiliates has historically provided certain human resources, information technology and finance services to the Company Group;
     C. For a period of time following the Closing Date, the Company will require the Provider or one or more of its Affiliates to continue providing certain services to the Company Group, during which period the Company Group will undertake such measures as are required to become fully independent of the Provider and its Affiliates; and
     D. The Provider has agreed to perform and to cause its Affiliates to perform such services for the Company Group following the Closing Date on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and agreements set forth in this Agreement and the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
ARTICLE I
SERVICES
     Section 1.1 Services.
     (a) During the Term (as defined below), the Provider shall, or shall cause one or more of its Affiliates to, provide or cause to be provided to the Company Group the human resources services, information technology services and finance related services specified on Exhibit A hereto (the “Services”), in each case for the respective periods set forth opposite such Services on Exhibit A hereto (each a “Service Term”).
     (b) The Provider shall perform the Services hereunder in accordance with applicable law. The Provider shall use commercially reasonable efforts to obtain, and the Company agrees to provide commercially reasonable assistance at the request of the Provider in obtaining, any waivers, permits, consents or sublicenses (collectively, “Consents”) that may be required with respect to agreements with third-party vendors in order to provide any of the Services hereunder; provided that (i) the Company shall pay, or reimburse the Provider for, all costs relating to obtaining such Consents (including, without limitation, any license fees to third party vendors) and (ii) the Provider shall be under no obligation to provide any Service hereunder if it is unable, after using commercially reasonable efforts, to obtain a Consent necessary for the Provider to provide such Service.
     Section 1.2 Discontinuation or Extension of Services. The Company may discontinue receiving any or all of the Services by giving the Provider at least thirty (30) days’ prior written notice, which notice shall specify the date as of which any such Services shall be discontinued, provided, that the Company shall not, without the written consent of the Provider, be permitted to discontinue use of one or more Services without discontinuing use of all related Services for which a single Service Fee is provided in Exhibit A. Exhibit A hereto shall be deemed automatically amended to delete such Services as of such date, and this Agreement shall be of no further force and effect with respect to such Services, except as to obligations that accrued prior to the date of discontinuation of such Services and obligations that survive a termination as set forth in Section 6.4; provided that, upon the request of the Provider, the Company shall promptly reimburse the Provider for (i) the Provider’s reasonable out-of-pocket fees and expenses payable to third party service providers, licensors or vendors and (ii) any other reasonable out-of-pocket expenses incurred by the Provider or its Affiliates in providing or discontinuing such Services. The Company may request the extension of a Service Term for any Service upon thirty (30) days’ prior written notice, which notice shall specify the date until which the applicable Services will be provided, provided that no Service Term shall extend beyond the Term of this Agreement.
     Section 1.3 Change in Services. The Parties acknowledge the transitional nature of the Services and agree that the Provider may make changes from time to time in the manner of performing the Services, including, without limitation, that the Provider may modify or change the specifications of any Services involving systems and associated computer programs, products, equipment and services from time to time for operational and other reasons. The Provider shall use its commercially reasonable efforts to (i) inform the Company five (5) Business Days in advance of any such modifications and changes, (ii) mitigate any adverse effects on the Company’s operations due to such modifications and changes, and (iii) perform, where reasonably practicable, testing of any such modifications or changes consistent with current practices in advance of making any such modifications or changes. The Provider may in its reasonable discretion suspend the provision of Services (or any part thereof) for reasons of modification or preventative or emergency maintenance. The Provider shall use its commercially reasonable efforts to inform the Company five (5) Business Days in advance of any such suspension and shall cooperate with the Company to mitigate any adverse effects on the Company’s operations due to such suspension. In the event the Company requests the provision of services not set forth in Exhibit A, the parties shall use good faith efforts to accommodate such request and enter into a mutually agreeable amendment to this Agreement to include such requested services, to the extent such requested services are consistent with services customarily provided by the Provider to the Company prior to the execution of this Agreement as part of the Phelps Dodge Program Management Office.

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     Section 1.4 Standard of Performance. In performing the Services, the Provider shall use at least the same degree of care, skill and diligence with which the Provider performs, or causes to be performed, such Services for itself and its Affiliates, consistent with past practices.
     Section 1.5 Independent Contractor. For all purposes hereof, the Provider shall at all times act as an independent contractor and shall have no authority to represent the Company Group in any way or otherwise be deemed an agent, employee, representative, joint venturer or fiduciary of the Company. The Company Group shall not declare or represent to any third party that the Provider shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any undertaking, on behalf of the Company Group in any way whatsoever.
ARTICLE II
COMPENSATION
     Section 2.1 Costs and Expenses. During the Term, the Company shall pay the fees for each Service received by it during a calendar month as set forth for each Service on Exhibit A hereto, provided, that in the event any such Service is provided by an entity other than the Provider or one of its Affiliates the fee for such Service received during such calendar month shall be the costs paid by the Provider to such entity for such services (the “Service Fees”), and provided further that, in the event the Term is extended pursuant to Section 6.2 hereof, the Company shall pay an additional 10% over the applicable Service Fee for each monthly period of such extension, on a compounded basis. In addition, the Company shall pay certain one-time fees in the amounts set forth in Exhibit A for certain transition services provided to the Company. Provider acknowledges that the Service Fees include all of Provider’s costs and expenses in providing the Services; provided, that Company shall reimburse the Provider for any reasonable out-of-pocket fees and expenses incurred by the Provider or its Affiliates in providing any Services including incremental Consent and license fees paid to third-party licensors and vendors in connection with resources provided to the Company to the extent not otherwise included in the Service Fees (the “Reimbursable Costs”). The Company shall be solely responsible for the payment of all insurance premiums, taxes and associated fees related to insurance coverage placed on its behalf.
     Section 2.2 Taxes. The Company shall reimburse the Provider for any sales tax, use tax, value-added tax, goods and services tax or similar tax (but excluding any Tax based upon the net income of the Provider and any Taxes otherwise incorporated into the Services Fees paid by the Company, which shall be paid by the Provider) (“Taxes”) payable with respect to the provision of Services, which shall be separately stated on the relevant invoice. The Provider shall be responsible for paying any such Taxes to the appropriate taxing authority.
ARTICLE III
PAYMENT
     Section 3.1 Payment. The Provider shall submit invoices to the Company for the Service Fees, Reimbursable Costs and applicable Taxes, together with appropriate supporting

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documentation, monthly in advance, except for (i) certain one-time fees for certain transition services as set forth in Exhibit A to be invoiced by the Provider upon completion of such services, and (ii) all fees for Services charged at an hourly rate, to be invoiced by the Provider monthly in arrears. The Company shall remit payment for Services so invoiced by wire transfer of immediately available funds to the account specified in the invoice within fifteen (15) days after receipt of the invoice. Each invoice shall set forth separately for the period covered by such invoice: (a) the Services rendered by the Provider, (b) the applicable Service Fees and Reimbursable Costs, and (c) copies of invoices for out of pocket expenses for services provided by third parties. If all or any portion of such payment is not made when due, the overdue amount shall bear interest from the date such amount is due until it is paid in full, at an interest rate equal to 18% per annum.
ARTICLE IV
TRANSITION
     Section 4.1 System Transition. The Company agrees to use its commercially reasonable efforts to end its use of each of the Services prior to the expiration of the period applicable to such Service on Exhibit A hereto. Without limiting the foregoing, the Provider agrees to use its commercially reasonable efforts to assist the Company to exit from the Provider’s systems, as applicable, provided that the Company pays the Provider for such support at the Provider’s then-current rates or, if the Provider does not have established rates for such support, the Company shall reimburse the Provider for its actual costs incurred in providing such support.
ARTICLE V
INTELLECTUAL PROPERTY
     Section 5.1 Title to Intellectual Property. The Parties agree that all intellectual property and data of the Company made available to the Provider in connection with the Services, all derivative works, additions, modifications or enhancements thereof created by the Provider pursuant to this Agreement, and all intellectual property and data developed or produced by the Provider or its Affiliates in connection with this Agreement is and shall remain the sole property of the Company. To the extent that the Provider uses its own or third-party intellectual property in connection with providing the Services, such intellectual property, and any derivative works, additions, modifications or enhancements thereof created during the term hereof shall remain the sole property of Provider or the third party.
ARTICLE VI
TERM AND TERMINATION
     Section 6.1 Term. The term of this Agreement shall commence on the Closing Date and end nine (9) months thereafter, unless extended pursuant to Section 6.2 (the original period or the extended period, as applicable, the “Term”). Notwithstanding the foregoing, if all

4

Services to be provided hereunder are discontinued pursuant to Section 1.2 prior to the end of the Term, the Term shall end on the date the last such Service is discontinued.
     Section 6.2 Extension. Absent the written agreement of the Provider to provide any Services after (i) the expiration of the Term or (ii) the date of discontinuation of such services pursuant to Section 1.2, the Provider shall have no further obligation to provide such services after such dates. Not less than sixty (60) days prior to the expiration of the initial Term (or thirty (30)) days prior to the expiration of any extension thereof), the Company may request in writing an extension of the Term with respect to all or any portion of the Services for an additional one (1) month period, provided that such extensions shall not exceed three (3) months in the aggregate. In the event that the Provider agrees in writing to such an extension of the Term with respect to all or any portion of such Services, the amount of the fees payable pursuant to Section 2.1 for the provision of any Services to be provided hereunder during such agreed-upon extension shall be increased by 10% for each monthly period of such extension, on a compounded basis, and the Company, in addition to its other obligations under this Agreement, shall be solely responsible for any actual and reasonable additional employee retention costs of the Provider or its Affiliates necessitated by such extension and all costs incurred in obtaining any Consents (including license fees) required for such extended provision of such Services to the Company.
     Section 6.3 Termination for Cause. Either party (the “Terminating Party”) may terminate this Agreement with immediate effect by written notice to the other Party (the “Other Party”) on or at any time after the occurrence of any of the following events:
     (a) the Other Party is in default of any of its material obligations under this Agreement and (if the breach is capable of remedy) has failed to remedy the breach within thirty (30) days after receipt of a written notice from the Terminating Party with respect thereto;
     (b) the Other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; and
     (c) an involuntary case or other proceeding shall be commenced against the Other Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against the Other Party.
     Section 6.4 Survival. Section 1.1(a) (Services) (to the extent of amounts accrued prior to termination or expiration), Article II (Compensation) (to the extent of amounts accrued prior to

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termination or expiration), Section 3.1 (Payment) (to the extent of amounts accrued prior to termination or expiration), Section 5.1 (Intellectual Property), this Section 6.4 (Survival), Article VII (Confidentiality; Systems Security), Article VIII (Indemnity; Limitation of Liability; Certain Waivers), and Article IX (Miscellaneous) shall survive the termination or expiration of this Agreement.
ARTICLE VII
CONFIDENTIALITY; SYSTEMS SECURITY
     Section 7.1 Confidentiality.
     (a) Except as otherwise provided in this Agreement, (a) the Provider shall, and shall cause its Affiliates (and their respective accountants, counsel, consultants and agents to whom they disclose such information), to keep confidential all information provided by the Company to the Provider in order to perform the Services, and (b) the Company shall, and shall cause its Affiliates (and their respective accountants, counsel, consultants and agents to whom they disclose such information), to keep confidential all information relating to the Provider or its Affiliates that it receives in connection with the performance of the Services that relates to the Provider or its Affiliates, other than any information solely related to the members of the Company Group or their respective assets.
     (b) The provisions of this Section 7.1 shall not apply to the disclosure by either Party or their respective Affiliates of any information, documents or materials (i) that are or become publicly available, other than by reason of a breach of this Section 7.1 by such Party or any of its Affiliates, (ii) received from a third party not bound by any confidentiality agreement with the non-disclosing Party, (iii) required by applicable law to be disclosed by such Party, or (iv) necessary to establish such Party’s rights under this Agreement or the Purchase Agreement, provided that in the case of clauses (iii) and (iv), the person intending to make disclosure of confidential information shall promptly notify the Party to whom it is obligated to keep such information confidential and, to the extent practicable, provide such Party a reasonable opportunity to prevent public disclosure of such information.
     (c) With regard to confidential information concerning the software of third parties with which the Provider conducts business that is included in or related to the Services, the Company agrees to execute and deliver any other documents or take any actions that are reasonably required by any vendor or licensor of such software in order to access and use such vendor’s software in connection with such vendor’s contracts with the Provider, including abiding by the terms and conditions of any such software license agreements.
     Section 7.2 Systems Security. If the Company shall receive access to any of the Provider’s computer facilities, system(s), networks (voice or data) or software (“Systems”) in connection with performance of the Services, the Company shall comply with all system security policies, procedures and requirements that may be provided by the Provider to the Company in writing from time to time (the “Security Regulations”) and shall not tamper with, compromise or circumvent any security or audit measures employed by the Provider. Any employees of the Company that are expected to be given access to the Provider’s Systems may be required to

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execute a separate system access agreement. The Company shall ensure that only such Company employees who are specifically authorized to gain access to the Provider’s Systems will gain such access and shall prevent unauthorized destruction, alteration or loss of information contained therein by any Company employee. If at any time the Provider determines that any personnel of the Company has sought to circumvent or has circumvented the Provider’s Security Regulations or that an unauthorized person has accessed or may access the Provider’s Systems or a person has engaged in activities that may lead to the unauthorized access, destruction or alteration or loss of data, information or software, the Provider shall immediately terminate any such person’s access to the Systems and immediately notify the Company. In addition, a material failure to comply with the Provider’s Security Regulations shall be a breach of this Agreement, in which case, the Provider shall notify the Company and both Parties shall work together to rectify said breach. If the Parties do not rectify the breach within thirty (30) days from its occurrence, the Provider shall be entitled to immediately terminate the Services to which the breach relates.
ARTICLE VIII
INDEMNITY; LIMITATION OF LIABILITY
     Section 8.1 Indemnity.
     (a) The Company shall indemnify, hold harmless and, at the Provider’s option, defend, the Provider and its Affiliates, against all claims, liabilities, damages, losses or expenses (“Losses”) to the extent incurred in connection with a claim by a third party arising out of the performance by the Provider or any Affiliate of any Service.
     (b) The Provider shall indemnify and hold harmless and, at the Company’s option, defend the Company, against all Losses to the extent arising out of a claim by a third party arising out of the gross negligence or willful misconduct of the Provider or its Affiliates in their performance of the Services.
     (c) The rights of either Party to indemnification under this Section 8.1 shall be limited by the amount of any Losses incurred by a Party and shall be reduced by the net amount such Party recovers (after deducting all attorneys’ fees, expenses and other costs of recovery) from any insurer or other party liable for such Losses. Each Party shall use reasonable efforts to effect any such recovery.
     Section 8.2 Limitation of Liability; Certain Waivers.
     (a) THE LIABILITY OF THE PROVIDER OR ITS AFFILIATES TO THE COMPANY OR ANY THIRD PARTIES IN CONNECTION WITH THE PERFORMANCE, DELIVERY OR PROVISION OF ANY SERVICES HEREUNDER SHALL BE LIMITED TO THE LOSSES OF THE COMPANY ARISING FROM THE PROVIDER’S OR ITS AFFILIATES’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, BUT IN NO EVENT SHALL SUCH LIABILITY OR ANY LIABILITY OF THE PROVIDER HEREUNDER BE GREATER THAN THE TOTAL FEES PAID HEREUNDER. IN NO EVENT SHALL

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EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, LOST PROFITS, PUNITIVE OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF, OR RESULTING FROM, ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THE SERVICES, WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE, GROSS NEGLIGENCE, CONTRIBUTION OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES, PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT APPLY WHERE SUCH DAMAGES ARE RECOVERED FROM AN INDEMNIFIED PARTY BY A THIRD PARTY.
     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SERVICES OR THIS AGREEMENT.
     (c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO ANY OF THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.2.
     Section 8.3 Disclaimer of Warranties. NO WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, ARE MADE OR CREATED BETWEEN THE PARTIES, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Modification; Waiver. This Agreement may be modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to its benefits.
     Section 9.2 Entire Agreement. This Agreement, including the Exhibits hereto, contains the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior agreements, understandings, statements, representations and

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warranties, oral or written, express or implied, between the Parties and their respective Affiliates, representatives and agents in respect of the subject matter of this Agreement.
     Section 9.3 Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given if delivered in accordance with Section 13.8 of the Purchase Agreement.
     Section 9.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by either Party without the prior written consent of the other Party and any purported assignment or other transfer without such consent shall be void and unenforceable, except that either Party may assign this Agreement to any of its Affiliates without the consent of the other Party; provided that no such assignment shall in any way affect the obligations or liabilities of the assigning Party under this Agreement which shall remain in effect notwithstanding such assignment. Except as otherwise provided herein, nothing in this Agreement shall confer any rights upon any Person that is not a party or a successor or permitted assignee of a Party.
     Section 9.5 Headings; Counterparts. The headings in this Agreement are for convenience of reference only and will not affect the construction of any provisions hereof. This Agreement may be executed in counterparts, both of which shall constitute one and the same instrument. All of such counterparts shall be considered originals and shall become effective when one or more of such counterparts have been signed by each Party and delivered to the other Party by facsimile or otherwise.
     Section 9.6 Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.
     Section 9.7 Consent to Jurisdiction.
     (a) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement or for recognition or enforcement of any judgment relating to this Agreement, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the Parties agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     (b) Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any New York State or Federal court.

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Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (c) Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.3. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law.
     Section 9.8 Force Majeure. If either Party is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, or other acts of God, strike, lockout or other labor trouble, any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental authority, riot, war, terrorist act, rebellion, or other causes beyond the reasonable control of such Party (each, a “Force Majeure”), such inability to comply shall not be deemed a breach of this Agreement but such compliance shall be resumed as soon as legally and practically possible after termination of the Force Majeure.
     Section 9.9 Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.
     Section 9.10 Interpretation. This Agreement shall be fairly interpreted in accordance with its terms and without strict construction in favor of or against either Party based on the identity of the drafter of this Agreement or any term or provision of it.
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     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

COLUMBIAN CHEMICALS COMPANY

By:
Title:

PHELPS DODGE CORPORATION

By:
Title:

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